Form 10-K, Exhibit 13
period 1995-09-30
THERMO POWER CORP
filed 1995-12-06
CIK 813895

Exhibit 13
























                            THERMO POWER CORPORATION

           Consolidated Financial Statements as of September 30, 1995
PAGE

   Thermo Power Corporation
   Consolidated Statement of Income



                                                    Year Ended
                                     ---------------------------------------
   (In thousands except              September 30,   October 1,   October 2,
   per share amounts)                         1995         1994         1993
   -------------------------------------------------------------------------

   Revenues (Note 11)                    $103,255     $ 89,334      $ 75,429
                                         --------     --------      --------

   Costs and Operating Expenses:
    Cost of revenues                       79,823       70,026        60,855
    Selling, general and administrative
     expenses (Note 8)                     15,886       14,203        11,846
    Research and development expenses       3,065        1,622           995
                                         --------     --------      --------
                                           98,774       85,851        73,696
                                         --------     --------      --------

   Operating Income                         4,481        3,483         1,733

   Interest Income                          1,919        1,278         1,161
   Interest Expense (includes $37 and
    $307 to parent company in fiscal
    1994 and 1993)                            (23)         (61)         (342)
   Gain on Sale of Investments, Net
    (includes $768, $616 and $404 on
    sale of related party investments)
    (Note 8)                                  730          582           576
                                         --------     --------      --------

   Income Before Provision for Income
    Taxes and Minority Interest             7,107        5,282         3,128
   Provision for Income Taxes (Note 7)      2,737        2,034         1,205
   Minority Interest Expense                  182            -             -
                                         --------     --------      --------

   Net Income                            $  4,188     $  3,248      $  1,923
                                         ========     ========      ========

   Earnings per Share                    $    .34     $    .26      $    .18
                                         ========     ========      ========

   Weighted Average Shares                 12,372       12,291        10,676
                                         ========     ========      ========

   The accompanying notes are an integral part of these consolidated financial statements.






                                        2PAGE

   Thermo Power Corporation
   Consolidated Balance Sheet



                                                 September 30,    October 1,
   (In thousands)                                         1995          1994
   -------------------------------------------------------------------------

   Assets
   Current Assets:
    Cash and cash equivalents                         $ 23,504      $  7,474
    Available-for-sale investments, at quoted
     market value (amortized cost of $10,624)
     (includes $429 of related party investments)
     (Notes 2 and 8)                                    10,666             -
    Short-term investments, at cost (quoted market
     value of $20,723) (includes $800 of related
     party investments)                                      -        20,405
    Accounts receivable, less allowances of $530
     and $590                                           18,203        13,638
    Unbilled contract costs and fees                     6,228         5,236
    Inventories                                         22,249        14,862
    Prepaid income taxes (Note 7)                        3,213         3,003
    Other current assets                                   752           135
                                                      --------      --------
                                                        84,815        64,753
                                                      --------      --------
   Rental Assets, at Cost, Net                           6,406         4,195
                                                      --------      --------
   Property, Plant and Equipment, at Cost, Net           8,467         7,679
                                                      --------      --------
   Long-term Available-for-sale Investments,
    at Quoted Market Value (amortized cost of $471)
    (includes $339 invested in parent company common
    stock) (Notes 2 and 8)                                 733             -
                                                      --------      --------
   Long-term Investments, at Cost (quoted market
    value of $565) (includes $18 invested in parent
    company common stock)                                    -           471
                                                      --------      --------
   Other Assets                                            223             -
                                                      --------      --------
   Cost in Excess of Net Assets of Acquired
    Companies (Note 3)                                   7,773         5,523
                                                      --------      --------
                                                      $108,417      $ 82,621
                                                      ========      ========







                                        3PAGE

   Thermo Power Corporation
   Consolidated Balance Sheet (continued)



                                                 September 30,    October 1,
   (In thousands except share amounts)                    1995          1994
   -------------------------------------------------------------------------

   Liabilities and Shareholders' Investment
   Current Liabilities:
    Accounts payable                                  $ 13,262      $  9,929
    Accrued payroll and employee benefits                2,732         2,466
    Customer advances                                      971         1,139
    Accrued warranty costs                               2,100         3,368
    Accrued income taxes                                 1,368           924
    Other accrued expenses                               4,242         3,510
    Due to Thermo Electron Corporation and
     affiliated companies                                    -           274
                                                      --------      --------
                                                        24,675        21,610
                                                      --------      --------
   Deferred Income Taxes (Note 7)                          118           192
                                                      --------      --------
   Long-term Obligations (Note 10)                         364           344
                                                      --------      --------

   Commitments (Notes 8 and 9)

   Common Stock of Subsidiary Subject to Redemption
    ($18,450 redemption value) (Note 1)                 17,435             -
                                                      --------      --------

   Shareholders' Investment (Notes 4 and 5):
    Common stock, $.10 par value, 30,000,000 shares
     authorized; 12,478,544 and 12,425,273 shares
     issued                                              1,248         1,243
    Capital in excess of par value                      53,898        53,211
    Retained earnings                                   10,822         6,634
    Treasury stock at cost, 49,758 and 121,140 shares     (341)         (613)
    Net unrealized gain on available-for-sale
     investments (Note 2)                                  198             -
                                                      --------      --------
                                                        65,825        60,475
                                                      --------      --------
                                                      $108,417      $ 82,621
                                                      ========      ========


   The accompanying notes are an integral part of these consolidated financial statements.




                                        4PAGE

   Thermo Power Corporation
   Consolidated Statement of Cash Flows



                                                    Year Ended
                                     ---------------------------------------
                                     September 30,   October 1,   October 2,
   (In thousands)                             1995         1994         1993
   -------------------------------------------------------------------------

   Operating Activities:
    Net income                           $  4,188     $  3,248      $  1,923
    Adjustments to reconcile net
     income to net cash provided by
     (used in) operating activities:
      Depreciation and amortization         2,082        1,867         1,298
      Provision for losses on accounts
       receivable                               3           (2)         (149)
      Gain on sale of investments, net
       (Note 8)                              (730)        (582)         (576)
      Minority interest expense               182            -             -
      Increase (decrease) in deferred
       income taxes                          (166)           -           391
      Changes in current accounts,
       excluding the effects of
       acquisitions:
        Accounts receivable                (4,568)      (1,236)       (1,337)
        Inventories and unbilled
         contract costs and fees           (8,881)         693        (2,329)
        Other current assets                 (558)         366          (510)
        Accounts payable                    3,333          767         1,109
        Other current liabilities             196         (677)        2,999
      Other                                  (191)          85             -
                                         --------     --------      --------
         Net cash provided by (used in)
          operating activities             (5,110)       4,529         2,819
                                         --------     --------      --------

   Investing Activities:
    Acquisitions, net of cash
     acquired (Note 3)                     (2,500)      (7,947)      (13,185)
    Purchases of available-for-sale
     investments                             (365)           -             -
    Proceeds from sale and maturities of
     available-for-sale investments         9,074            -             -
    Proceeds from sale of related party
     investments                            1,599        1,462           447
    (Increase) decrease in short-term
     investments                                -        9,326       (23,657)
    Purchases of long-term investments          -         (453)            -
    Purchases of property, plant and
     equipment                             (2,101)        (875)         (661)
    Increase in rental assets              (2,848)      (1,856)            -
    Other                                     273           66           423
                                         --------     --------      --------
         Net cash provided by (used in)
          investing activities           $  3,132     $   (277)     $(36,633)
                                         --------     --------      --------



                                        5PAGE

   Thermo Power Corporation
   Consolidated Statement of Cash Flows (continued)



                                                   Year Ended
                                     ---------------------------------------
                                     September 30,   October 1,   October 2,
   (In thousands)                             1995         1994         1993
   -------------------------------------------------------------------------

   Financing Activities:
    Net proceeds from issuance of
     Company and subsidiary common
     stock (Note 1)                      $ 18,064     $    266      $ 36,133
    Issuance of obligations to
     parent company                             -            -         5,000
    Repayment of obligations to
     parent company (Note 8)                    -       (3,000)       (5,000)
    Repayment of long-term obligations        (56)        (198)         (232)
                                         --------     --------      --------
         Net cash provided by (used in)
          financing activities             18,008       (2,932)       35,901
                                         --------     --------      --------

   Increase in Cash and Cash Equivalents   16,030        1,320         2,087
   Cash and Cash Equivalents at
    Beginning of Year                       7,474        6,154         4,067
                                         --------     --------      --------
   Cash and Cash Equivalents at
    End of Year                          $ 23,504     $  7,474      $  6,154
                                         ========     ========      ========

   Cash Paid For:
    Interest                             $     23     $     61      $    343
    Income taxes                         $  2,796     $  1,575      $  1,169

   Noncash Investing Activities:
    Fair value of assets of acquired
     companies                           $  2,500     $ 10,571      $ 21,897
    Cash paid for acquired companies       (2,500)      (7,947)      (13,185)
                                         --------     --------      --------
      Liabilities assumed of acquired
       companies                         $      -     $  2,624      $  8,712
                                         ========     ========      ========


   The accompanying notes are an integral part of these consolidated financial statements.




                                        6PAGE

Thermo Power Corporation
Consolidated Statement of Shareholders' Investment



                                                                             Net
                                                                      Unrealized
                             Common                                      Gain on
                             Stock,  Capital in                       Available-
                           $.10 Par   Excess of  Retained  Treasury     for-sale
(In thousands)                Value   Par Value  Earnings     Stock  Investments
--------------------------------------------------------------------------------

Balance September 26, 1992  $   811    $16,876    $ 1,463  $  (848)   $       -
Net income                        -          -      1,923        -            -
Net proceeds from public
 offering of common stock       431     35,567          -        -            -
Issuance of stock under
 employees' and directors'
 stock plans                      -         43          -       92            -
Tax benefit related to
 employees' and directors'
 stock plans                      -        241          -        -            -
                            -------    -------    -------  -------    ---------

Balance October 2, 1993       1,242     52,727      3,386     (756)           -
Net income                        -          -      3,248        -            -
Issuance of stock under
 employees' and directors'
 stock plans                      1        122          -      143            -
Tax benefit related to
 employees' and directors'
 stock plans                      -        362          -        -            -
                            -------    -------    -------  -------    ---------

Balance October 1, 1994       1,243     53,211      6,634     (613)           -
Net income                        -          -      4,188        -            -
Issuance of stock under
 employees' and directors'
 stock plans                      5        534          -      272            -
Tax benefit related to
 employees' and directors'
 stock plans                      -        153          -        -            -
Effect of change in
 accounting principle
 (Note 2)                         -          -          -        -          268
Change in net unrealized
 gain on available-for-
 sale investments (Note 2)        -          -          -        -          (70)
                            -------    -------    -------  -------    ---------

Balance September 30, 1995  $ 1,248    $53,898    $10,822  $  (341)   $     198
                            =======    =======    =======  =======    =========


The accompanying notes are an integral part of these consolidated financial statements.


                                        7PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   1. Summary of Significant Accounting Policies

   Relationship with Thermo Electron Corporation
   Thermo Power Corporation (the Company) was incorporated on June 6, 1985, as a wholly owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of September 30, 1995, Thermo Electron owned 7,832,326 shares of the Company's common stock, representing 63% of such stock outstanding.

   Principles of Consolidation
   The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its 78%-owned privately held subsidiary, ThermoLyte Corporation (ThermoLyte). All significant intercompany accounts and transactions have been eliminated.

   Fiscal Year
   The Company has adopted a fiscal year ending the Saturday nearest September
   30. References to fiscal 1995, 1994, and 1993 are for the fiscal years ended September 30, 1995, October 1, 1994, and October 2, 1993, respectively. Fiscal years 1995 and 1994 each included 52 weeks; 1993 included 53 weeks. The 53-week year did not have a material impact on the Company's results of operations.

   Revenue Recognition
   The Company recognizes revenues upon shipment of its products or upon completion of services it renders, and recognizes rental revenues on a straight-line basis over the term of the rental contract. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Revenues and profits on contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method, including revenues from research and development contracts, were $53,045,000 in fiscal 1995, $51,862,000 in fiscal 1994, and $43,622,000 in fiscal 1993. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. Contracts at the Company's FES division generally provide for billing of customers on a fixed-price basis upon contract completion. Contracts at the Company's Tecogen division generally provide for billing of customers on a cost-plus-fixed-fee basis as costs are incurred. Revenues earned on contracts in process in excess of billings are classified as "Unbilled contract costs and fees" in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

   Research and Development Arrangements
   The Company has research and development arrangements with the natural gas industry and various governmental agencies. Revenues in the accompanying statement of income include $4,917,000, $5,209,000, and $6,457,000, and cost of revenues include $3,548,000, $4,197,000, and $5,310,000 related to these arrangements in fiscal 1995, 1994, and 1993, respectively. The Company is required to pay royalties for any technologies developed or products commercialized under several of these arrangements. Selling, general and administrative expenses in the accompanying statement of income

                                        8PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   1. Summary of Significant Accounting Policies (continued)

   include royalty expense related to these arrangements of $51,000, $75,000, and $80,000 in fiscal 1995, 1994, and 1993, respectively.

   Income Taxes
   Pursuant to a tax allocation agreement between the Company and Thermo Electron, the Company was included in the consolidated income tax returns filed by Thermo Electron for the period from September 27, 1992 through February 10, 1993. The agreement provided that the Company would pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. Subsequent to the Company's public offering of common stock in February 1993, Thermo Electron's equity ownership of the Company was reduced below 80% and, as a result, the Company is required to file its own income tax returns.
        In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

   Earnings per Share
   Earnings per share have been computed based on the weighted average number of shares outstanding during the year. Because the effect of the exercise of stock options would be immaterial, they have been excluded from the earnings per share calculation. Fully diluted earnings per share have not been presented because the effect of the exercise of stock options and the conversion of the Company's subordinated convertible note, which was repaid in December 1993, would be immaterial or antidilutive.

   Cash and Cash Equivalents
   As of September 30, 1995, $22,381,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

   Available-for-sale Investments
   Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective October 2, 1994, the Company's debt and marketable equity securities are accounted for at market value (Note 2). Prior to fiscal 1995, these investments were carried at the lower of cost or market value.


                                        9PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   1. Summary of Significant Accounting Policies (continued)

   Inventories
   Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

   (In thousands)                                            1995      1994
   ------------------------------------------------------------------------

   Raw materials and supplies                             $17,453   $11,568
   Work in process and finished goods                       4,796     3,294
                                                          -------   -------

                                                          $22,249   $14,862
                                                          =======   =======

   Rental Assets
   The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation over the estimated useful lives of the rental assets, which range from five to seven years. Accumulated depreciation was $985,000 and $348,000 at fiscal year-end 1995 and 1994, respectively.

   Property, Plant and Equipment
   The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings - 40 years; machinery and equipment - 3 to 12 years; and leasehold improvements - the shorter of the term of the lease or the life of the asset. Property, plant and equipment consist of the following:

   (In thousands)                                            1995      1994
   ------------------------------------------------------------------------

   Land and buildings                                     $ 4,993   $ 4,378
   Machinery, equipment and leasehold improvements         10,239     9,032
                                                          -------   -------

                                                           15,232    13,410
   Less: Accumulated depreciation and amortization          6,765     5,731
                                                          -------   -------

                                                          $ 8,467   $ 7,679
                                                          =======   =======

   Cost in Excess of Net Assets of Acquired Companies
   The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $300,000 and $142,000 at fiscal year-end 1995 and 1994, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired businesses in assessing the recoverability of this asset.


                                       10PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   1. Summary of Significant Accounting Policies (continued)

   Common Stock of Subsidiary Subject to Redemption
   In March 1995, the Company's ThermoLyte subsidiary sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock, $.001 par value, and one redemption right, at $10.00 per unit, for net proceeds of $17,253,000. Holders of the common stock purchased in the offering will have the option to require ThermoLyte to redeem in December 1998 or 1999 any or all of their shares at $10.00 per share. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted using the straight-line method over the period ending December 1998, which corresponds to the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. ThermoLyte is developing a line of propane-fueled lighting products, including flashlights, area lights or lanterns, and hazard lights. Following the offering, the Company owned 78% of ThermoLyte's outstanding common stock.


   2. Available-for-sale Investments

   Effective October 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, the Company's debt and marketable equity securities are considered "Available-for-sale investments" in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain on available-for-sale investments." Effect of change in accounting principle in the accompanying statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on October 2, 1994.
        The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type, as of September 30, 1995, are as follows:

                                                           Gross       Gross
                                     Market     Cost  Unrealized  Unrealized
   (In thousands)                     Value    Basis       Gains      Losses
   -------------------------------------------------------------------------

   Tax-exempt securities            $ 5,002  $ 5,000     $     2     $     -
   Government agency securities       5,082    5,106           -          24
   Corporate bonds                      429      365          64           -
   Other                                886      624         322          60
                                    -------  -------     -------     -------

                                    $11,399  $11,095     $   388     $    84
                                    =======  =======     =======     =======

        Short- and long-term available-for-sale investments in the accompanying balance sheet at September 30, 1995, include $9,209,000 with


                                       11PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   2. Available-for-sale Investments (continued)

   contractual maturities of one year or less, $1,457,000 with contractual maturities of more than one year through five years, and $733,000 with contractual maturities of more than five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company and/or the issuer to redeem these securities at an earlier date.
        The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. Gain on sale of investments, net in the accompanying statement of income for the year ended September 30, 1995, resulted from gross realized gains of $768,000 and gross realized losses of $38,000 relating to the sale of available-for-sale investments.


   3. Acquisition

   Effective May 1, 1994, the Company acquired NuTemp, Inc. (NuTemp) for $7,947,000 in cash. In fiscal 1995, the Company paid an additional $2,500,000 as a result of NuTemp having achieved certain previously agreed upon performance goals through the period ending May 1, 1995. NuTemp is a supplier of both remanufactured and new industrial refrigeration and commercial cooling equipment for sale or rental.
        The acquisition of NuTemp has been accounted for using the purchase method of accounting, and its results of operations have been included in the accompanying financial statements from the effective date of acquisition. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $6,465,000, which is being amortized over 40 years. Allocation of the purchase price was based on an estimate of the fair value of the net assets acquired. Pro forma data is not presented since the acquisition of NuTemp was not material to the Company's financial condition or results of operations.


   4. Common Stock

   At September 30, 1995, the Company had reserved 1,656,966 unissued shares of its common stock for possible issuance under stock-based compensation plans.


   5. Stock-based Compensation Plans

   The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans, adopted in 1986, permit the grant of nonqualified and incentive stock options. A third plan, adopted in fiscal 1994, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the

                                       12PAGE

Thermo Power Corporation
Notes to Consolidated Financial Statements


5.  Stock-based Compensation Plans (continued)

Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from three to ten years after the first anniversary of the grant date, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1991 and amended in fiscal 1995, that provides for the grant of stock options in the Company and its majority-owned subsidiaries to nonemployee directors pursuant to a formula approved by the Company's shareholders. Options in the Company awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron or its majority-owned subsidiaries.
     No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. A summary of the Company's stock option information is as follows:



                                1995              1994                1993
                         -----------------  -----------------  ----------------
                                  Range of           Range of           Range of
                         Number     Option  Number     Option  Number     Option
(In thousands except         of     Prices      of     Prices      of     Prices
per share amounts)       Shares  per Share  Shares  per Share  Shares  per Share
--------------------------------------------------------------------------------

Options outstanding,               $ 4.20-            $ 2.92-            $ 2.92-
 beginning of year        1,259    $10.15       536   $10.15      477    $10.15
                                     8.95-              7.90-              8.00-
  Granted                   296     17.53       788     9.18      117      9.73
                                     4.20-              2.92-              2.92-
  Exercised                (111)     9.58       (64)    7.58      (16)     8.33
                                     7.45-              4.20-              2.92-
  Lapsed or cancelled       (38)     9.58        (1)    8.33      (42)     9.58
                          -----               -----             -----
Options outstanding,               $ 4.20-            $ 4.20-            $ 2.92-
 end of year              1,406    $17.53     1,259   $10.15      536    $10.15
                          =====               =====             =====
                                   $ 4.20-            $ 4.20-            $ 2.92-
Options exercisable       1,406    $17.53     1,258   $10.15      534    $10.15
                          =====               =====             =====
Options available for
 grant                       97                 355               393
                          =====               =====             =====


                                       13PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   6. Employee Benefit Plans

   Employee Stock Purchase Plan
   Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase plan sponsored by the Company. Prior to the November 1995 plan year, shares of the Company's and Thermo Electron's common stock could be purchased at the end of a 12-month plan year at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Effective November 1, 1995, the applicable shares of common stock may be purchased at 95% of the fair market value at the beginning of the plan year, and the shares purchased will be subject to a six-month resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 1995, 1994, and 1993, the Company issued 25,859 shares, 40,219 shares, and 11,602 shares of its common stock, respectively, under this plan.

   401(k) Savings Plan and Employee Stock Ownership Plan
   The majority of the Company's employees are eligible to participate in Thermo Electron's 401(k) savings plan and certain employees are eligible to participate in Thermo Electron's employee stock ownership plan. Contributions to the Thermo Electron 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $653,000, $656,000, and $532,000 in fiscal 1995,
   1994, and 1993, respectively.

   Postemployment Benefits
   Effective October 3, 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires the recognition of the cost of postemployment benefits if certain criteria are met and the amount of benefits can be reasonably estimated. The adoption of this statement did not have a material impact on the Company's financial statements.


   7. Income Taxes

   The components of the provision for income taxes are as follows:

   (In thousands)                                 1995      1994      1993
   -----------------------------------------------------------------------
   Currently payable:
    Federal                                     $2,150    $1,933    $  724
    State                                          525       493       336
                                                ------    ------    ------

                                                 2,675     2,426     1,060
                                                ------    ------    ------
   Deferred (prepaid), net:
    Federal                                         54      (333)      168
    State                                            8       (59)      (23)
                                                ------    ------    ------
                                                    62      (392)      145
                                                ------    ------    ------
                                                $2,737    $2,034    $1,205
                                                ======    ======    ======
                                       14PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   7. Income Taxes (continued)

        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes and minority interest due to the following:

   (In thousands)                                 1995      1994      1993
   -----------------------------------------------------------------------
   Provision for income taxes at
    statutory rate                              $2,416    $1,796    $1,064
   Increases (decreases) resulting from:
     State income taxes, net of
      federal benefit                              353       286       207
     Income from tax-preferred securities         (122)     (213)      (82)
     Nondeductible expenses                         83        73        26
     Other                                           7        92       (10)
                                                ------    ------    ------
                                                $2,737    $2,034    $1,205
                                                ======    ======    ======

        Deferred income taxes and prepaid income taxes in the accompanying balance sheet consist of the following:

   (In thousands)                                 1995      1994
   -------------------------------------------------------------
   Deferred income taxes:
    Available-for-sale investments              $  107    $    -
    Depreciation                                     -       167
    Other                                           11        25
                                                ------    ------

                                                $  118    $  192
                                                ======    ======

   Prepaid income taxes:
    Inventory basis difference                  $1,031    $  481
    Accrued warranty costs                         819     1,289
    Accrued compensation                           590       505
    Other accruals and reserves                    496       494
    Allowance for doubtful accounts                207       234
    Depreciation and amortization                   70         -
                                                ------    ------

                                                $3,213    $3,003
                                                ======    ======

   8. Related Party Transactions

   Corporate Services Agreement
   The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.20% of the Company's revenues. Prior to January 1, 1995, the

                                       15PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements


   8. Related Party Transactions (continued)

   Company paid an annual fee equal to 1.25% of the Company's revenues. Prior to January 3, 1993, the Company paid an annual fee equal to 1% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $1,250,000, $1,117,000, and $898,000 in fiscal 1995, 1994, and
   1993, respectively. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

   Other Related Party Services
   Prior to January 1995 and October 1993, the Company used contract administration and other services and data processing services, respectively, of a majority-owned subsidiary of Thermo Electron, which were charged based on actual usage. For these services, the Company was charged $31,000, $117,000, and $251,000 in fiscal 1995, 1994, and 1993, respectively. As of January 1995 and October 1993, the Company provides contract administration and other services and data processing services, respectively, to one wholly owned and four majority-owned subsidiaries of Thermo Electron, which are charged based on actual usage. For these services, the Company charged $209,000 and $107,000 in fiscal 1995 and 1994, respectively.

   Leases
   The Company leases an office and laboratory facility from Thermo Electron under an agreement expiring in September 1997. Prior to April 1993, the Company subleased a portion of this facility to a majority-owned subsidiary of Thermo Electron. The accompanying statement of income includes expenses from this operating lease of $170,000, $170,000, and $133,000 in fiscal 1995, 1994, and 1993, respectively, net of sublease income of $37,000 in fiscal 1993. The future minimum payments due under this operating lease as of September 30, 1995, are $170,000 per year in fiscal 1996 and 1997. Total future minimum lease payments are $340,000.

   Repurchase Agreement
   The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

   Short-term Available-for-sale Investments
   At September 30, 1995, the Company's short-term available-for-sale investments included $429,000 of 6.5% subordinated convertible debentures due 1997, which were purchased on the open market for $365,000. The debentures have a par value of $365,000 and were issued by Thermo Process Systems Inc., which is a majority-owned subsidiary of Thermo Electron.

   Sale of Parent Company Common Stock
   During fiscal 1993, the Company sold 18,000 shares of its Thermo Electron common stock to an unrelated party for net proceeds of $447,000, which resulted in a gain of $404,000. At September 30, 1995, the Company owned
                                       16PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements

   8. Related Party Transactions (continued)

   7,313 shares of Thermo Electron common stock that were purchased for $18,000 and have market value of $339,000. The Company's investment in Thermo Electron common stock is included in long-term available-for-sale investments in the accompanying balance sheet. Share information for Thermo Electron has been restated to reflect a three-for-two stock split effected in May 1995.

   Long-term Obligations
   On May 4, 1987, the Company issued a $3,000,000 principal amount 6.2% subordinated convertible note to Thermo Electron due May 1997, and convertible into shares of the Company's common stock at $9.775 per share. This note was repaid in December 1993.


   9. Commitments

   In addition to the lease described in Note 8, the Company leases equipment and manufacturing, engine testing, service, and office facilities under operating leases expiring at various dates through fiscal 2004. The accompanying statement of income includes expenses from these operating leases of $1,044,000, $711,000, and $640,000 in fiscal 1995, 1994, and
   1993, respectively. Future minimum payments due under these operating leases at September 30, 1995, are $1,047,000 in fiscal 1996; $815,000 in fiscal 1997; $472,000 in fiscal 1998; $461,000 in fiscal 1999; $438,000 in fiscal 2000; and $1,275,000 in fiscal 2001 and thereafter. Total future minimum lease payments are $4,508,000.


   10.  Long-term Obligations

   At September 30, 1995, the Company's long-term obligations included a $305,000 mortgage loan, which is secured by property at the Company's FES division with a net book value of $4,010,000. The loan is payable in equal monthly installments with the final payment in fiscal 2002. The interest rate on this loan is 75% of the prime rate, and averaged 6.42% and 5.0% in fiscal 1995 and 1994, respectively.
        The annual requirements for long-term obligations as of September 30, 1995, are $58,000 in fiscal 1996; $55,000 in fiscal 1997; $56,000 in fiscal
   1998; $59,000 in fiscal 1999; $58,000 in fiscal 2000; and $136,000 in fiscal 2001 and thereafter. Total requirements of long-term obligations are $422,000.


   11.  Segment Data and Export Sales

   The Company's principal businesses consist of manufacturing, marketing, and servicing: industrial refrigeration and commercial cooling equipment; gasoline engines for recreational boats, LPG (liquefied petroleum gas) and gasoline engines for lift trucks, and natural gas engines for fleet vehicles and industrial applications; and natural gas cooling and cogeneration systems, as well as conducting research and development on applications of thermal energy. In addition, the Company rents commercial cooling and industrial refrigeration equipment, which is included in the Industrial Refrigeration Systems segment.
      Export revenues to Asia accounted for 10%, 10%, and 7% of the Company's total revenues in fiscal 1995, 1994, and 1993, respectively. Other export
                                       17PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements

   11.  Segment Data and Export Sales (continued)

   revenues accounted for 5%, 6%, and 5% of the Company's total revenues in fiscal 1995, 1994, and 1993, respectively. In general, export sales are denominated in U.S. dollars. Information for fiscal 1995, 1994, and 1993, with respect to the Company's business segments, is shown in the following table.

   (In thousands)                                 1995       1994        1993
   --------------------------------------------------------------------------

   Revenues:
    Industrial Refrigeration Systems          $ 64,708   $ 57,372   $ 42,369
    Engines                                     24,848     20,204     19,216
    Cooling and Cogeneration Systems            15,873     13,192     14,862
    Intersegment sales elimination (a)          (2,174)    (1,434)    (1,018)
                                              --------   --------   --------
                                              $103,255   $ 89,334   $ 75,429
                                              ========   ========   ========
   Operating income:
    Industrial Refrigeration Systems          $  6,689   $  5,206   $  3,389
    Engines                                       (120)       188       (866)
    Cooling and Cogeneration Systems               961        820        685
    Corporate (b)                               (3,049)    (2,731)    (1,475)
                                              --------   --------   --------
                                              $  4,481   $  3,483   $  1,733
                                              ========   ========   ========
   Identifiable assets:
    Industrial Refrigeration Systems          $ 48,249   $ 36,980   $ 24,278
    Engines                                     17,193     10,402     10,677
    Cooling and Cogeneration Systems (c)        23,549      5,691      5,823
    Corporate (d)                               19,426     29,548     38,735
                                              --------   --------   --------
                                              $108,417   $ 82,621   $ 79,513
                                              ========   ========   ========
   Depreciation and amortization:
    Industrial Refrigeration Systems          $  1,551   $  1,350   $    757
    Engines                                        329        314        304
    Cooling and Cogeneration Systems               192        203        237
    Corporate                                       10          -          -
                                              --------   --------   --------
                                              $  2,082   $  1,867   $  1,298
                                              ========   ========   ========
   Capital expenditures:
    Industrial Refrigeration Systems          $  1,545   $    540   $    266
    Engines                                        344        223        270
    Cooling and Cogeneration Systems               150        112        125
    Corporate                                       62          -          -
                                              --------   --------   --------
                                              $  2,101   $    875   $    661
                                              ========   ========   ========

   (a) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.
   (b) Primarily corporate general and administrative expenses and other expenses for new lines of business.
   (c) Includes $17.3 million in net proceeds from ThermoLyte's fiscal 1995 private placement.
   (d) Primarily cash, cash equivalents, and short-term investments.
                                       18PAGE

   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Shareholders and Board of Directors of Thermo Power Corporation:

   We have audited the accompanying consolidated balance sheet of Thermo Power Corporation (a Massachusetts corporation and 63%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of September 30, 1995 and October 1, 1994, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Power Corporation and subsidiaries as of September 30, 1995 and October 1, 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.
     As discussed in Note 2 to the consolidated financial statements, effective October 2, 1994, the Company changed its method of accounting for investments in debt and marketable equity securities.




                                                Arthur Andersen LLP



   Boston, Massachusetts
   November 3, 1995











                                       19PAGE

   Thermo Power Corporation
   Management's Discussion and Analysis of Financial Condition and Results of Operations

   Overview

   The Company's business can be divided into three segments: Industrial Refrigeration Systems, Engines, and Cooling and Cogeneration Systems. Through the Company's FES division, the Industrial Refrigeration Systems segment supplies standard and custom-designed refrigeration systems used primarily by the food-processing, petrochemical, and pharmaceutical industries. NuTemp, Inc. (NuTemp), which was acquired in May 1994, is a supplier of both remanufactured and new industrial refrigeration and commercial cooling equipment for sale or rental. NuTemp's industrial refrigeration equipment is used primarily in the food-processing, petrochemical, and pharmaceutical industries, and its commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors. The demand for NuTemp's equipment is typically highest in the summer period.

        Within the Engines segment, the Company's Crusader Engines division (Crusader) manufactures gasoline engines for recreational boats; natural gas engines for vehicles, cooling, pumping, refrigeration, and other industrial applications; and LPG (liquefied petroleum gas) and gasoline engines for lift trucks.

        The Cooling and Cogeneration Systems segment consists of the Company's Tecogen division and the Company's ThermoLyte Corporation (ThermoLyte) subsidiary, formed in March 1995. Tecogen designs, develops, markets, and services packaged cooling and cogeneration systems fueled principally by natural gas for sale to a wide range of commercial, institutional, industrial, and multi-unit residential users. Certain large-capacity cooling systems are manufactured by FES, and the cogeneration systems are manufactured by Crusader. Tecogen also conducts research and development on applications of thermal energy. The Company formed its ThermoLyte subsidiary to complete the development and commercialization of a family of propane-powered flashlights, emergency lights, area lights, and other lighting products.

   Results of Operations

   Fiscal 1995 Compared With Fiscal 1994

   Total revenues increased 16% to $103,255,000 in fiscal 1995 from $89,334,000 in fiscal 1994. Industrial Refrigeration Systems segment revenues increased 13% to $64,708,000 in 1995 from $57,372,000 in 1994.
   Industrial Refrigeration Systems segment revenues increased $5,577,000 due to the inclusion of sales for a full year from NuTemp, which was acquired in May 1994. Engines segment revenues increased 23% to $24,848,000 in 1995 from $20,204,000 in 1994 primarily due to increased demand for Crusader's inboard marine-engine related products and, to a lesser extent, natural gas-fueled TecoDrive(R) engines. Results for 1994 included $1,632,000 of revenues from sterndrive marine engine-related products. The Company's sterndrive customer exited that market in fiscal 1994. Cooling and Cogeneration Systems segment revenues increased 20% to $15,873,000 in 1995 from $13,192,000 in 1994 due to the inclusion of a fee of $1,187,000 received from one of the Company's distributors of packaged cogeneration systems to satisfy the financial obligations under a minimum purchase contract and an increase of $1,184,000 in revenues from gas-fueled cooling systems. These increases were offset in part by a decrease in revenues from packaged cogeneration systems.
                                       20PAGE

   Thermo Power Corporation
   Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

   Fiscal 1995 Compared With Fiscal 1994 (continued)

        The gross profit margin increased to 23% in fiscal 1995 from 22% in fiscal 1994. The gross profit margin for the Industrial Refrigeration Systems segment increased to 25% in 1995 from 24% in 1994 primarily due to the inclusion of higher-margin NuTemp revenues for the full year of 1995 compared with five months in 1994. The gross profit margin for the Engines segment decreased to 11% in 1995 from 12% in 1994 primarily due to startup costs associated with new products and, to a lesser extent, higher warranty expenses in 1995 compared with 1994. The gross profit margin for the Cooling and Cogeneration Systems segment increased to 29% in 1995 from 25% in 1994 primarily due to the fee received from one of the Company's distributors of packaged cogeneration systems discussed above.

        Selling, general and administrative expenses as a percentage of revenues decreased to 15% in fiscal 1995 from 16% in fiscal 1994 primarily due to an increase in total revenues. Research and development expenses increased to $3,065,000 in 1995 from $1,622,000 in 1994 primarily due to development costs associated with natural gas-engine products and, to a lesser extent, gas-fueled lighting products.

        Interest income increased to $1,919,000 in fiscal 1995 from $1,278,000 in fiscal 1994, reflecting interest income earned on the proceeds from ThermoLyte's March 1995 private placement and, to a lesser extent, higher prevailing interest rates in 1995. The increase was offset in part by lower average invested amounts as a result of the cash expended for the acquisition of NuTemp in May 1994. Interest expense decreased to $23,000 in 1995 from $61,000 in 1994 due to the repayment of a $3,000,000 principal amount 6.2% subordinated convertible note to Thermo Electron Corporation (Thermo Electron) in the first quarter of fiscal 1994. The Company holds certain investments in companies affiliated with Thermo Electron and has sold, from time to time, a portion of these investments for a gain to the Company. Gain on sale of investments, net, primarily represents a gain of $768,000 in 1995 and $616,000 in 1994 relating to the sale of the Company's investment in subordinated convertible debentures issued by Thermedics Inc. (a majority-owned subsidiary of Thermo Electron). As of September 30, 1995, the Company owned 7,313 shares of Thermo Electron common stock that were purchased for $18,000 and have a market value of $339,000, and $429,000 of 6.5% subordinated convertible debentures due 1997 issued by Thermo Process Systems Inc. (a majority-owned subsidiary of Thermo Electron) that were purchased for $365,000. The Company may sell these investments from time to time in the future.

        The effective tax rate was 39% in both fiscal 1995 and 1994. This rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.


   Fiscal 1994 Compared With Fiscal 1993

   Total revenues increased 18% to $89,334,000 in fiscal 1994 from $75,429,000 in fiscal 1993. Industrial Refrigeration Systems segment revenues increased 35% to $57,372,000 in 1994 from $42,369,000 in 1993 due to an increase in demand for refrigeration packages and, to a lesser extent, the inclusion of $5,804,000 in revenues from NuTemp. These increases were offset in part by lower prices for refrigeration packages at the Company's FES division due to increased competition in the refrigeration industry. Engines segment
                                       21PAGE

   Thermo Power Corporation
   Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

   Fiscal 1994 Compared With Fiscal 1993 (continued)

   revenues increased to $20,204,000 in 1994 from $19,216,000 in 1993 due to an increase of $794,000 in revenues from natural gas-fueled TecoDrive engines and, to a lesser extent, an increase in revenues from marine products. Revenues from marine products increased due to greater demand for Crusader's inboard marine engine-related products and a one-time sterndrive spare parts stocking order in the first six months of fiscal 1994, offset in part by a decrease in sterndrive marine engine-related sales as a result of the Company's sterndrive customer exiting that market. Cooling and Cogeneration Systems segment revenues decreased to $13,192,000 in 1994 from $14,862,000 in 1993 primarily due to a decline of $837,000 in revenues from gas-fueled cooling systems and a decline of $825,000 in revenues from sponsored research and development contracts.

        The gross profit margin increased to 22% in fiscal 1994 from 19% in fiscal 1993. The gross profit margin for the Industrial Refrigeration Systems segment was 24% in 1994, compared with 23% in 1993. The inclusion of higher-margin NuTemp revenues was offset in part by a decrease in margins at FES due to lower prices resulting from increased competition in the refrigeration industry. NuTemp's gross profit margin was 44% for the period from May 1, 1994 to October 1, 1994. The gross profit margin for the Engines segment increased to 12% in 1994 from 8% in 1993 primarily due to a shift in the sales mix of marine products and, to a lesser extent, improved margins on natural gas-fueled TecoDrive engines resulting from increased revenues. The gross profit margin for the Cooling and Cogeneration Systems segment increased to 25% in 1994 from 22% in 1993 primarily due to improved margins on the Company's gas-fueled cooling systems resulting from a reduction in manufacturing costs.

        Selling, general and administrative expenses as a percentage of revenues were 16% in both fiscal 1994 and 1993. Research and development expenses increased to $1,622,000 in 1994 from $995,000 in 1993 primarily due to higher development costs associated with natural gas-engine products.

        Interest income increased to $1,278,000 in fiscal 1994 from $1,161,000 in fiscal 1993 due to higher average invested amounts as a result of the Company's public offering of common stock in February 1993, offset in part by the cash expended for the acquisition of NuTemp in May 1994. Interest expense decreased to $61,000 in 1994 from $342,000 in 1993 due to the repayment of a $3,000,000 principal amount 6.2% subordinated convertible note to Thermo Electron in the first quarter of fiscal 1994 and, to a lesser extent, the repayment of a $5,000,000 promissory note to Thermo Electron and short-term borrowings from Thermo Electron in the second quarter of fiscal 1993. Gain on sale of investments, net, primarily represents a gain of $616,000 on the sale of a portion of the Company's investment in Thermedics subordinated convertible debentures in 1994, and a gain of $404,000 on the sale of 18,000 shares of Thermo Electron common stock in 1993.

        The effective tax rate was 39% in both fiscal 1994 and 1993. This rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.

                                       22PAGE

   Thermo Power Corporation
   Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

   Financial Condition

   Liquidity and Capital Resources

   Working capital was $60,140,000 at September 30, 1995, compared with $43,143,000 at October 1, 1994. Included in working capital are cash, cash equivalents, and short-term investments of $34,170,000 at September 30, 1995, compared with $27,879,000 at October 1, 1994. Of the $34,170,000 balance at September 30, 1995, $17,355,000 was held by ThermoLyte and the remainder was held by the Company and its wholly owned subsidiaries. During fiscal 1995, $5,110,000 of cash was used in operating activities. Accounts receivable increased reflecting a higher sales level, while inventories increased primarily due to a build-up of inventory at Crusader in connection with several large orders for engines. Crusader began shipping these orders in the first quarter of fiscal 1996. In March 1995, ThermoLyte completed a private placement for net proceeds of $17,253,000 (Note 1). In fiscal 1996, the Company expects to make capital expenditures of approximately $4,500,000. The Company believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.
























                                       23PAGE

   Thermo Power Corporation


   Selected Financial Information

   (In thousands except
   per share amounts)     1995(a)    1994(b)    1993(c)      1992       1991
   -------------------------------------------------------------------------

   Statement of Income
    Data:
     Revenues           $103,255   $ 89,334   $ 75,429   $ 34,137   $ 27,144
     Net income (loss)     4,188      3,248      1,923        355     (1,538)
     Earnings (loss)
      per share              .34        .26        .18        .04       (.20)

   Balance Sheet Data:
     Working capital    $ 60,140   $ 43,143   $ 50,467   $ 19,173   $ 26,667
     Total assets        108,417     82,621     79,513     28,675     36,071
     Long-term
      obligations            364        344      3,395      3,000     12,274
     Common stock of
      subsidiary subject
      to redemption       17,435          -          -          -          -
     Shareholders'
      investment          65,825     60,475     56,599     18,302     16,941


   Quarterly Information (Unaudited)
   (In thousands except per share amounts)

   1995                                 First    Second     Third    Fourth
   ------------------------------------------------------------------------
   Revenues                           $22,314   $24,912   $27,514   $28,515
   Gross profit                         5,266     5,493     5,868     6,805
   Net income                             787       805     1,106     1,490
   Earnings per share                     .06       .07       .09       .12

   1994                                 First    Second  Third(b)    Fourth
   ------------------------------------------------------------------------
   Revenues                           $19,775   $22,014   $23,381   $24,164
   Gross profit                         3,785     4,395     5,234     5,894
   Net income                             631       729       912       976
   Earnings per share                     .05       .06       .07       .08


   (a)Reflects the net proceeds of the Company's ThermoLyte Corporation subsidiary private placement in fiscal 1995.
   (b)Reflects the May 1994 acquisition of NuTemp, Inc.
   (c)Reflects the October 1992 acquisition of FES and the net proceeds of the Company's February 1993 public offering of common stock.







                                       24PAGE

   Thermo Power Corporation


   Common Stock Market Information
   The following table shows the market range for the Company's common stock based on reported sales prices on the American Stock Exchange (symbol THP) for fiscal 1995 and 1994.

                                        1995                 1994
                                  ----------------    -----------------
   Quarter                          High     Low        High      Low
   --------------------------------------------------------------------

   First                         $ 9 7/8   $ 8 5/8    $11 1/8  $ 8 3/4
   Second                         10 3/8     8 7/8      9 7/8    7 3/8
   Third                          18 7/8     9 3/4      8 1/2    7
   Fourth                         19 1/2    15 1/8      9 3/8    7 1/2

        As of November 24, 1995, the Company had 493 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on November 24, 1995, was $14 1/4 per share.


   Dividend Policy
   The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.


   Stock Transfer Agent
   American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuances of stock certificates, changes of ownership, lost stock certificates, and changes of address. For these and similar matters, please direct inquiries to:

        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200


   Shareholder Services
   Shareholders of Thermo Power Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, by letter or telephone at (617) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly and annual reports as quickly as possible. If you would like your name added to the list, please notify this office.



                                       25PAGE

   Thermo Power Corporation


   Form 10-K Report
   A copy of the Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.


   Annual Meeting
   The annual meeting of shareholders will be held on Monday, March 11, 1996, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts.





























                                       26PAGE