Form 10-K, Exhibit 13
period 1996-09-28
THERMO POWER CORP
filed 1996-12-06
CIK 813895

Exhibit 13
























                            THERMO POWER CORPORATION

                        Consolidated Financial Statements

                                 Fiscal Year 1996
PAGE

   Thermo Power Corporation
   Consolidated Statement of Income


                                                  Year Ended
                                   ----------------------------------------
   (In thousands except            September 28,  September 30,  October 1,
   per share amounts)                       1996           1995        1994
   ------------------------------------------------------------------------
   Revenues (Note 12)                   $120,736       $103,255    $ 89,334
                                        --------       --------    --------

   Costs and Operating Expenses:
     Cost of revenues                    100,379         79,823      70,026
     Selling, general and administrative
       expenses (Note 8)                  16,739         15,886      14,203
     Research and development expenses     3,214          3,065       1,622
                                        --------       --------    --------
                                         120,332         98,774      85,851
                                        --------       --------    --------

   Operating Income                          404          4,481       3,483

   Interest Income                         1,714          1,919       1,278
   Interest Expense                          (26)           (23)        (61)
   Gain on Sale of Investments, Net
     (includes $469, $768 and $616 on
     sale of related party investments)
     (Note 8)                                208            730         582
                                        --------       --------    --------
   Income Before Provision for Income
     Taxes and Minority Interest           2,300          7,107       5,282
   Provision for Income Taxes (Note 7)     1,103          2,737       2,034
   Minority Interest Expense                 312            182           -
                                        --------       --------    --------
   Net Income                           $    885       $  4,188    $  3,248
                                        ========       ========    ========
   Earnings per Share                   $    .07       $    .34    $    .26
                                        ========       ========    ========
   Weighted Average Shares                12,466         12,372      12,291
                                        ========       ========    ========




   The accompanying notes are an integral part of these consolidated financial statements.







                                        2PAGE

   Thermo Power Corporation
   Consolidated Balance Sheet


                                               September 28,  September 30,
   (In thousands)                                       1996           1995
   ------------------------------------------------------------------------
   Assets
   Current Assets:
     Cash and cash equivalents                      $ 29,852       $ 23,504
     Available-for-sale investments, at quoted
       market value (amortized cost of $6,022 and
       $10,624) (includes $429 of related party
       investments in 1995) (Notes 2 and 8)            6,028         10,666
     Accounts receivable, less allowances of $589
       and $530                                       18,054         18,203
     Unbilled contract costs and fees                  7,110          6,228
     Inventories                                      18,637         22,249
     Prepaid income taxes (Note 7)                     2,921          3,213
     Other current assets                                324            752
                                                    --------       --------
                                                      82,926         84,815
                                                    --------       --------

   Rental Assets, at Cost, Net                         9,980          6,406
                                                    --------       --------

   Property, Plant and Equipment, at Cost, Net         9,767          8,467
                                                    --------       --------

   Long-term Available-for-sale Investments,
     at Quoted Market Value (amortized cost of $210
     and $471) (includes $339 invested in parent
     company common stock in 1995)
     (Notes 2 and 8)                                     184            733
                                                    --------       --------

   Other Assets                                          345            223
                                                    --------       --------

   Cost in Excess of Net Assets of Acquired
     Companies (Note 3)                                7,509          7,773
                                                    --------       --------
                                                    $110,711       $108,417
                                                    ========       ========









                                        3PAGE

   Thermo Power Corporation
   Consolidated Balance Sheet (continued)


                                                September 28, September 30,
   (In thousands except share amounts)                   1996          1995
   ------------------------------------------------------------------------
   Liabilities and Shareholders' Investment
   Current Liabilities:
     Accounts payable                                $ 14,005      $ 13,262
     Accrued payroll and employee benefits              2,832         2,732
     Customer advances                                  1,096           971
     Accrued warranty costs                             2,323         2,100
     Accrued income taxes                                 713         1,368
     Other accrued expenses                             3,727         4,242
     Due to Thermo Electron Corporation and
       affiliated companies                               511             -
                                                     --------      --------
                                                       25,207        24,675
                                                     --------      --------

   Deferred Income Taxes (Note 7)                          84           118
                                                     --------      --------

   Long-term Obligations (Notes 10 and 11)                305           364
                                                     --------      --------

   Commitments (Notes 8 and 9)

   Common Stock of Subsidiary Subject to Redemption
     ($18,450 redemption value)                        17,747        17,435
                                                     --------      --------

   Shareholders' Investment (Notes 4 and 5):
     Common stock, $.10 par value, 30,000,000
       shares authorized; 12,487,149 and 12,478,544
       shares issued                                    1,249         1,248
     Capital in excess of par value                    54,448        53,898
     Retained earnings                                 11,707        10,822
     Treasury stock at cost, 2,724 and 49,758
       shares                                             (23)         (341)
     Net unrealized gain (loss) on available-for-
       sale investments (Note 2)                          (13)          198
                                                     --------      --------
                                                       67,368        65,825
                                                     --------      --------
                                                     $110,711      $108,417
                                                     ========      ========




   The accompanying notes are an integral part of these consolidated financial statements.


                                        4PAGE

   Thermo Power Corporation
   Consolidated Statement of Cash Flows


                                                    Year Ended
                                     ----------------------------------------
                                     September 28,  September 30,   October 1,
   (In thousands)                             1996           1995         1994
   ---------------------------------------------------------------------------
   Operating Activities:
     Net income                          $    885       $  4,188    $  3,248
     Adjustments to reconcile net
       income to net cash provided by
       (used in) operating activities:
         Depreciation and amortization      3,033          2,082       1,867
         Provision for losses on
           accounts receivable                191              3          (2)
         Gain on sale of investments,
           net (Note 8)                      (208)          (730)       (582)
         Minority interest expense            312            182           -
         Deferred income tax expense
           (benefit)                          372             62        (392)
         Other noncash items                    -           (191)         85
         Changes in current accounts,
           excluding the effects of
           acquisitions:
             Accounts receivable              216         (4,568)     (1,236)
             Inventories and unbilled
               contract costs and fees      1,003         (8,881)        693
             Other current assets             428           (786)        758
             Accounts payable                 740          3,333         767
             Other current liabilities        238            196        (677)
                                         --------       --------    --------
               Net cash provided by
                 (used in) operating
                 activities                 7,210         (5,110)      4,529
                                         --------       --------    --------

   Investing Activities:
     Acquisitions, net of cash
       acquired (Note 3)                     (860)        (2,500)     (7,947)
     Purchases of available-for-sale
       investments                         (5,000)          (365)          -
     Proceeds from sale and maturities
       of available-for-sale investments    8,982          9,074           -
     Proceeds from sale of related party
       investments (Note 8)                   852          1,599       1,462
     Decrease in short-term investments         -              -       9,326
     Purchases of long-term investments         -              -        (453)
     Increase in rental assets             (2,581)        (2,848)     (1,856)
     Purchases of property, plant and
       equipment                           (2,713)        (2,101)       (875)
     Other                                    140            273          66
                                         --------       --------    --------
               Net cash provided by
                 (used in) investing
                 activities              $ (1,180)      $  3,132    $   (277)
                                         --------       --------    --------

                                        5PAGE

   Thermo Power Corporation
   Consolidated Statement of Cash Flows (continued)


                                                   Year Ended
                                    -----------------------------------------
                                    September 28,  September 30,   October 1,
   (In thousands)                            1996           1995         1994
   --------------------------------------------------------------------------
   Financing Activities:
     Net proceeds from issuance of
       Company and subsidiary common
       stock                             $    377      $ 18,064     $    266
     Repayment of obligations to
       parent company                           -             -       (3,000)
     Repayment of long-term obligations       (59)          (56)        (198)
                                         --------      --------     --------
               Net cash provided by
                 (used in) financing
                 activities                   318        18,008       (2,932)
                                         --------      --------     --------
   Increase in Cash and Cash Equivalents    6,348        16,030        1,320
   Cash and Cash Equivalents at
     Beginning of Year                     23,504         7,474        6,154
                                         --------      --------     --------
   Cash and Cash Equivalents at
     End of Year                         $ 29,852      $ 23,504     $  7,474
                                         ========      ========     ========

   Cash Paid For:
     Interest                            $     26      $     23     $     61
     Income taxes                        $    894      $  2,796     $  1,575

   Noncash Investing Activities:
     Fair value of assets of acquired
       companies                         $    860      $  2,500     $ 10,571
     Cash paid for acquired companies        (860)       (2,500)      (7,947)
                                         --------      --------     --------
       Liabilities assumed of acquired
         companies                       $      -      $      -     $  2,624
                                         ========      ========     ========


   The accompanying notes are an integral part of these consolidated financial statements.





                                        6PAGE

Thermo Power Corporation
Consolidated Statement of Shareholders' Investment


                                                                             Net
                                                                      Unrealized
                                                                            Gain
                             Common                                    (Loss) on
                             Stock,  Capital in                       Available-
                           $.10 Par   Excess of  Retained  Treasury     for-sale
(In thousands)                Value   Par Value  Earnings     Stock  Investments
--------------------------------------------------------------------------------

Balance October 2, 1993     $ 1,242    $52,727    $ 3,386  $  (756)   $       -
Net income                        -          -      3,248        -            -
Issuance of stock under
  employees' and directors'
  stock plans                     1        122          -      143            -
Tax benefit related to
  employees' and directors'
  stock plans                     -        362          -        -            -
                            -------    -------    -------  -------    ---------

Balance October 1, 1994       1,243     53,211      6,634     (613)           -
Net income                        -          -      4,188        -            -
Issuance of stock under
  employees' and directors'
  stock plans                     5        534          -      272            -
Tax benefit related to
  employees' and directors'
  stock plans                     -        153          -        -            -
Effect of change in
  accounting principle
  (Note 2)                        -          -          -        -          268
Change in net unrealized
  gain (loss) on available-
  for-sale investments
  (Note 2)                        -          -          -        -          (70)
                            -------    -------    -------  -------    ---------
Balance September 30, 1995    1,248     53,898     10,822     (341)        (198)
Net income                        -          -        885        -            -
Issuance of stock under
  employees' and directors'
  stock plans                     1         58          -      318            -
Tax benefit related to
  employees' and directors'
  stock plans                     -        492          -        -            -
Change in net unrealized
  gain (loss) on available-
  for-sale investments
  (Note 2)                        -          -          -        -         (211)
                            -------    -------    -------  -------    ---------
Balance September 28, 1996  $ 1,249    $54,448    $11,707  $   (23)   $     (13)
                            =======    =======    =======  =======    =========


The accompanying notes are an integral part of these consolidated financial statements.


                                        7PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    1.   Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations

         Thermo Power Corporation (the Company) manufactures, markets, and services industrial refrigeration equipment, natural gas engines for vehicular and stationary applications, marine engines, fork-lift engines, and natural gas-fueled commercial cooling and cogeneration systems. The Company also conducts research and development on applications of thermal energy and rents commercial cooling and industrial refrigeration equipment. In addition, the Company develops gas-powered lighting products for commercialization.

    Relationship with Thermo Electron Corporation

         The Company was incorporated on June 6, 1985, as a wholly owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of September 28, 1996, Thermo Electron owned 7,915,306 shares of the Company's common stock, representing 63% of such stock outstanding.

    Principles of Consolidation

         The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its 78%-owned privately held subsidiary, ThermoLyte Corporation (ThermoLyte). All material intercompany accounts and transactions have been eliminated.

    Fiscal Year

         The Company has adopted a fiscal year ending the Saturday nearest September 30. References to fiscal 1996, 1995, and 1994 are for the fiscal years ended September 28, 1996, September 30, 1995, and October 1, 1994, respectively.

    Revenue Recognition

         The Company recognizes revenues upon shipment of its products or upon completion of services it renders, and recognizes rental revenues on a straight-line basis over the term of the rental contract. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Revenues and profits on contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method, including revenues from research and development contracts, were $57,842,000 in fiscal 1996, $53,045,000 in fiscal 1995, and $51,862,000 in fiscal 1994. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. Contracts at the Company's FES division generally provide for the billing of customers on a fixed-price basis upon contract completion. Contracts at the Company's Tecogen division generally provide for the billing of customers on a cost-plus-fixed-fee basis as costs are incurred. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying

                                        8PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

    Research and Development Arrangements

         The Company has research and development arrangements with the natural gas industry and various governmental agencies. Revenues in the accompanying statement of income include $5,836,000, $4,917,000, and $5,209,000 and cost of revenues include $4,475,000, $3,548,000, and
    $4,197,000 related to these arrangements in fiscal 1996, 1995, and 1994, respectively. The Company is required to pay royalties for any technologies developed or products commercialized under several of these arrangements. Selling, general and administrative expenses in the accompanying statement of income include royalty expense related to these arrangements of $71,000, $51,000, and $75,000 in fiscal 1996, 1995, and
    1994, respectively.

    Income Taxes

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

    Earnings per Share

         Earnings per share have been computed based on the weighted average number of shares outstanding during the year. Because the effect of the assumed exercise of stock options would be immaterial, they have been excluded from the earnings per share calculation.

    Cash and Cash Equivalents

         As of September 28, 1996, $28,399,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

                                        9PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

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

    Inventories

         Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                            1996      1995
    ------------------------------------------------------------------------
    Raw materials and supplies                             $16,233   $17,453
    Work in process and finished goods                       2,404     4,796
                                                           -------   -------
                                                           $18,637   $22,249
                                                           =======   =======

    Rental Assets

         The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation over the estimated useful lives of the rental assets, which range from five to seven years. Accumulated depreciation was $2,378,000 and $985,000 at fiscal year-end 1996 and 1995, respectively.

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

    (In thousands)                                            1996      1995
    ------------------------------------------------------------------------
    Land and buildings                                     $ 5,810   $ 4,993
    Machinery, equipment and leasehold improvements         11,770    10,239
                                                           -------   -------
                                                            17,580    15,232
    Less: Accumulated depreciation and amortization          7,813     6,765
                                                           -------   -------
                                                           $ 9,767   $ 8,467
                                                           =======   =======
                                       10PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Cost in Excess of Net Assets of Acquired Companies

         The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $512,000 and $300,000 at fiscal year-end 1996 and 1995, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset.

    Common Stock of Subsidiary Subject to Redemption

         In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock, $.001 par value, and one redemption right, at $10.00 per unit, for net proceeds of $17,253,000. Holders of the common stock purchased in the offering will have the option to require ThermoLyte to redeem in December 1998 or 1999 any or all of their shares at $10.00 per share. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted using the straight-line method over the period ending December 1998, which corresponds to the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. ThermoLyte is developing a line of gas-powered lighting products for commercialization. Following the offering, the Company owned 78% of ThermoLyte's outstanding common stock.

    Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Presentation

         Certain amounts in fiscal 1995 and 1994 have been reclassified to conform to the presentation in the fiscal 1996 financial statements.


    2.   Available-for-sale Investments

         Effective October 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, the Company's debt and marketable equity
                                       11PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    2.   Available-for-sale Investments (continued)

    securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain (loss) on available-for-sale investments." Effect of change in accounting principle in the accompanying fiscal 1995 statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on October 2, 1994.

         The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type, as of fiscal year-end 1996 and 1995, are as follows:

    1996
                                                           Gross       Gross
                                     Market     Cost  Unrealized  Unrealized
    (In thousands)                    Value    Basis       Gains      Losses
    ------------------------------------------------------------------------
    Government agency securities    $ 5,992  $ 5,986    $     6     $     -
    Other                               220      246          -         (26)
                                    -------  -------    -------     -------
                                    $ 6,212  $ 6,232    $     6     $   (26)
                                    =======  =======    =======     =======

    1995
                                                           Gross       Gross
                                     Market     Cost  Unrealized  Unrealized
    (In thousands)                    Value    Basis       Gains      Losses
    ------------------------------------------------------------------------
    Tax-exempt securities           $ 5,002  $ 5,000    $     2     $     -
    Government agency securities      5,082    5,106          -         (24)
    Corporate bonds                     429      365         64           -
    Other                               886      624        322         (60)
                                    -------  -------    -------     -------
                                    $11,399  $11,095    $   388     $   (84)
                                    =======  =======    =======     =======

         Short- and long-term available-for-sale investments in the accompanying fiscal 1996 balance sheet have contractual maturities of one year or less. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company and/or the issuer to redeem these securities at an earlier date.

         The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. Gain on sale of investments, net, in the accompanying fiscal 1996 statement of income resulted from gross realized gains of $469,000 and gross realized losses of $18,000 relating to the sale of available-for-sale investments, and


                                       12PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    2.   Available-for-sale Investments (continued)

    a write-down of other investments of $243,000. Gain on sale of investments, net, in the accompanying fiscal 1995 statement of income resulted from gross realized gains of $768,000 and gross realized losses of $38,000 relating to the sale of available-for-sale investments.


    3.   Acquisitions

         In the first quarter of fiscal 1996, the Company acquired the thermoelectric cooling module business of ThermoTrex Corporation (ThermoTrex) for $860,000, which was the net book value of the business acquired. ThermoTrex is a majority-owned subsidiary of Thermo Electron. Because the Company and the thermoelectric cooling module business were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to the pooling-of-interests method. The results of the thermoelectric cooling module business were not material to the Company's results, and therefore the Company's historical financial information for periods prior to fiscal 1996 has not been restated. The results of the thermoelectric cooling module business have been included in the accompanying financial statements from the date of acquisition.

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

         The acquisition of NuTemp has been accounted for using the purchase method of accounting, and its results have been included in the accompanying financial statements from the effective date of acquisition. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $6,465,000, which is being amortized over 40 years. Allocation of the purchase price for this acquisition was based on an estimate of the fair value of the net assets acquired. Pro forma data is not presented since the acquisition of NuTemp was not material to the Company's financial condition or results of operations.


    4.   Stock-based Compensation Plans

         The Company has stock-based compensation plans for its key employees, directors, and others. The Company's equity incentive plan, adopted in fiscal 1994, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted

                                       13PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements

   4.   Stock-based Compensation Plans (continued)

   to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from three to ten years after the first anniversary of the grant date, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1991 and amended in fiscal 1995, that provides for the grant of stock options in the Company and its majority-owned subsidiary to outside directors pursuant to a formula approved by the Company's shareholders. Options in the Company awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron or its majority-owned subsidiaries.

        No accounting recognition is given to options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. A summary of the Company's stock option information is as follows:

                                  1996            1995              1994
                           ----------------  ---------------  ---------------
                                   Range of         Range of         Range of
                                     Option           Option           Option
   (In thousands           Number    Prices  Number   Prices  Number   Prices
   except per                  of       per      of      per      of      per
   share amounts)          Shares     Share  Shares    Share  Shares    Share
   --------------------------------------------------------------------------
   Options outstanding,              $ 4.20-          $ 4.20-         $ 2.92-
     beginning of year     1,406     $17.53  1,259    $10.15     536  $10.15
                                      11.90-            8.95-           7.90-
       Granted                12      14.15    296     17.53     788    9.18
                                       4.20-            4.20-           2.92-
       Exercised             (40)      9.58   (111)     9.58     (64)   7.58
                                       7.58-            7.45-           4.20-
       Lapsed or cancelled   (36)      9.58    (38)     9.58      (1)   8.33
                           -----             -----             -----
   Options outstanding,              $ 5.45-          $ 4.20-         $ 4.20-
     end of year           1,342     $17.53  1,406    $17.53   1,259  $10.15
                           =====             =====             =====
                                     $ 5.45-          $ 4.20-         $ 4.20-
   Options exercisable     1,342     $17.53  1,406    $17.53   1,258  $10.15
                           =====             =====             =====
   Options available
     for grant                75                97               355
                           =====             =====             =====

                                       14PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    5.   Common Stock

         At September 28, 1996, the Company had reserved 1,674,059 unissued shares of its common stock for possible issuance under stock-based compensation plans.


    6. Employee Benefit Plans

    Employee Stock Purchase Plan

         Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase plan sponsored by the Company. Under this plan, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month plan year at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 1996, 1995, and 1994, the Company issued 18,012 shares, 25,859 shares, and 40,219 shares, respectively, of its common stock under this plan.

    401(k) Savings Plan and Employee Stock Ownership Plan

         The majority of the Company's employees are eligible to participate in Thermo Electron's 401(k) savings plan and, prior to January 1, 1995, certain employees were eligible to participate in Thermo Electron's employee stock ownership plan (ESOP). Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $674,000, $653,000, and $656,000 in fiscal 1996, 1995, and 1994, respectively. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries, and ESOP II, covering employees of certain of Thermo Electron's majority-owned subsidiaries, including the Company. Also, effective December 31, 1994, the ESOP II plan was terminated, and as a result, the Company's employees are no longer eligible to participate in an ESOP.




                                       15PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    7.   Income Taxes

         The components of the provision for income taxes are as follows:

    (In thousands)                                 1996      1995      1994
    -----------------------------------------------------------------------
    Currently payable:
      Federal                                    $  599    $2,150    $1,933
      State                                         132       525       493
                                                 ------    ------    ------
                                                    731     2,675     2,426
                                                 ------    ------    ------

    Deferred (prepaid), net:
      Federal                                       305        54      (333)
      State                                          67         8       (59)
                                                 ------    ------    ------
                                                    372        62      (392)
                                                 ------    ------    ------
                                                 $1,103    $2,737    $2,034
                                                 ======    ======    ======

         The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $492,000, $153,000, and $362,000 of such benefits that have been allocated to capital in excess of par value in fiscal 1996, 1995, and 1994, respectively.

         The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes and minority interest due to the following:

    (In thousands)                                 1996      1995      1994
    -----------------------------------------------------------------------
    Provision for income taxes at
      statutory rate                             $  782    $2,416    $1,796
    Increases (decreases) resulting from:
      State income taxes, net of
        federal benefit                             131       353       286
      Increase in valuation allowance               214         -         -
      Income from tax-preferred securities          (46)     (122)     (213)
      Nondeductible expenses                        100        83        73
      Other                                         (78)        7        92
                                                 ------    ------    ------
                                                 $1,103    $2,737    $2,034
                                                 ======    ======    ======




                                       16PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    7.   Income Taxes (continued)

         Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

    (In thousands)                                 1996      1995
    -------------------------------------------------------------
    Prepaid income taxes:
      Inventory basis difference                 $  730    $1,031
      Accrued warranty costs                        906       819
      Accrued compensation                          596       590
      Reserves and accruals                         459       496
      Allowance for doubtful accounts               230       207
      Federal and state loss carryforwards          214         -
      Other                                           -        70
                                                 ------    ------
                                                  3,135     3,213
      Less: Valuation allowance                    (214)        -
                                                 ------    ------
                                                 $2,921    $3,213
                                                 ======    ======

    Deferred income taxes:
      Available-for-sale investments             $   (7)   $  107
      Other                                          91        11
                                                 ------    ------
                                                 $   84    $  118
                                                 ======    ======

         The valuation allowance relates to the uncertainty surrounding the realization of net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary.


    8.   Related Party Transactions

    Corporate Services Agreement

         The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.20% and 1.25% of the Company's revenues in calendar year 1995 and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $1,262,000, $1,250,000, and $1,117,000 in fiscal
    1996, 1995, and 1994, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries).

                                       17PAGE

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

    Other Related Party Services

         The Company provides contract administration and other services and data processing services to certain companies affiliated with Thermo Electron. The Company is reimbursed for costs incurred based on actual usage. For these services, the Company was reimbursed $167,000, $209,000, and $107,000 in fiscal 1996, 1995, and 1994, respectively. Prior to January 1995, the Company used contract administration and other services of a company affiliated with Thermo Electron which were charged based on actual usage. For these services, the Company was charged $31,000 and $117,000 in fiscal 1995 and 1994, respectively.

    Leases

         The Company leases an office and laboratory facility from Thermo Electron under an agreement expiring in September 1997. The accompanying statement of income includes expenses from this operating lease of $170,000 in fiscal 1996, 1995, and 1994. The future minimum payment due under this operating lease as of September 28, 1996, is $170,000 in fiscal 1997.

    Repurchase Agreement

         The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

    Sale of Related Party Investments

         In February 1996, the Company sold $365,000 principal amount of 6.5% subordinated convertible debentures to an unrelated party for net proceeds of $490,000, which resulted in a gain of $125,000. The debentures were issued by Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron.

         In December 1995, the Company sold 10,969 shares of its Thermo Electron common stock to an unrelated party for net proceeds of $362,000, which resulted in a gain of $344,000. Share information for Thermo Electron has been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, distributed in June 1996.


                                       18PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    9.   Commitments

         In addition to the lease described in Note 8, the Company leases equipment and manufacturing, engine testing, service, and office facilities under operating leases expiring at various dates through fiscal 2004. The accompanying statement of income includes expenses from these operating leases of $1,166,000, $1,044,000, and $711,000 in fiscal 1996, 1995, and 1994, respectively. Future minimum payments due under these operating leases as of September 28, 1996, are $956,000 in fiscal 1997; $874,000 in fiscal 1998; $853,000 in fiscal 1999; $853,000 in fiscal 2000; $839,000 in fiscal 2001; and $3,340,000 in fiscal 2002 and thereafter. Total future minimum lease payments are $7,715,000.


    10.  Long-term Obligations

         At September 28, 1996, the Company's long-term obligations included a $263,000 mortgage loan, which is secured by property at the Company's FES division with a net book value of $4,688,000. The loan is payable in equal monthly installments with the final payment in fiscal 2002. The interest rate on this loan is 75% of the prime rate, and averaged 6.39% and 6.42% in fiscal 1996 and 1995, respectively.

         The annual requirements for long-term obligations as of September 28, 1996, are $57,000 in fiscal 1997; $58,000 in fiscal 1998; $60,000 in fiscal 1999; $59,000 in fiscal 2000; $51,000 in fiscal 2001; and $77,000 in fiscal 2002 and thereafter. Total requirements of long-term obligations are $362,000.


    11.  Fair Value of Financial Instruments

         The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale investments, accounts receivable, accounts payable, due to Thermo Electron and affiliated companies, and long-term obligations. The carrying amounts of these financial instruments, with the exception of available-for-sale investments and long-term obligations, approximate fair value due to their short-term nature.

         Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.

         The carrying amounts of the Company's long-term obligations, which approximate fair value, were $305,000 and $364,000 as of September 28, 1996 and September 30, 1995, respectively. The fair value of the Company's long-term obligations was determined based on borrowing rates available to the Company at the respective year-ends.



                                       19PAGE

    Thermo Power Corporation
    Notes to Consolidated Financial Statements

    12.  Segment Data, Export Sales and Concentrations of Risk

         The Company's business is divided into three segments. The Industrial Refrigeration Systems segment develops, manufactures, markets, and services industrial refrigeration and commercial cooling equipment, and rents commercial cooling and industrial refrigeration equipment. The Engines segment develops, manufactures, markets, and services gasoline engines for recreational boats, propane and gasoline engines for lift trucks, and natural gas engines for fleet vehicles and industrial applications. The Cooling and Cogeneration Systems segment develops, manufactures, markets, and services natural gas cooling and cogeneration systems, conducts research and development on applications of thermal energy, and develops gas-powered lighting products for commercialization.

         Export revenues to Asia accounted for 7%, 10%, and 10% of the Company's total revenues in fiscal 1996, 1995, and 1994, respectively. Other export revenues accounted for 6%, 5%, and 6% of the Company's total revenues in fiscal 1996, 1995, and 1994, respectively. In general, export sales are denominated in U.S. dollars.

         The Company purchases engine blocks for its marine and certain other engines, as well as engines for certain of its smaller cooling and cogeneration products, from one supplier. While the Company believes that it has adequate supplies of materials to meet its needs for a three-month period, no assurance can be given that the Company will not experience shortages of engine blocks in the future that could delay shipments of the Company's marine and certain other engines and its cooling and cogeneration products.

         Information for fiscal 1996, 1995, and 1994, with respect to the Company's business segments, is shown in the following table.












                                       20PAGE

   Thermo Power Corporation
   Notes to Consolidated Financial Statements
   12.  Segment Data and Export Sales (continued)

   (In thousands)                                 1996       1995        1994
   --------------------------------------------------------------------------
   Revenues:
       Industrial Refrigeration Systems       $ 73,312   $ 64,708   $ 57,372
       Engines                                  28,857     24,848     20,204
       Cooling and Cogeneration Systems         20,477     15,873     13,192
       Intersegment sales elimination (a)       (1,910)    (2,174)    (1,434)
                                              --------   --------   --------
                                              $120,736   $103,255   $ 89,334
                                              ========   ========   ========
   Income before provision for income
     taxes and minority interest:
       Industrial Refrigeration Systems       $  4,403   $  6,689   $  5,206
       Engines                                  (1,584)      (120)       188
       Cooling and Cogeneration Systems            122        961        820
       Corporate (b)                            (2,537)    (3,049)    (2,731)
                                              --------   --------   --------
       Total operating income                      404      4,481      3,483
       Interest and other income, net            1,896      2,626      1,799
                                              --------   --------   --------
                                              $  2,300   $  7,107   $  5,282
                                              ========   ========   ========
   Identifiable assets:
       Industrial Refrigeration Systems       $ 52,707   $ 48,249   $ 36,980
       Engines                                  13,917     17,193     10,402
       Cooling and Cogeneration Systems (c)     22,953     23,549      5,691
       Corporate (d)                            21,134     19,426     29,548
                                              --------   --------   --------
                                              $110,711   $108,417   $ 82,621
                                              ========   ========   ========
   Depreciation and amortization:
       Industrial Refrigeration Systems       $  2,501   $  1,551   $  1,350
       Engines                                     295        329        314
       Cooling and Cogeneration Systems            214        192        203
       Corporate                                    23         10          -
                                              --------   --------   --------
                                              $  3,033   $  2,082   $  1,867
                                              ========   ========   ========
   Capital expenditures:
       Industrial Refrigeration Systems       $  4,691   $  4,393   $  2,396
       Engines                                     329        344        223
       Cooling and Cogeneration Systems            240        150        112
       Corporate                                    34         62          -
                                              --------   --------   --------
                                              $  5,294   $  4,949   $  2,731
                                              ========   ========   ========

   (a) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.
   (b) Primarily corporate general and administrative expenses and other expenses for new lines of business.
   (c) Includes $17.3 million in fiscal 1995 of net proceeds from the private placement of shares of ThermoLyte.
   (d) Primarily cash, cash equivalents, and short-term investments.
                                       21PAGE

  Thermo Power Corporation
  Notes to Consolidated Financial Statements

  13.  Quarterly Information (Unaudited)

  (In thousands except per share amounts)

  1996                               First     Second      Third     Fourth
  -------------------------------------------------------------------------
  Revenues                        $ 27,452   $ 29,756   $ 32,429   $ 31,099
  Gross profit                       4,787      4,661      5,323      5,586
  Net income (loss)                    577         43        448       (183)
  Earnings (loss) per share            .05          -        .04       (.01)


  1995                               First     Second      Third     Fourth
  -------------------------------------------------------------------------
  Revenues                        $ 22,314   $ 24,912   $ 27,514   $ 28,515
  Gross profit                       5,266      5,493      5,868      6,805
  Net income                           787        805      1,106      1,490
  Earnings per share                   .06        .07        .09        .12
























                                      22PAGE

    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Power Corporation:

         We have audited the accompanying consolidated balance sheet of Thermo Power Corporation (a Massachusetts corporation and 63%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of September 28, 1996 and September 30, 1995, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended September 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Power Corporation and subsidiaries as of September 28, 1996 and September 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 28, 1996, in conformity with generally accepted accounting principles.

         As discussed in Note 2 to the consolidated financial statements, effective October 2, 1994, the Company changed its method of accounting for investments in debt and marketable equity securities.




                                                 Arthur Andersen LLP



    Boston, Massachusetts
    November 1, 1996







                                       23PAGE

    Thermo Power Corporation

    Management's Discussion and Analysis of Financial Condition and Results of Operations

         Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. These statements involve a number of risks and uncertainties, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Forward-looking Statements."

    Overview

         The Company's business is divided into three segments: Industrial Refrigeration Systems, Engines, and Cooling and Cogeneration Systems. Through the Company's FES division, the Industrial Refrigeration Systems segment supplies standard and custom-designed industrial refrigeration systems used primarily by the food-processing, petrochemical, and pharmaceutical industries. NuTemp, Inc. (NuTemp), which was acquired in May 1994, is a supplier of both remanufactured and new industrial refrigeration and commercial cooling equipment for sale or rental. NuTemp's industrial refrigeration equipment is used primarily in the food-processing, petrochemical, and pharmaceutical industries, and its commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors. The demand for NuTemp's equipment is typically highest in the summer period. Cool summer weather can adversely affect the Company's NuTemp business since the Company's cooling systems are used primarily to reduce temperatures below ambient air temperatures.

         Within the Engines segment, the Company's Crusader Engines division (Crusader) manufactures gasoline engines for recreational boats; propane and gasoline engines for lift trucks; and natural gas engines for vehicular, cooling, pumping, refrigeration, and other industrial applications.

         The Cooling and Cogeneration Systems segment consists of the Company's Tecogen division and the Company's ThermoLyte Corporation (ThermoLyte) subsidiary, formed in March 1995. Tecogen designs, develops, markets, and services packaged cooling and cogeneration systems fueled principally by natural gas for sale to a wide range of commercial, institutional, industrial, and multi-unit residential users. Certain large-capacity cooling systems are manufactured by FES, and the cogeneration systems are manufactured by Crusader. Tecogen also conducts research and development of natural gas-engine technology and on applications of thermal energy. ThermoLyte is developing and commercializing a family of gas-powered lighting products, including area lights, flashlights, emergency lights, and other lighting products.

    Results of Operations

    Fiscal 1996 Compared With Fiscal 1995

         Total revenues increased 17% to $120,736,000 in fiscal 1996 from $103,255,000 in fiscal 1995. Industrial Refrigeration Systems segment
                                       24PAGE

    Thermo Power Corporation
    revenues increased 13% to $73,312,000 in 1996 from $64,708,000 in 1995.
    Revenues at FES increased $7,717,000 in 1996 primarily due to greater demand for custom-designed industrial refrigeration packages, offset in part by lower sales of standard refrigeration systems. Revenues at NuTemp increased $887,000 primarily due to increased demand for remanufactured commercial cooling equipment, offset in part by lower demand for rental equipment resulting from generally milder summer temperatures in 1996 compared with 1995. Engines segment revenues increased 16% to $28,857,000 in 1996 from $24,848,000 in 1995 primarily due to the inclusion of revenues from lift-truck engines and increased demand for gasoline and TecoDrive(R) natural gas engines, offset in part by a decrease of $2,877,000 in revenues from marine-engine related products. Revenues from marine-engine related products declined primarily due to increased competition and a decrease in demand. These trends are expected to continue. Cooling and Cogeneration Systems segment revenues increased 29% to $20,477,000 in 1996 from $15,873,000 in 1995 primarily due to an increase in revenues from gas-fueled cooling systems. Results for the Cooling and Cogeneration Systems segment in 1995 include a fee of $1,187,000 received from one of the Company's distributors of packaged cogeneration systems to satisfy the financial obligations under a minimum purchase contract.

         The gross profit margin decreased to 17% in fiscal 1996 from 23% in fiscal 1995. The gross profit margin for the Industrial Refrigeration Systems segment decreased to 20% in 1996 from 25% in 1995 primarily due to lower margins at FES resulting from a change in sales mix. FES' sales to the petrochemical industry, which have inherently lower margins, increased in 1996 from 1995. To a lesser extent, the gross profit margin decreased due to an increase in depreciation expense at NuTemp resulting from an increase in rental assets, lower manufacturing efficiencies at FES, and higher warranty expenses at NuTemp in 1996 compared with 1995. The Company has experienced a cost increase in one of the major components of its industrial refrigeration packages which is expected to adversely affect the gross profit margin in fiscal 1997. The gross profit margin for the Engines segment decreased to 5% in 1996 from 11% in 1995 primarily due to unusually high warranty expenses and, to a lesser extent, startup costs associated with the introduction of lift-truck engines. The gross profit margin for the Cooling and Cogeneration Systems segment decreased to 22% in 1996 from 29% in 1995 primarily due to the inclusion in 1995 of a fee received from one of the Company's distributors of packaged cogeneration systems discussed above.

         Selling, general and administrative expenses as a percentage of revenues decreased to 14% in fiscal 1996 from 15% in fiscal 1995 primarily due to an increase in total revenues. Research and development expenses as a percentage of revenues remained unchanged at 3% in 1996 and 1995. An increase in research and development expenses for gas-fueled lighting products was offset by a decrease in spending on research and development of natural gas-engine products.

         Interest income decreased to $1,714,000 in fiscal 1996 from $1,919,000 in fiscal 1995. Interest income earned on invested proceeds from ThermoLyte's March 1995 private placement was more than offset by a
                                       25PAGE

    Thermo Power Corporation
    decrease in interest income earned on the Company's other investments due to lower average invested balances. Gain on sale of investments, net, in 1996 primarily represents a gain of $344,000 relating to the sale of the Company's remaining investment in Thermo Electron Corporation (Thermo Electron) common stock and a gain of $125,000 relating to the sale of the Company's remaining investment in 6.5% subordinated convertible debentures, which were issued by Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron (Note 8). These gains were largely offset by a write-down of other investments.

         The effective tax rate was 48% in fiscal 1996, compared with 39% in fiscal 1995. These rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and, in fiscal 1996, a valuation allowance established for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary.

    Fiscal 1995 Compared With Fiscal 1994

         Total revenues increased 16% to $103,255,000 in fiscal 1995 from $89,334,000 in fiscal 1994. Industrial Refrigeration Systems segment revenues increased 13% to $64,708,000 in 1995 from $57,372,000 in 1994.
    Industrial Refrigeration Systems segment revenues increased $5,577,000 due to the inclusion of sales for a full year from NuTemp, which was acquired in May 1994. Engines segment revenues increased 23% to $24,848,000 in 1995 from $20,204,000 in 1994 primarily due to increased demand for Crusader's inboard marine-engine related products and, to a lesser extent, natural gas-fueled TecoDrive engines. Results for 1994 included $1,632,000 of revenues from sterndrive marine engine-related products. The Company's sterndrive customer exited that market in fiscal 1994. Cooling and Cogeneration Systems segment revenues increased 20% to $15,873,000 in 1995 from $13,192,000 in 1994 due to the inclusion of a fee of $1,187,000 received from one of the Company's distributors of packaged cogeneration systems to satisfy the financial obligations under a minimum purchase contract and an increase of $1,184,000 in revenues from gas-fueled cooling systems. These increases were offset in part by a decrease in revenues from packaged cogeneration systems.

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

         Selling, general and administrative expenses as a percentage of revenues decreased to 15% in fiscal 1995 from 16% in fiscal 1994

                                       26PAGE

    Thermo Power Corporation
    primarily due to an increase in total revenues. Research and development expenses as a percentage of revenues increased to 3% in 1995 from 2% in 1994 primarily due to development costs associated with natural gas-engine products and, to a lesser extent, gas-fueled lighting products.

         Interest income increased to $1,919,000 in fiscal 1995 from $1,278,000 in fiscal 1994, reflecting interest income earned on invested proceeds from ThermoLyte's March 1995 private placement and, to a lesser extent, higher prevailing interest rates in 1995. The increase was offset in part by lower average invested amounts as a result of the cash expended for the acquisition of NuTemp in May 1994. Interest expense decreased to $23,000 in 1995 from $61,000 in 1994 due to the repayment of a $3,000,000 principal amount 6.2% subordinated convertible note to Thermo Electron in the first quarter of fiscal 1994. Gain on sale of investments, net, primarily represents a gain of $768,000 in 1995 and $616,000 in 1994 relating to the sale of the Company's investment in subordinated convertible debentures issued by Thermedics Inc., a majority-owned subsidiary of Thermo Electron.

         The effective tax rate was 39% in fiscal 1995 and 1994. This rate exceeded the statutory federal income tax rate primarily due to the impact of state income taxes.

    Liquidity and Capital Resources

         Working capital was $57,719,000 at September 28, 1996, compared with $60,140,000 at September 30, 1995. Included in working capital are cash, cash equivalents, and available-for-sale investments of $35,880,000 at September 28, 1996, compared with $34,170,000 at September 30, 1995. Of the $35,880,000 balance at September 28, 1996, $16,474,000 was held by ThermoLyte and the remainder was held by the Company and its wholly owned subsidiaries. During fiscal 1996, $7,210,000 of cash was provided by operating activities.

         During the first quarter of fiscal 1996, the Company acquired the thermoelectric cooling module business of ThermoTrex Corporation (ThermoTrex) for $860,000, which was the net book value of the business acquired (Note 3). ThermoTrex is a majority-owned subsidiary of Thermo Electron.

         In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock and one redemption right, in a private placement. Holders of the common stock purchased in the offering will have the option to require ThermoLyte to redeem in December 1998 or 1999 any or all of their shares at $10.00 per share. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.

         During fiscal 1996, the Company expended an aggregate of $5,294,000 for purchases of rental assets and property, plant and equipment. In

                                       27PAGE

    Thermo Power Corporation
    fiscal 1997, the Company expects to make capital expenditures of approximately $5,200,000. The Company believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

    Forward-looking Statements

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

         Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. Although the Company has a proprietary position with respect to certain features of its products, the core technologies relating to its cooling and cogeneration products are mature and available to other companies. A number of companies, including companies with greater financial resources than those of the Company, offer products that compete with those offered by the Company, and there can be no assurance that other companies will not develop competitive products. In addition, electric utility pricing programs provide competition for the Company's cooling and cogeneration products.

         The Company's sale of industrial refrigeration systems is subject to intense competition. The industrial refrigeration market is mature, highly fragmented, and extremely dependent on close customer contacts.

         Competition in the compressed natural gas (CNG) vehicle and alternative-fuel engine markets is intense, and current and potential competitors in some or all segments of these markets include major automotive and natural gas companies and other companies that have greater financial resources than the Company. If the CNG vehicle business is to succeed, natural gas will need to be economically attractive compared with other alternative fuels, such as ethanol and methanol, and compared with improved gasoline formulas.

         Several companies offer marine engines that compete with those manufactured by Crusader. In addition, in recent years, certain large manufacturers of marine engines have vertically integrated their respective businesses by acquiring boat manufacturers that previously had been independent purchasers of engines from Crusader and other engine manufacturers. The number of potential buyers of Crusader's engines has decreased accordingly.

         Dependence of Markets on Government Regulation. The natural gas vehicle market is in its formative stage. The use of CNG engines in vehicles in the United States results primarily from governmental regulations mandating or encouraging the use of alternative fuels. The Company's CNG engine business is subject to the demand driven by various
                                       28PAGE

    Thermo Power Corporation
    provisions of the 1990 Clean Air Act, as well as energy and environmental legislation that has been or may be enacted at state and local levels, which may be more stringent than federal laws. Natural gas is one of many alternative fuels that are addressed by the regulations. Others include methanol, ethanol, propane, hydrogen, electricity, and reformulated gasoline. There can be no assurance that natural gas will become a preferred alternative fuel for vehicles or that existing and future regulations or their enforcement will create material long-term demand for natural gas-powered vehicles.

         The Public Utility Regulatory Policies Act of 1978 (PURPA) and state laws and regulations implementing PURPA prohibit discrimination by electric utilities against cogeneration providers and require utilities to purchase cogenerated electricity under certain conditions. Under these regulations, certain classes of facilities are exempt from the provisions of the Public Utility Holding Company Act, as well as many state laws and regulations regarding the setting of electricity rates and the financial and organizational regulation of electric utilities, and certain provisions of the Federal Power Act. Because the Company's current customers typically do not sell power to electric utilities, the Company does not rely to a significant extent on the provisions of PURPA that require utilities to purchase electricity from cogeneration providers. However, recent bills in Congress have proposed amendments to, and in some cases, the repeal of, certain of these laws or regulations. Any such amendment or repeal could have a material adverse effect on the Company's cogeneration business.

         Importance of Energy Prices. The cost savings that result from use of the Company's packaged cooling and cogeneration systems are directly related to the retail price of electricity. In the past several years, electricity prices have declined in many areas and rates remain relatively low on a historical basis in many regions. Given prevailing rate structures, demand for the Company's cooling and cogeneration systems has been less than anticipated. Although the Company believes that increases in demand, as well as potential increases in the cost of fuel, will lead to eventual increases in electricity rates, there can be no assurance that electricity prices will increase in the future. The economic benefits of the Company's natural gas engine products and packaged cooling and cogeneration systems are also affected by the cost of natural gas. A significant increase in the relative cost of natural gas could also have a material adverse effect on the sale of certain of the Company's products.

         Incentives for Cooling Systems. Purchasers of the Company's Tecochill(R) cooling systems often receive investment incentives for the purchase of Tecochill equipment from gas utilities or state or municipal governments. Although the Company has no reason to believe these incentives will be discontinued, elimination of these incentives could have a material adverse effect on sales of the Company's Tecochill systems.

                                       29PAGE

    Thermo Power Corporation

         Risks Associated with Acquisition Strategy; No Assurance of a Successful Acquisition Strategy. The Company's growth strategy is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Businesses that the Company may seek to acquire in the future may be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by the Company, the Company must successfully reduce expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. In addition, promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. There can be no assurance that the Company will be able to complete pending or future acquisitions. In order to finance any such acquisitions, it may be necessary for the Company to raise additional funds either through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company.

         Risks Associated with Protection, Defense and Use of Intellectual Property and Ownership of Technology Rights. The Company holds several patents relating to various aspects of its products, and believes that proprietary technical know-how is critical to many of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will be issued from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be
                                       30PAGE

    Thermo Power Corporation
    breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

         In addition, a significant percentage of the Company's research and development is sponsored by third parties. Sponsors of these programs generally own the rights to technology that is developed as a result of the Company's work under the programs. These rights could limit the Company's ability to commercialize any technological breakthroughs made in the course of such work.

         No Assurance of Development and Commercialization of ThermoLyte Products; Uncertain Market Acceptance; Potential Product Liability. The Company's ThermoLyte subsidiary is developing propane-fueled lighting products. Product development involves a high degree of risk, and returns to investors are dependent upon successful development and commercialization of the ThermoLyte products. There can be no assurance that the Company will be able to build the sales and marketing organization necessary for the successful commercialization of its products. In addition, as with any new technology, there is substantial risk that the marketplace may not accept or be receptive to the potential benefits of such technology. Market acceptance of the Company's proposed products will depend, in large part, upon the ability of the Company to demonstrate the safety of such products and their advantages over commercially available alternatives. There can be no assurance that the ThermoLyte products will be accepted by the public. Finally, because the ThermoLyte products will be powered by propane or a similar fuel that is combustible, the Company may be subject to potential product liability damages. The Company intends to design the ThermoLyte products to minimize these effects and believes that it will be able to obtain insurance against such liabilities on terms acceptable to the Company. However, no assurance can be given that damages from product liability will not have a material adverse impact on the results of operations, financial condition, or reputation of the Company.










                                       31PAGE

   Thermo Power Corporation


  Selected Financial Information

  (In thousands except
  per share amounts)            1996    1995(a)   1994(b)   1993(c)      1992
  ---------------------------------------------------------------------------
  Statement of Income Data:
    Revenues                $120,736  $103,255  $ 89,334  $ 75,429   $ 34,137
    Net income                   885     4,188     3,248     1,923        355
    Earnings per share           .07       .34       .26       .18        .04

  Balance Sheet Data:
    Working capital         $ 57,719  $ 60,140  $ 43,143  $ 50,467   $ 19,173
    Total assets             110,711   108,417    82,621    79,513     28,675
    Long-term
      obligations                305       364       344     3,395      3,000
    Common stock of
      subsidiary subject
      to redemption           17,747    17,435         -         -          -
    Shareholders'
      investment              67,368    65,825    60,475    56,599     18,302


  (a) Reflects the net proceeds from the private placement of shares of ThermoLyte Corporation in March 1995.
  (b) Reflects the May 1994 acquisition of NuTemp, Inc.
  (c) Reflects the October 1992 acquisition of FES and the net proceeds of the Company's February 1993 public offering of common stock.












                                       32PAGE

    Thermo Power Corporation

    Common Stock Market Information

         The following table shows the market range for the Company's common stock based on reported sales prices on the American Stock Exchange (symbol THP) for fiscal 1996 and 1995.

                                         1996                 1995
                                  -----------------    -----------------
    Quarter                         High      Low        High      Low
    --------------------------------------------------------------------
    First                         $16 1/4   $12 1/4    $ 9 7/8  $ 8 5/8
    Second                         16 1/8    11 3/8     10 3/8    8 7/8
    Third                          17 3/8    11 3/4     18 7/8    9 3/4
    Fourth                         12 5/8     9 5/16    19 1/2   15 1/8

         As of November 22, 1996, the Company had 481 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on November 22, 1996, was $8 3/4 per share.

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

         American Stock Transfer & Trust Company
         Shareholder Services Department
         40 Wall Street, 46th Floor
         New York, New York 10005
         (718) 921-8200

    Shareholder Services

         Shareholders of Thermo Power Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Vice President and Chief Financial Officer, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111.
    A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Beginning with the fiscal 1997 fiscal year, quarterly distribution will be limited to the second quarter report only. All quarterly reports and press releases are also available through the Internet at the Company's home page on the World Wide Web (http://www.thermo.com/subsid/thp.html).

    Dividend Policy

         The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.
                                       33PAGE

    Thermo Power Corporation


    Form 10-K Report

         A copy of the Annual Report on Form 10-K for the fiscal year ended September 28, 1996, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Vice President and Chief Financial Officer, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.


    Annual Meeting

         The annual meeting of shareholders will be held on Friday, March 21, 1997, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts.





























                                       34PAGE