Form 10-K, Exhibit 13
period 1997-09-27
THERMO POWER CORP
filed 1997-12-05
CIK 813895

Exhibit 13











                            THERMO POWER CORPORATION

                        Consolidated Financial Statements

                                 Fiscal Year 1997
PAGE

    Thermo Power Corporation                        1997 Financial Statements

                        Consolidated Statement of Income

                                                     Year Ended
                                        ------------------------------------
    (In thousands except                Sept. 27,    Sept. 28,     Sept. 30,
    per share amounts)                       1997         1996          1995
    ------------------------------------------------------------------------
    Revenues (Note 12)                   $121,046     $120,736      $103,255
                                         --------     --------      --------
    Costs and Operating Expenses:
      Cost of revenues                     99,154      100,379        79,823
      Selling, general, and
        administrative expenses (Note 6)   16,926       16,739        15,886
      Research and development expenses     2,296        3,214         3,065
                                         --------     --------      --------
                                          118,376      120,332        98,774
                                         --------     --------      --------
    Operating Income                        2,670          404         4,481

    Interest Income                         1,829        1,714         1,919
    Interest Expense                          (18)         (26)          (23)
    Gain on Sale of Investments, Net
      (includes $53, $469, and $768 on
      sale of related-party investments;
      Notes 2 and 6)                           53          208           730
                                         --------     --------      --------
    Income Before Income Taxes
      and Minority Interest                 4,534        2,300         7,107
    Provision for Income Taxes (Note 5)     2,118        1,103         2,737
    Minority Interest Expense                 312          312           182
                                         --------     --------      --------
    Net Income                           $  2,104     $    885      $  4,188
                                         ========     ========      ========

    Earnings per Share                   $    .17     $    .07      $    .34
                                         ========     ========      ========

    Weighted Average Shares                12,212       12,466        12,372
                                         ========     ========      ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        2PAGE

    Thermo Power Corporation                        1997 Financial Statements

                           Consolidated Balance Sheet

                                                     Sept. 27,     Sept. 28,
    (In thousands)                                        1997          1996
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                       $ 19,347      $ 29,852
      Available-for-sale investments, at quoted
        market value (amortized cost of $9,129 and
        $6,022; Notes 2 and 6)                           9,171         6,028
      Accounts receivable, less allowances of $757
        and $589                                        21,012        18,054
      Unbilled contract costs and fees                   4,856         7,110
      Inventories                                       19,884        18,637
      Prepaid income taxes (Note 5)                      3,118         2,921
      Other current assets                                 219           324
                                                      --------      --------
                                                        77,607        82,926
                                                      --------      --------
    Rental Assets, at Cost, Net                         10,276         9,980
                                                      --------      --------
    Property, Plant, and Equipment, at Cost, Net        10,591         9,767
                                                      --------      --------
    Long-term Available-for-sale Investments,
      at Quoted Market Value (amortized cost of
      $2,301 and $210; Notes 2, 6, and 13)               2,200           184
                                                      --------      --------
    Other Assets                                           236           345
                                                      --------      --------
    Cost in Excess of Net Assets of Acquired
      Companies                                          7,082         7,509
                                                      --------      --------
                                                      $107,992      $110,711
                                                      ========      ========

                                        3PAGE

    Thermo Power Corporation                        1997 Financial Statements

                                                     Sept. 27,     Sept. 28,
    (In thousands except share amounts)                   1997          1996
    ------------------------------------------------------------------------
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Accounts payable                                $  9,622      $ 14,005
      Accrued payroll and employee benefits              3,133         2,832
      Billings in excess of contract costs and fees      1,353         1,017
      Accrued warranty costs                             3,435         2,323
      Accrued income taxes                               1,620           713
      Other accrued expenses                             3,240         3,806
      Due to parent company and affiliated companies       496           511
                                                      --------      --------
                                                        22,899        25,207
                                                      --------      --------
    Deferred Income Taxes (Note 5)                         114            84
                                                      --------      --------
    Long-term Obligations (Notes 9 and 10)                 252           305
                                                      --------      --------
    Commitments (Notes 6 and 7)

    Common Stock of Subsidiary Subject to Redemption
      ($18,450 redemption value)                        18,059        17,747
                                                      --------      --------
    Shareholders' Investment (Notes 4 and 8):
      Common stock, $.10 par value, 30,000,000
        shares authorized; 12,493,371 and 12,487,149
        shares issued                                    1,249         1,249
      Capital in excess of par value                    55,283        54,448
      Retained earnings                                 13,811        11,707
      Treasury stock at cost, 578,124 and 2,724
        shares                                          (3,636)          (23)
      Net unrealized loss on available-for-sale
        investments (Note 2)                               (39)          (13)
                                                      --------      --------
                                                        66,668        67,368
                                                      --------      --------
                                                      $107,992      $110,711
                                                      ========      ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        4PAGE

    Thermo Power Corporation                        1997 Financial Statements

                      Consolidated Statement of Cash Flows

                                                     Year Ended
                                         -----------------------------------
                                         Sept. 27,    Sept. 28,     Sept. 30,
    (In thousands)                           1997         1996          1995
    ------------------------------------------------------------------------
    Operating Activities
      Net income                         $  2,104     $    885      $  4,188
      Adjustments to reconcile net
        income to net cash provided
        by (used in) operating
        activities:
          Depreciation and amortization     3,156        3,033         2,082
          Provision for losses on
            accounts receivable               252          191             3
          Minority interest expense           312          312           182
          Gain on sale of investments,
            net (Notes 2 and 6)               (53)        (208)         (730)
          Deferred income tax expense
            (benefit)                        (403)         372            62
          Other noncash items                   3            -          (191)
          Changes in current accounts,
            excluding the effects of
            acquisitions:
              Accounts receivable          (3,210)         216        (4,568)
              Inventories                  (1,247)       1,769        (7,889)
              Unbilled contract costs
                and fees                    2,254         (766)         (992)
              Other current assets            105          428          (786)
              Accounts payable             (4,383)         740         3,333
              Other current liabilities     3,318          238           196
                                         --------     --------      --------
    Net cash provided by (used in)
      operating activities                  2,208        7,210        (5,110)
                                         --------     --------      --------
    Investing Activities:
      Acquisitions, net of cash
        acquired (Note 3)                       -         (860)       (2,500)
      Purchases of available-for-sale
        investments                       (11,301)      (5,000)         (365)
      Proceeds from sale and maturities
        of available-for-sale investments   6,000        8,982         9,074
      Proceeds from sale of related-party
        investments (Note 6)                  262          852         1,599
      Increase in rental assets            (3,191)      (4,849)       (3,865)
      Proceeds from sale of rental
        assets                              1,522        2,268         1,017
      Purchases of property, plant,
        and equipment                      (2,431)      (2,713)       (2,101)
      Other                                    21          140           273
                                         --------     --------      --------
    Net cash provided by (used in)
      investing activities               $ (9,118)    $ (1,180)     $  3,132
                                         --------     --------      --------
                                        5PAGE

    Thermo Power Corporation                        1997 Financial Statements

                                                     Year Ended
                                        ------------------------------------
                                        Sept. 27,    Sept. 28,     Sept. 30,
    (In thousands)                           1997         1996          1995
    ------------------------------------------------------------------------
    Financing Activities:
      Net proceeds from issuance of
        Company and subsidiary common
        stock                            $     71     $    377      $ 18,064
      Repurchases of Company common
        stock                              (3,613)           -             -
      Repayment of long-term obligations      (53)         (59)          (56)
                                         --------     --------      --------
    Net cash provided by (used in)
      financing activities                 (3,595)         318        18,008
                                         --------     --------      --------
    Increase (Decrease) in Cash and
      Cash Equivalents                    (10,505)       6,348        16,030
    Cash and Cash Equivalents at
      Beginning of the Year                29,852       23,504         7,474
                                         --------     --------      --------
    Cash and Cash Equivalents at End
      of Year                            $ 19,347     $ 29,852      $ 23,504
                                         ========     ========      ========

    Cash Paid for:
      Interest                           $     18     $     26      $     23
      Income taxes                       $    445     $    894      $  2,796

    Noncash Investing Activities:
      Fair value of assets of acquired
        companies                        $      -     $    860      $  2,500
      Cash paid for acquired companies          -         (860)       (2,500)
                                         --------     --------      --------
          Liabilities assumed of
            acquired companies           $      -     $      -      $      -
                                         ========     ========      ========


    The accompanying notes are an integral part of these consolidated financial statements.

                                        6PAGE

    Thermo Power Corporation                        1997 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                            1997       1996         1995
    ----------------------------------------------------------------------
    Common Stock, $.10 Par Value
      Balance at beginning of year         $ 1,249    $ 1,248      $ 1,243
      Issuance of stock under employees'
        and directors' stock plans               -          1            5
                                           -------    -------      -------
      Balance at end of year                 1,249      1,249        1,248
                                           -------    -------      -------
    Capital in Excess of Par Value
      Balance at beginning of year          54,448     53,898       53,211
      Issuance of stock under employees'
        and directors' stock plans              71         58          534
      Tax benefit related to employees'
        and directors' stock plans
        (Note 5)                               764        492          153
                                           -------    -------      -------
      Balance at end of year                55,283     54,448       53,898
                                           -------    -------      -------
    Retained Earnings
      Balance at beginning of year          11,707     10,822        6,634
      Net income                             2,104        885        4,188
                                           -------    -------      -------
      Balance at end of year                13,811     11,707       10,822
                                           -------    -------      -------
    Treasury Stock
      Balance at beginning of year             (23)      (341)        (613)
      Purchases of Company common stock     (3,613)         -            -
      Issuance of stock under employees'
        and directors' stock plans               -        318          272
                                           -------    -------      -------
      Balance at end of year                (3,636)       (23)        (341)
                                           -------    -------      -------
    Net Unrealized Loss on Available-for-
      sale Investments
      Balance at beginning of year             (13)       198            -
      Effect of change in accounting
        principle (Note 2)                       -          -          268
      Change in net unrealized loss on
        available-for-sale investments
        (Note 2)                               (26)      (211)         (70)
                                           -------    -------      -------
      Balance at end of year                   (39)       (13)         198
                                           -------    -------      -------
    Total Shareholders' Investment         $66,668    $67,368      $65,825
                                           =======    =======      =======


    The accompanying notes are an integral part of these consolidated financial statements.

                                        7PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        Thermo Power Corporation (the Company) manufactures, markets, and services industrial refrigeration equipment, natural gas engines for vehicular and stationary applications, marine engines, fork-lift engines, and natural gas-fueled commercial cooling and cogeneration systems. The Company also conducts research and development on applications of thermal energy and rents commercial cooling and industrial refrigeration equipment. In addition, the Company is developing and commercializing various gas-powered lighting products.

    Relationship with Thermo Electron Corporation
        The Company was incorporated on June 6, 1985, as a wholly owned subsidiary of Thermo Electron Corporation. As of September 27, 1997, Thermo Electron owned 8,127,906 shares of the Company's common stock, representing 68% of such stock outstanding.

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its 78%-owned privately held subsidiary, ThermoLyte Corporation. All material intercompany accounts and transactions have been eliminated.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest September 30. References to fiscal 1997, 1996, and 1995 are for the fiscal years ended September 27, 1997, September 28, 1996, and September 30, 1995, respectively.

    Revenue Recognition
        The Company recognizes revenues upon shipment of its products or upon completion of services it renders, and recognizes rental revenues on a straight-line basis over the term of the rental contract. The Company provides a reserve for its estimate of warranty costs at the time of shipment. Revenues and profits on contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method, including revenues from research and development contracts, were $60,590,000 in fiscal 1997, $57,842,000 in fiscal 1996, and $53,045,000 in fiscal 1995. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. Contracts at the Company's FES division generally provide for the billing of customers on a fixed-price basis upon contract completion. Contracts at the Company's Tecogen division generally provide for the billing of customers on a cost-plus-fixed-fee basis as costs are incurred. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected

                                        8PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

    Research and Development Arrangements
        The Company has research and development arrangements with the natural gas industry and various government agencies. Revenues in the accompanying statement of income include $4,688,000, $5,836,000, and $4,917,000 and cost of revenues include $3,776,000, $4,475,000, and
    $3,548,000 related to these arrangements in fiscal 1997, 1996, and 1995, respectively. The Company is required to pay royalties for any technologies developed or products commercialized under several of these arrangements. Selling, general, and administrative expenses in the accompanying statement of income include royalty expense related to these arrangements of $65,000, $71,000, and $51,000 in fiscal 1997, 1996, and
    1995, respectively.

    Stock-based Compensation Plans
         The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

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

    Cash and Cash Equivalents
        As of September 27, 1997, $17,994,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government-agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily

                                        9PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.

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

    Inventories
        Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                         1997         1996
    ------------------------------------------------------------------------
    Raw materials and supplies                          $17,570      $16,233
    Work in process and finished goods                    2,314        2,404
                                                        -------      -------
                                                        $19,884      $18,637
                                                        =======      =======
    Rental Assets
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation on rental assets over an estimated useful life of seven years. Accumulated depreciation was $3,369,000 and $2,378,000 at fiscal year-end 1997 and 1996, respectively.

    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 40 years; machinery and equipment, 3 to 12 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                         1997         1996
    ------------------------------------------------------------------------
    Land                                                $   252      $   252
    Buildings                                             5,731        5,558
    Machinery, equipment, and leasehold improvements     13,654       11,770
                                                        -------      -------
                                                         19,637       17,580
    Less: Accumulated depreciation and amortization       9,046        7,813
                                                        -------      -------
                                                        $10,591      $ 9,767
                                                        =======      =======
                                       10PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Cost in Excess of Net Assets of Acquired Companies
        The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $710,000 and $512,000 at fiscal year-end 1997 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

    Common Stock of Subsidiary Subject to Redemption
        In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock, $.001 par value, and one redemption right, at $10.00 per unit, for net proceeds of $17,253,000. Holders of the common stock purchased in the offering will have the option to require ThermoLyte to redeem in December 1998 or 1999 any or all of their shares at $10.00 per share. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted using the straight-line method over the period ending December 1998, which corresponds to the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income. ThermoLyte is developing various gas-powered lighting products for commercialization. Following the offering, the Company owned 78% of ThermoLyte's outstanding common stock.

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

    Presentation
        Certain amounts in fiscal 1996 and 1995 have been reclassified to conform to the presentation in the fiscal 1997 financial statements.

    2.  Available-for-sale Investments

        The Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of

                                       11PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Available-for-sale Investments (continued)

    shareholders' investment titled "Net unrealized loss on available-for-sale investments." Effect of change in accounting principle in the accompanying fiscal 1995 statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on October 2, 1994.
        The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

                                                          Gross       Gross
                                  Market       Cost  Unrealized  Unrealized
    (In thousands)                 Value      Basis       Gains      Losses
    ------------------------------------------------------------------------
    1997

    Government-agency securities $ 5,008    $ 4,982     $    26     $     -
    Corporate bonds                4,068      4,052          16           -
    Other                          2,295      2,396           -        (101)
                                 -------    -------     -------     -------
                                 $11,371    $11,430     $    42     $  (101)
                                 =======    =======     =======     =======

    1996

    Government-agency securities $ 5,992    $ 5,986     $     6     $     -
    Other                            220        246           -         (26)
                                 -------    -------     -------     -------
                                 $ 6,212    $ 6,232     $     6     $   (26)
                                 =======    =======     =======     =======

        Short- and long-term available-for-sale investments in the accompanying fiscal 1997 balance sheet include equity securities of $2,200,000 and debt securities of $9,171,000 with contractual maturities of more than one year through five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both, to redeem these securities at an earlier date.
        The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. Gain on sale of investments, net, in the accompanying fiscal 1997 statement of income resulted from gross realized gains relating to the sale of available-for-sale investments. Gain on sale of investments, net, in the accompanying fiscal 1996 and 1995 statement of income resulted from gross realized gains of $469,000 and 768,000, respectively, and gross realized losses of $18,000 and $38,000, respectively, relating to the sale of available-for-sale investments, and a write-down of other investments of $243,000 in fiscal 1996.

                                       12PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    3.  Acquisitions

        In the first quarter of fiscal 1996, the Company acquired the thermoelectric cooling module business of ThermoTrex Corporation for $860,000, which was the net book value of the business acquired. ThermoTrex is a majority-owned subsidiary of Thermo Electron. Because the Company and the thermoelectric cooling module business were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to the pooling-of-interests method. The results of the thermoelectric cooling module business were not material to the Company's results, and therefore the Company's historical financial information for periods prior to fiscal 1996 has not been restated. The results of the thermoelectric cooling module business have been included in the accompanying financial statements from the date of acquisition.
        Effective May 1, 1994, the Company acquired NuTemp, Inc. for $7,947,000 in cash. In fiscal 1995, the Company paid an additional $2,500,000 as a result of NuTemp having achieved certain previously agreed upon performance goals through the period ending May 1, 1995. The additional payment was recorded as an increase in cost in excess of net assets of acquired companies, which is being amortized over 40 years.

    4.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        The Company has stock-based compensation plans for its key employees, directors, and others. The Company's equity incentive plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from three to ten years after the first anniversary of the grant date, depending on the term of the option, which may range from five to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options in the Company and its majority-owned subsidiary to outside directors pursuant to a formula approved by the Company's shareholders. Options in the Company awarded under this plan are exercisable six months after the date of grant and expire three or seven

                                       13PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.
        A summary of the Company's stock option information is as follows:

                               1997              1996             1995
                        -----------------  ---------------- ---------------
                                                                   Range of
                                Weighted           Weighted          Option
                        Number   Average  Number    Average  Number  Prices
    (Shares in              of  Exercise      of   Exercise      of     per
    thousands)          Shares     Price  Shares      Price  Shares   Share
    -----------------------------------------------------------------------
    Options outstanding,                                            $ 4.20-
     beginning of year   1,342    $ 9.35   1,406     $ 9.24   1,259 $10.15
                                                                      8.95-
      Granted               68      8.07      12      13.07     296  17.53
                                                                      4.20-
      Exercised             (1)     5.45     (40)      6.76    (111)  9.58
                                                                      7.45-
      Forfeited           (126)     9.03     (36)      8.98     (38)  9.58
                         -----             -----              -----
    Options outstanding,                                            $ 4.20-
     end of year         1,283    $ 9.32   1,342     $ 9.35   1,406 $17.53
                         =====    ======   =====     ======   ===== ======

    Options                                                         $ 4.20-
      exercisable        1,283    $ 9.32   1,342     $ 9.35   1,406 $17.53
                         =====    ======   =====     ======   ===== ======

    Options available
      for grant             49                75                 97
                         =====             =====              =====

    Weighted average
      fair value per
      share of options
      granted during
      year                        $ 3.45             $ 4.83
                                  ======             ======

                                       14PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

   4.  Employee Benefit Plans (continued)

       A summary of the status of the Company's stock options at September 27, 1997, is as follows:
                                   Options Outstanding and Exercisable
                               -------------------------------------------
                               Number   Weighted Average
                                   of          Remaining  Weighted Average
   Range of Exercise Prices    Shares   Contractual Life    Exercise Price
   -----------------------------------------------------------------------
   (Shares in thousands)

   $ 6.40 - $ 9.18              1,068          6.8 years            $ 8.86
     9.19 -  11.96                157          2.2 years              9.62
    11.97 -  14.75                  8          3.8 years             13.65
    14.76 -  17.53                 50          0.8 years             17.53
                                -----
   $ 6.40 - $17.53              1,283          6.0 years            $ 9.32
                                =====

   Employee Stock Purchase Program
   -------------------------------
       Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 1997, 1996, and 1995, the Company issued 4,622 shares, 18,012 shares, and 25,859 shares, respectively, of its common stock under this program.

   Pro Forma Stock-based Compensation Expense
       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in fiscal 1997 and 1996 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

   (In thousands except per share amounts)                  1997      1996
   -----------------------------------------------------------------------
   Net income:
     As reported                                          $2,104    $  885
     Pro forma                                             1,883       708

   Earnings per share:
     As reported                                             .17       .07
     Pro forma                                               .15       .06

                                       15PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

        Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
        The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                           1997        1996
    -----------------------------------------------------------------------
    Volatility                                              43%         43%
    Risk-free interest rate                                6.0%        5.7%
    Expected life of options                          4.2 years   3.3 years

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    401(k) Savings Plan and Employee Stock Ownership Plan
        The majority of the Company's employees are eligible to participate in Thermo Electron's 401(k) savings plan and, prior to January 1, 1995, certain employees were eligible to participate in Thermo Electron's employee stock ownership plan (ESOP). Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $666,000, $674,000, and $653,000 in fiscal 1997, 1996, and 1995, respectively. Effective December 31, 1994, the ESOP was split into two plans: ESOP I, covering employees of Thermo Electron's corporate office and its wholly owned subsidiaries, and ESOP II, covering employees of certain of Thermo Electron's majority-owned subsidiaries, including the Company. Also, effective December 31, 1994, the ESOP II plan was terminated, and as a result, the Company's employees are no longer eligible to participate in an ESOP.
                                       16PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Income Taxes

        The components of the provision for income taxes are as follows:

    (In thousands)                              1997        1996       1995
    -----------------------------------------------------------------------
    Currently payable:
      Federal                                 $2,067      $  599     $2,150
      State                                      454         132        525
                                              ------      ------     ------
                                               2,521         731      2,675
                                              ------      ------     ------

    Deferred (prepaid), net:
      Federal                                   (316)        305         54
      State                                      (87)         67          8
                                              ------      ------     ------
                                                (403)        372         62
                                              ------      ------     ------
                                              $2,118      $1,103     $2,737
                                              ======      ======     ======

        The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $764,000, $492,000, and $153,000 of such benefits that have been allocated to capital in excess of par value in fiscal 1997, 1996, and 1995, respectively.
        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes and minority interest due to the following:

    (In thousands)                               1997       1996       1995
    -----------------------------------------------------------------------
    Provision for income taxes at
      statutory rate                          $1,542      $  782     $2,416
    Increases (decreases) resulting from:
      State income taxes, net of federal
        benefit                                  242         131        353
      Losses not benefited                       258         214          -
      Income from tax-preferred securities         -         (46)      (122)
      Nondeductible expenses                     176         100         83
      Other                                     (100)        (78)         7
                                              ------      ------     ------
                                              $2,118      $1,103     $2,737
                                              ======      ======     ======

                                       17PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Income Taxes (continued)

        Prepaid income taxes in the accompanying balance sheet consists of the following:

    (In thousands)                                1997       1996
    -------------------------------------------------------------
    Prepaid income taxes:
      Inventory basis difference                $  807     $  730
      Accrued warranty costs                     1,340        906
      Accrued compensation                         650        596
      Reserves and accruals                        164        459
      Allowance for doubtful accounts              295        230
      Federal and state loss carryforwards         444        214
                                                ------     ------
                                                 3,700      3,135
      Less: Valuation allowance                   (582)      (214)
                                                ------     ------
                                                $3,118     $2,921
                                                ======     ======

        The valuation allowance relates to the uncertainty surrounding the realization of net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary. As of September 27, 1997, ThermoLyte had net operating loss carryforwards of approximately $1.1 million that begin to expire in fiscal 2011.

    6.  Related-party Transactions

    Corporate Services Agreement
        The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.20% and 1.25% of the Company's revenues in calendar year 1995 and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $1,210,000, $1,262,000, and $1,250,000 in fiscal
    1997, 1996, and 1995, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationships among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

                                       18PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    6.  Related-party Transactions (continued)

    Related Party Revenues
         The Company sells products in the ordinary course of business to a wholly owned subsidiary of Thermo Electron. Sales of such products totaled $423,000, $104,000, and $987,000 in fiscal 1997, 1996, and 1995, respectively.

    Other Related-party Services
        The Company provides contract administration, data processing, and other services to certain companies affiliated with Thermo Electron. The Company is reimbursed for costs incurred based on actual usage. For these services, the Company was reimbursed $105,000, $167,000, and $209,000 in fiscal 1997, 1996, and 1995, respectively.

    Leases
        The Company leases an office and laboratory facility from Thermo Electron under an agreement expiring in 2002. The accompanying statement of income includes expenses from this operating lease of $170,000 in fiscal 1997, 1996, and 1995. The future minimum payments due under this operating lease as of September 27, 1997, are $326,000 per year through fiscal 2002. Total future minimum lease payments are $1,630,000.

    Repurchase Agreement
        The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

    Other Related-party Transactions
        In May 1997, the Company sold 420,000 shares of common stock of The Randers Group Incorporated to Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron, for proceeds of $262,000, resulting in a gain of $53,000.
        In February 1996, the Company sold $365,000 principal amount of 6.5% subordinated convertible debentures to an unrelated party for net proceeds of $490,000, which resulted in a gain of $125,000. The debentures were issued by Thermo TerraTech Inc.
        In December 1995, the Company sold 10,969 shares of Thermo Electron common stock to an unrelated party for net proceeds of $362,000, which resulted in a gain of $344,000.
        In May 1995, the Company sold $920,000 principal amount of 6 1/2% subordinated convertible debentures to an unrelated party for net proceeds of $1,578,000, which resulted in a gain of $768,000. The debentures were issued by Thermedics Inc., a majority-owned subsidiary of Thermo Electron.

    7.  Commitments

        In addition to the lease described in Note 6, the Company leases equipment and manufacturing, engine testing, service, and office facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $1,219,000, $1,166,000, and $1,044,000 in fiscal 1997, 1996, and 1995, respectively. Future

                                       19PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    7.  Commitments (continued)

    minimum payments due under noncancellable operating leases as of September 27, 1997, are $970,000 in fiscal 1998; $952,000 in fiscal 1999;
    $916,000 in fiscal 2000; $849,000 in fiscal 2001; $839,000 in fiscal
    2002; and $2,502,000 in fiscal 2003 and thereafter. Total future minimum lease payments are $7,028,000.

    8.  Common Stock

        At September 27, 1997, the Company had reserved 1,487,860 unissued shares of its common stock for possible issuance under stock-based compensation plans.

    9.  Long-term Obligations

        At September 27, 1997, the Company's long-term obligations included a $222,000 mortgage loan, which is secured by property at the Company's FES division with a net book value of $4,709,000. The loan is payable in equal monthly installments with the final payment in fiscal 2001. The interest rate on this loan is 75% of the prime rate, which was 6.38% and 6.19% at fiscal year-end 1997 and 1996, respectively.
        The annual requirements for long-term obligations as of September 27, 1997, are $58,000 in fiscal 1998; $61,000 in fiscal 1999 and 2000;
    and $130,000 in fiscal 2001. Total requirements of long-term obligations are $310,000.

    10. Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale investments, accounts receivable, accounts payable, due to parent company and affiliated companies, and long-term obligations. The carrying amounts of these financial instruments, with the exception of available-for-sale investments and long-term obligations, approximate fair value due to their short-term nature.
        Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.
        The carrying amounts of the Company's long-term obligations, which approximate fair value, were $252,000 and $305,000 at September 27, 1997, and September 28, 1996, respectively. The fair value of the Company's long-term obligations was determined based on borrowing rates available to the Company at the respective year-ends.

    11. Segment Data, Export Sales, and Concentrations of Risk

        The Company's business is divided into three segments. The
    Industrial Refrigeration Systems segment develops, manufactures, markets, and services industrial refrigeration and commercial cooling equipment, and rents commercial cooling and industrial refrigeration equipment. The Engines segment develops, manufactures, markets, and services gasoline
                                       20PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    11. Segment Data, Export Sales, and Concentrations of Risk (continued)

    engines for recreational boats, propane and gasoline engines for lift trucks, and natural gas engines for vehicular, cooling, pumping, refrigeration, and other industrial applications. The Cooling and Cogeneration Systems segment develops, manufactures, markets, and services natural gas cooling and cogeneration systems, conducts research and development on applications of thermal energy, and is developing and commercializing a family of gas-powered lighting products.
        Export revenues to Asia accounted for 13%, 7%, and 10% of the Company's total revenues in fiscal 1997, 1996, and 1995, respectively. Other export revenues accounted for 7%, 6%, and 5% of the Company's total revenues in fiscal 1997, 1996, and 1995, respectively. In general, export sales are denominated in U.S. dollars.
        The Company purchases engine blocks for its marine and certain other engines, as well as engines for certain of its smaller cooling and cogeneration products, from one supplier. While the Company believes that it has adequate supplies of materials to meet its needs for a three-month period, no assurance can be given that the Company will not experience shortages of engine blocks in the future that could delay shipments of the Company's marine and certain other engines and its cooling and cogeneration products.
        Information for fiscal 1997, 1996, and 1995, with respect to the Company's business segments, is shown in the following table.

    (In thousands)                              1997        1996       1995
    -----------------------------------------------------------------------
    Revenues:
      Industrial Refrigeration Systems      $ 74,843    $ 73,312   $ 64,708
      Engines                                 30,324      28,857     24,848
      Cooling and Cogeneration Systems        17,819      20,477     15,873
      Intersegment sales elimination (a)      (1,940)     (1,910)    (2,174)
                                            --------    --------   --------
                                            $121,046    $120,736    103,255
                                            ========    ========   ========
    Income before provision for income
     taxes and minority interest:
      Industrial Refrigeration Systems      $  5,331    $  4,403   $  6,689
      Engines                                    (23)     (1,584)      (120)
      Cooling and Cogeneration Systems          (647)        122        961
      Corporate (b)                           (1,991)     (2,537)    (3,049)
                                            --------    --------   --------
      Total operating income                   2,670         404      4,481
      Interest and other income, net           1,864       1,896      2,626
                                            --------    --------   --------
                                            $  4,534    $  2,300   $  7,107
                                            ========    ========   ========
    Identifiable assets:
      Industrial Refrigeration Systems      $ 52,157    $ 52,707   $ 48,249
      Engines                                 16,528      13,917     17,193
      Cooling and Cogeneration Systems        22,178      22,953     23,549
      Corporate (c)                           17,129      21,134     19,426
                                            --------    --------   --------
                                            $107,992    $110,711   $108,417
                                            ========    ========   ========
                                       21PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    11. Segment Data, Export Sales, and Concentrations of Risk (continued)

    (In thousands)                              1997        1996       1995
    -----------------------------------------------------------------------
    Depreciation and amortization:
      Industrial Refrigeration Systems      $  2,606    $  2,501   $  1,551
      Engines                                    319         295        329
      Cooling and Cogeneration Systems           198         214        192
      Corporate                                   33          23         10
                                            --------    --------   --------
                                            $  3,156    $  3,033   $  2,082
                                            ========    ========   ========
    Capital expenditures:
      Industrial Refrigeration Systems      $  4,558    $  6,959   $  5,410
      Engines                                    653         329        344
      Cooling and Cogeneration Systems           382         240        150
      Corporate                                   29          34         62
                                            --------    --------   --------
                                            $  5,622    $  7,562   $  5,966
                                            ========    ========   ========

    (a) Intersegment sales are accounted for at prices that are representative of transactions with unaffiliated parties.
    (b) Primarily corporate general and administrative expenses.
    (c) Primarily cash, cash equivalents, and short-term investments.

    12. Unaudited Quarterly Information

    (In thousands except per share amounts)

    1997                           First     Second       Third      Fourth
    -----------------------------------------------------------------------
    Revenues                     $28,786    $28,825     $33,839     $29,596
    Gross profit                   4,253      5,494       5,945       6,200
    Net income                         4        375         716       1,009
    Earnings per share                 -        .03         .06         .08


    1996                           First     Second       Third      Fourth
    -----------------------------------------------------------------------
    Revenues                     $27,452    $29,756     $32,429     $31,099
    Gross profit                   4,787      4,661       5,323       5,586
    Net income (loss)                577         43         448        (183)
    Earnings (loss) per share        .05          -         .04        (.01)

                                       22PAGE

    Thermo Power Corporation                        1997 Financial Statements

                   Notes to Consolidated Financial Statements

    13. Subsequent Event

        On November 6, 1997, the Company declared unconditional in all respects its cash tender offer for the outstanding ordinary shares of Peek plc (Peek). The aggregate cost to acquire all outstanding Peek ordinary shares is estimated at approximately $163 million. The Company paid $2.3 million for shares acquired in fiscal 1997, which are classified as long-term available-for-sale investments in the accompanying fiscal 1997 balance sheet, and $147.9 million for shares acquired from September 28, 1997, through November 19, 1997. The Company owned 92% of the outstanding ordinary shares of Peek as of November 19, 1997. The Company expects to make payments for the remaining ordinary shares outstanding during the first quarter of fiscal 1998.
        Pursuant to a promissory note, the Company borrowed $160.0 million from Thermo Electron to finance the acquisition of Peek. The promissory note is due November 1999, and bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set of the beginning of each quarter.
        Peek, a London Stock Exchange-listed company, develops, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world. Peek offers a wide range of products, including hardware, such as loop detectors, traffic signals and controllers, and variable message signs, as well as traffic management systems that integrate these products to ease roadway congestion, improve safety, and collect data. Traffic management systems include variable message systems to advise drivers of accidents and other roadway hazards; traffic signal-timing systems that adapt continuously to changing conditions to minimize delays; video systems to give real-time analysis of traffic flows at intersections and on highways; and automatic toll-collection systems. The Company also offers high-resolution video equipment to aid police officers in capturing the information necessary to charge individuals with motor vehicle violations such as speeding and red light violations.

                                       23PAGE

    Thermo Power Corporation                        1997 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Power Corporation:

        We have audited the accompanying consolidated balance sheet of Thermo Power Corporation (a Massachusetts corporation and 68%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of September 27, 1997, and September 28, 1996, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended September 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Power Corporation and subsidiaries as of September 27, 1997, and September 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1997, in conformity with generally accepted accounting principles.



                                                 Arthur Andersen LLP



    Boston, Massachusetts
    October 31, 1997
    (except with respect to the
    matter discussed in Note 13
    as to which the date is
    November 19, 1997)

                                       24PAGE

    Thermo Power Corporation                        1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operation under the heading "Forward-looking Statements."

    Overview

        The Company's business is divided into three segments: Industrial Refrigeration Systems, Engines, and Cooling and Cogeneration Systems. Through the Company's FES division, the Industrial Refrigeration Systems segment supplies standard and custom-designed industrial refrigeration systems used primarily by the food-processing, petrochemical, and pharmaceutical industries. NuTemp, Inc. is a supplier of both remanufactured and new industrial refrigeration and commercial cooling equipment for sale or rental. NuTemp's industrial refrigeration equipment is used primarily in the food-processing, petrochemical, and pharmaceutical industries, and its commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors. The demand for NuTemp's equipment is typically highest in the summer period and can be adversely affected by cool summer weather.
        Within the Engines segment, the Company's Crusader Engines division manufactures gasoline engines for recreational boats; propane and gasoline engines for lift trucks; and natural gas engines for vehicular, cooling, pumping, refrigeration, and other industrial applications.
        The Cooling and Cogeneration Systems segment consists of the Company's Tecogen division and the Company's ThermoLyte Corporation subsidiary. Tecogen designs, develops, markets, and services packaged cooling and cogeneration systems fueled principally by natural gas for sale to a wide range of commercial, institutional, industrial, and multi-unit residential users. Certain large-capacity cooling systems are manufactured for Tecogen by FES, and the cogeneration systems are manufactured for Tecogen by Crusader. Tecogen also conducts research and development of natural gas-engine technology and on applications of thermal energy. ThermoLyte is developing and commercializing various gas-powered lighting products.
        The Company acquired Peek plc (Peek), a London Stock Exchange-listed company, in November 1997. Peek develops, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world. Peek offers a wide range of products, including hardware, such as loop detectors, traffic signals and controllers, and variable message signs, as well as traffic management systems that integrate these products to ease roadway congestion, improve safety, and collect data.

                                       25PAGE

    Thermo Power Corporation                        1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Overview (continued)

    Traffic management systems include variable message systems to advise drivers of accidents and other roadway hazards; traffic signal-timing systems that adapt continuously to changing conditions to minimize delays; video systems to give real-time analysis of traffic flows at intersections and on highways; and automatic toll-collection systems. The Company also offers high-resolution video equipment to aid police officers in capturing the information necessary to charge individuals with motor vehicle violations such as speeding and red light violations. Peek had revenues in calendar 1996, excluding revenues from businesses sold in 1996 and 1997, of approximately 140 million pounds sterling, or approximately $219 million, and profit on ordinary activities after taxation, excluding profit from businesses sold in 1996 and 1997, of approximately 8 million pound sterling, or approximately $12 million. Peek's results of operations in calendar 1996 are unaudited and were accounted for in accordance with generally accepted accounting principles in the United Kingdom, which differ in certain respects from U.S. generally accepted accounting principles. The Company's results of operations and financial position for fiscal 1998 are expected to be affected significantly by the acquisition of Peek.
        The Company will be required to modify or replace portions of its software and the software of Peek so that it will function properly in the year 2000. Costs associated with purchasing software which is year 2000 compliant, excluding costs associated with Peek, is included in estimated capital expenditures for fiscal 1998, disclosed in liquidity and capital resources. The cost of such new software will be capitalized and amortized over the software's useful life, and is not expected to have a material effect on the Company's results of operations. The Company is in the process of assessing the impact of the year 2000 issue on the operations of Peek, including the development of cost estimates for, and the extent of any programming changes that might be required to address, this issue. At this time, the Company is unable to determine the materiality of the year 2000 issue at Peek.

    Results of Operations

    Fiscal 1997 Compared With Fiscal 1996
        Total revenues were $121,046,000 in fiscal 1997 and $120,736,000 in fiscal 1996. Industrial Refrigeration Systems segment revenues increased to $74,843,000 in 1997 from $73,312,000 in 1996, primarily due to greater demand for custom-designed industrial refrigeration packages and product services at FES and, to a lesser extent, increased demand for rental equipment at NuTemp. These improvements were offset in part by a decrease in demand for standard industrial refrigeration packages at FES. Engines segment revenues increased to $30,324,000 in 1997 from $28,857,000 in 1996, primarily due to an increase in lift-truck and TecoDrive(R) engine sales, offset in part by a decrease in sales of marine-engine related products. The increase in TecoDrive engine sales was principally due to a large nonrecurring order of $3.6 million from one customer. Cooling and

                                       26PAGE

    Thermo Power Corporation                        1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Fiscal 1997 Compared With Fiscal 1996 (continued)
    Cogeneration Systems segment revenues were $17,819,000 in 1997, compared with $20,477,000 in 1996. Decreased revenues from sponsored research and development, gas-fueled cooling systems, and thermoelectric devices were offset in part by increased service revenues in 1997.
        The gross profit margin increased to 18% in fiscal 1997 from 17% in fiscal 1996. The gross profit margin for the Industrial Refrigeration Systems segment increased to 21% in 1997 from 20% in 1996, primarily due to higher margins at FES, resulting from lower warranty expenses, manufacturing efficiencies, and a decrease in the cost of a major component, and higher margins at NuTemp resulting from increased revenues. FES experienced a cost increase in the major component in fiscal 1996, for which the Company has begun receiving deliveries from an additional supplier at a lower cost. The gross profit margin for the Engines segment increased to 9% in 1997 from 5% in 1996, primarily due to a reduction in warranty expenses and lower overhead expenses resulting from the consolidation of two manufacturing facilities at Crusader and, to a lesser extent, startup costs in fiscal 1996 associated with the introduction of lift-truck engines. The gross profit margin for the Cooling and Cogeneration Systems segment decreased to 19% in 1997 from 22% in 1996, primarily due to lower revenues and higher warranty expenses for gas-fueled cooling systems.
        Selling, general, and administrative expenses as a percentage of revenues remained unchanged at 14% in fiscal 1997 and 1996. Research and development expenses decreased to $2,296,000 in 1997 from $3,214,000 in 1996, primarily due to lower spending on natural gas-engine products and gas-powered lighting products, primarily due to the completion of the current phase of development efforts for these products.
        Net gain on sale of investments in fiscal 1996 primarily represents a gain of $344,000 relating to the sale of the Company's remaining investment in Thermo Electron common stock and a gain of $125,000 relating to the sale of the Company's remaining investment in subordinated convertible debentures issued by Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron (Note 6). These gains were largely offset by a write-down of other investments.
        The effective tax rate was 47% in fiscal 1997 and 48% in fiscal 1996. The effective tax rate exceeded the statutory federal income tax rate primarily due to an increase in the valuation allowance for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary, and the impact of state income taxes.

    Fiscal 1996 Compared With Fiscal 1995
        Total revenues increased 17% to $120,736,000 in fiscal 1996 from $103,255,000 in fiscal 1995. Industrial Refrigeration Systems segment revenues increased 13% to $73,312,000 in 1996 from $64,708,000 in 1995.
    Revenues at FES increased $7,717,000 in 1996, primarily due to greater demand for custom-designed industrial refrigeration packages, offset in part by lower sales of standard refrigeration systems. Revenues at NuTemp increased $887,000, primarily due to increased demand for remanufactured commercial cooling equipment, offset in part by lower demand for rental equipment resulting from generally milder summer temperatures in 1996

                                       27PAGE

    Thermo Power Corporation                        1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Fiscal 1996 Compared With Fiscal 1995 (continued) compared with 1995. Engines segment revenues increased 16% to $28,857,000 in 1996 from $24,848,000 in 1995, primarily due to the inclusion of revenues from lift-truck engines and increased demand for gasoline and TecoDrive natural gas engines, offset in part by a decrease of $2,877,000 in revenues from marine-engine related products. Revenues from marine-engine related products declined primarily due to increased competition and a decrease in demand. Cooling and Cogeneration Systems segment revenues increased 29% to $20,477,000 in 1996 from $15,873,000 in 1995, primarily due to an increase in revenues from gas-fueled cooling systems. Results for the Cooling and Cogeneration Systems segment in 1995 include a fee of $1,187,000 received from one of the Company's distributors of packaged cogeneration systems to satisfy the financial obligations under a minimum purchase contract.
        The gross profit margin decreased to 17% in fiscal 1996 from 23% in fiscal 1995. The gross profit margin for the Industrial Refrigeration Systems segment decreased to 20% in 1996 from 25% in 1995, primarily due to lower margins at FES resulting from a change in sales mix. FES' sales to the petrochemical industry, which have inherently lower margins, increased in 1996 from 1995. To a lesser extent, the gross profit margin decreased due to an increase in depreciation expense at NuTemp resulting from an increase in rental assets, lower manufacturing efficiencies at FES, and higher warranty expenses at NuTemp in 1996 compared with 1995. The gross profit margin for the Engines segment decreased to 5% in 1996 from 11% in 1995, primarily due to unusually high warranty expenses and, to a lesser extent, startup costs associated with the introduction of lift-truck engines. The gross profit margin for the Cooling and Cogeneration Systems segment decreased to 22% in 1996 from 29% in 1995, primarily due to the inclusion in 1995 of a fee received from one of the Company's distributors of packaged cogeneration systems discussed above.
        Selling, general, and administrative expenses as a percentage of revenues decreased to 14% in fiscal 1996 from 15% in fiscal 1995, primarily due to an increase in total revenues. Research and development expenses were $3,214,000 in fiscal 1996, compared with $3,065,000 in fiscal 1995. An increase in research and development expenses for gas-fueled lighting products was largely offset by a decrease in spending on research and development of natural gas-engine products.
        Interest income decreased to $1,714,000 in fiscal 1996 from $1,919,000 in fiscal 1995. Interest income earned on invested proceeds from ThermoLyte's March 1995 private placement was more than offset by a decrease in interest income earned on the Company's other investments due to lower average invested balances. The net gain on sale of investments in fiscal 1996 is described in the results of operations for fiscal 1997. The net gain on sale of investments in fiscal 1995 primarily represents a gain of $768,000 relating to the sale of the Company's investment in subordinated convertible debentures issued by Thermedics Inc., a majority-owned subsidiary of Thermo Electron (Note 6).
        The effective tax rate was 48% in fiscal 1996, compared with 39% in fiscal 1995. These rates exceeded the statutory federal income tax rate primarily due to the impact of state income taxes and, in fiscal 1996, a

                                       28PAGE

    Thermo Power Corporation                        1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Fiscal 1996 Compared With Fiscal 1995 (continued) valuation allowance established for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary.

    Liquidity and Capital Resources

        Working capital was $54,708,000 at September 27, 1997, compared with $57,719,000 at September 28, 1996. Included in working capital are cash, cash equivalents, and available-for-sale investments of $28,518,000 at September 27, 1997, compared with $35,880,000 at September 28, 1996. Of the $28,518,000 balance at September 27, 1997, $15,519,000 was held by ThermoLyte and the remainder was held by the Company and its wholly owned subsidiaries.
        During fiscal 1997, $2,208,000 of cash was provided by operating activities. Cash provided by the Company's operating results was reduced by a decrease in accounts payable of $4,383,000, an increase in accounts receivable of $3,210,000, and an increase in inventories of $1,247,000. These reductions in cash were offset in part by an increase in other current liabilities of $3,318,000 and a decrease in unbilled contract costs and fees of $2,254,000. The decrease in accounts payable was principally due to the timing of purchases of materials for large contracts. The increase in accounts receivable was primarily due to the timing of billings on percentage-of-completion contracts, reflected in the decrease in unbilled contract costs and fees, as well as increased shipments at the end of fiscal 1997. Other current liabilities increase principally due to an increase in accrued warranty costs and accrued income taxes. Inventories increased primarily due to expanded purchases of one component prior to its expected redesign by its manufacturer.
        During fiscal 1997, the Company's primary investing activities, excluding available-for-sale investment activity, included $5,622,000 expended for purchases of rental assets and property, plant, and equipment and $1,522,000 in proceeds received from the sale of rental assets.
        The Company's financing activities used $3,595,000 of cash in fiscal 1997, primarily due to $3,613,000 of cash expended for the purchase of Company common stock. The Company's Board of Directors has authorized the repurchase, through March 17, 1998, of up to $5,000,000 of its own securities. Any such purchases are funded from working capital. As of September 27, 1997, $1,387,000 remained under the Company's authorization.
        On November 6, 1997, the Company declared unconditional in all respects its cash tender offer for all outstanding ordinary shares of Peek. The aggregate cost to acquire all outstanding Peek ordinary shares is estimated at approximately $163 million. The Company paid $2.3 million for shares acquired in fiscal 1997 and $147.9 million for shares acquired from September 28, 1997, through November 19, 1997. The Company owned 92% of the outstanding ordinary shares of Peek as of November 19, 1997. The Company expects to make payments for the remaining ordinary shares outstanding during the first quarter of fiscal 1998. To finance the acquisition of Peek, the Company used internal funds and borrowed $160.0 million from Thermo Electron. (Note 13)

                                       29PAGE

    Thermo Power Corporation                        1997 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Liquidity and Capital Resources (continued)

        ThermoLyte's common stock is subject to redemption in December 1998 or 1999, the redemption value of which is $18,450,000 (Note 1).
        In fiscal 1998, the Company expects to make capital expenditures for the purchase of rental assets and property, plant, and equipment of approximately $3.5 million, excluding capital expenditures of Peek which have yet to be determined by the Company. The Company believes its existing resources are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

                                       30PAGE

    Thermo Power Corporation                        1997 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

        Ability to Manage Change. The Company has recently experienced significant growth in the number of its employees, the demands on its operating and financial systems, and the geographic area of its operations. In November 1997, the Company acquired Peek plc (Peek), a public company in the United Kingdom, which has more than 1,200 employees located throughout Europe, Asia, and the United States, and had revenues in calendar 1996, excluding revenues of businesses sold in 1996 and 1997, of approximately 140 million pounds sterling, or approximately
    $219 million. This acquisition has resulted in new and increased responsibilities for the Company's administrative, operational, development, and financial personnel. In order to manage the Company's changing business, Peek's management and other employees must be assimilated into the Company's existing operations. There can be no assurance that the Company will be successful in retaining Peek's key employees and integrating them into the Company. The Company's success depends to a significant extent on the ability of its officers and key employees to operate effectively, both independently and as a group, and this ability may be impeded by the Company's rapid geographic expansion, potential disruption of the Company's business, and diversion of management's attention from other business concerns due to the Peek acquisition. In addition, there can be no assurance that the Company's systems, procedures, and controls will be adequate to support the significant expansion of the Company's operations. Any failure of the Company's management to manage change effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

         Transition of Product Focus; Dependence on New Products. Since its inception, the Company has derived a substantial majority of its revenues from development and commercialization of power generation, refrigeration and cooling, engines, and related products. While these products are expected to continue to generate a significant amount of the Company's revenues for the foreseeable future, a substantial portion of the Company's revenues is now expected to be derived from the sale of electronics and associated hardware and software for the traffic industry, as well as from providing integration services for such electronics, hardware, and software, through the Company's recently acquired Peek subsidiary. A substantial portion of the Company's efforts, particularly its product development and marketing efforts, will be focused on the traffic market. The Company has had no prior experience in the traffic industry, and there can be no assurance that the Company will be able to successfully market and sell its newly acquired products and services. The Company's future success will depend significantly on its ability to develop, introduce, and integrate new products in the traffic

                                       31PAGE

    Thermo Power Corporation                        1997 Financial Statements

                           Forward-looking Statements

    market and to continue to improve the performance, features, and reliability of Peek's current products. In order for Peek to achieve the level of profitability desired by the Company, the Company must successfully reduce Peek's expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. Any failure or inability of the Company's traffic products to perform substantially as anticipated or to achieve market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations.

         Risks Associated With International Operations. The Company intends to continue to expand its presence in international markets. In calendar 1996, sales originating outside of the United States accounted for approximately 70% of the Company's recently acquired Peek subsidiary's revenues. International revenues are subject to a number of risks, including the following: fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses, if required, may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business, financial condition, and results of operations.

         Reliance on Sales to Governmental Entities and Custom Contracts. The majority of Peek's sales are to governmental entities. Sales to governmental entities generally account for approximately 70% of Peek's revenues. The Company intends to focus its marketing of Peek's products and services on various governmental entities, including the U.S. Federal Highway Administration and comparable overseas agencies, regional counties of governments, state, and city traffic engineers, public transit authorities, public toll operators, law enforcement agencies, and tunnel and bridge authorities. Any decrease in purchases by these government bodies, including, without limitation, decreases as the result of a shift in priorities or overall budgeting limitations, could have an adverse effect on the Company's business, financial condition, and results of operations. In addition, most of Peek's contracts require the development and integration of customized products for a fixed fee. Contracts with governmental entities often permit the purchaser to cancel the agreement at any time. A significant overrun in Peek's expenses or cancellation of a significant contract could also result in a material adverse effect on the Company's business, financial condition, and results of operations.

                                       32PAGE

    Thermo Power Corporation                        1997 Financial Statements

                           Forward-looking Statements

        Competition. The Company encounters and expects to continue to encounter intense competition in the sale of its products. Although the Company has a proprietary position with respect to certain features of its products, the core technologies relating to its cooling and cogeneration products are mature and available to other companies. A number of companies, including companies with greater financial resources than those of the Company, offer products that compete with those offered by the Company, and there can be no assurance that other companies will not develop competitive products. In addition, electric utility pricing programs provide competition for the Company's cooling and cogeneration products.
         The market for traffic products and services is extremely competitive, and the Company expects that competition will continue to increase. The Company believes that the principal competitive factors in the traffic industry are price, functionality, reliability, service and support, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the pricing policies of its competitors and suppliers, the timing and quality of products introduced by the Company and others, the Company's ability to maintain a strong reputation in the traffic industry, and industry and general economic trends. In the traffic market, the Company currently competes with companies with greater financial resources and name recognition. The introduction by one of these competitors or a new competitor of a technologically superior product would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors.
        The Company's sale of industrial refrigeration systems is subject to intense competition. The industrial refrigeration market is mature, highly fragmented, and extremely dependent on close customer contacts.
        Competition in the compressed natural gas (CNG) vehicle and alternative-fuel engine markets is intense, and current and potential competitors in some or all segments of these markets include major automotive and natural gas companies and other companies that have greater financial resources than the Company. If the CNG vehicle business is to succeed, natural gas will need to be economically attractive compared with other alternative fuels, such as ethanol and methanol, and compared with improved gasoline formulas.
        Several companies offer marine engines that compete with those manufactured by Crusader. In addition, in recent years, certain large manufacturers of marine engines have vertically integrated their respective businesses by acquiring boat manufacturers that previously had been independent purchasers of engines from Crusader and other engine manufacturers. The number of potential buyers of Crusader's engines has decreased accordingly.

        Dependence of Markets on Government Regulation. The natural gas vehicle market is in its formative stage. The use of CNG engines in vehicles in the United States results primarily from governmental regulations mandating or encouraging the use of alternative fuels. The Company's CNG engine business is subject to the demand driven by various

                                       33PAGE

    Thermo Power Corporation                        1997 Financial Statements

                           Forward-looking Statements

    provisions of the 1990 Clean Air Act, as well as energy and environmental legislation that has been or may be enacted at state and local levels, which may be more stringent than federal laws. Natural gas is one of many alternative fuels that are addressed by the regulations. Others include methanol, ethanol, propane, hydrogen, electricity, and reformulated gasoline. There can be no assurance that natural gas will become a preferred alternative fuel for vehicles or that existing and future regulations or their enforcement will create material long-term demand for natural gas-powered vehicles.
        The Public Utility Regulatory Policies Act of 1978 (PURPA) and state laws and regulations implementing PURPA prohibit discrimination by electric utilities against cogeneration providers and require utilities to purchase co-generated electricity under certain conditions. Under these regulations, certain classes of facilities are exempt from the provisions of the Public Utility Holding Company Act, as well as many state laws and regulations regarding the setting of electricity rates and the financial and organizational regulation of electric utilities, and certain provisions of the Federal Power Act. Because the Company's current customers typically do not sell power to electric utilities, the Company does not rely to a significant extent on the provisions of PURPA that require utilities to purchase electricity from cogeneration providers. However, recent bills in Congress have proposed amendments to, and in some cases, the repeal of, certain of these laws or regulations. Any such amendment or repeal could have a material adverse effect on the Company's cogeneration business.
        The Intermodal Surface Transportation Efficiency Act (ISTEA) provides significant funding in the United States for intermodal surface transportation and advanced traffic management systems. The ISTEA has been extended until March 31, 1998. The failure to further extend or reauthorize ISTEA could have a material adverse effect on demand for the Company's traffic products in the United States.

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

                                       34PAGE

    Thermo Power Corporation                        1997 Financial Statements

                           Forward-looking Statements

    incentives will be discontinued, elimination of these incentives could have a material adverse effect on sales of the Company's Tecochill systems.

        Risks Associated with Protection, Defense, and Use of Intellectual Property and Ownership of Technology Rights. The Company holds several patents relating to various aspects of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will be issued from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.
        In addition, a significant percentage of the Company's research and development is sponsored by third parties. Sponsors of these programs generally own the rights to technology that is developed as a result of the Company's work under the programs. These rights could limit the Company's ability to commercialize any technological breakthroughs made in the course of such work.

        No Assurance of Development and Commercialization of ThermoLyte Products; Uncertain Market Acceptance; Potential Product Liability. The Company's ThermoLyte subsidiary is developing and commercializing propane-fueled lighting products. Product development involves a high degree of risk, and returns to investors are dependent upon successful development and commercialization of the ThermoLyte products. There can

                                       35PAGE

    Thermo Power Corporation                        1997 Financial Statements

                           Forward-looking Statements

    be no assurance that the Company will be able to build the sales and marketing organization necessary for the successful commercialization of its products. In addition, as with any new technology, there is substantial risk that the marketplace may not accept or be receptive to the potential benefits of such technology. Market acceptance of the Company's proposed products will depend, in large part, upon the ability of the Company to demonstrate the safety of such products and their advantages over commercially available alternatives. There can be no assurance that the ThermoLyte products will be accepted by the public. Finally, because the ThermoLyte products will be powered by propane or a similar fuel that is combustible, the Company may be subject to potential product liability damages. The Company intends to design the ThermoLyte products to minimize these effects and believes that it will be able to obtain insurance against such liabilities on terms acceptable to the Company. However, no assurance can be given that damages from product liability will not have a material adverse impact on the results of operations, financial condition, or reputation of the Company.

                                       36PAGE

   Thermo Power Corporation                          1997 Financial Statements

                         Selected Financial Information

   (In thousands except
   per share amounts)         1997       1996       1995(a)    1994(b)   1993
   --------------------------------------------------------------------------
   Statement of Income
     Data:
   Revenues               $121,046   $120,736   $103,255   $ 89,334  $ 75,429
   Net income                2,104        885      4,188      3,248     1,923
   Earnings per share          .17        .07        .34        .26       .18

   Balance Sheet Data:
   Working capital        $ 54,708   $ 57,719   $ 60,140   $ 43,143  $ 50,467
   Total assets            107,992    110,711    108,417     82,621    79,513
   Long-term
     obligations               252        305        364        344     3,395
   Common stock of
     subsidiary subject
     to redemption          18,059     17,747     17,435          -         -
   Shareholders'
     investment             66,668     67,368     65,825     60,475    56,599

   (a)Reflects the net proceeds from the private placement of shares of ThermoLyte Corporation in March 1995.
   (b)Reflects the May 1994 acquisition of NuTemp, Inc.

                                       37PAGE

    Thermo Power Corporation                        1997 Financial Statements

    Common Stock Market Information
        The following table shows the market range for the Company's common stock based on reported sales prices on the American Stock Exchange (symbol THP) for fiscal 1997 and 1996.

                                           1997                   1996
                                    -----------------     ------------------
    Quarter                            High       Low        High        Low
    ------------------------------------------------------------------------
    First                           $11 1/4   $ 7 3/4     $16 1/4   $12 1/4
    Second                            9 1/4     6 1/8      16 1/8    11 3/8
    Third                             7         5 1/2      17 3/8    11 3/4
    Fourth                            9 7/8     5 5/8      12 5/8     9 5/16

        As of October 31, 1997, the Company had 459 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on October 31, 1997, was $8 3/8 per share.

    Shareholder Services
        Shareholders of Thermo Power Corporation who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer and Vice President, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (781) 622-1111. A
    mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Quarterly distribution of printed reports is limited to the second quarter report only. All quarterly reports and press releases are available through the Internet from Thermo Electron's home page (http://www.thermo.com/subsid/thp.html).

    Stock Transfer Agent
        American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:

        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200

    Dividend Policy
        The Company has never paid cash dividends and does not expect to pay cash dividends in the foreseeable future because its policy has been to use earnings to finance expansion and growth. Payment of dividends will rest within the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, capital requirements, and financial condition.
                                       38PAGE

    Thermo Power Corporation                        1997 Financial Statements



    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended September 27, 1997, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to John N. Hatsopoulos, Chief Financial Officer and Vice President, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
        The annual meeting of shareholders will be held on Friday, March 13, 1998, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts.

                                       39