Form 10-K, Exhibit 13
period 1998-10-03
THERMO POWER CORP
filed 1998-12-24
CIK 813895

Exhibit 13


















                            Thermo Power Corporation

                        Consolidated Financial Statements

                                Fiscal Year 1998



Thermo Power Corporation                                                        1998 Financial Statements

                        Consolidated Statement of Income

                                                                                      Year Ended
                                                                            -------------------------------
In (In thousands except per share amounts)                                    Oct. 3,  Sept. 27,  Sept. 28,
                                                                                 1998      1997        1996
--------------------------------------------------------------------------- ---------- ---------- ---------

Revenues (Notes 7 and 12)                                                   $ 245,692  $ 91,881   $  93,058
                                                                            ---------  --------   ---------

Costs and Operating Expenses:
  Cost of revenues                                                            172,055    72,725      74,289
  Selling, general, and administrative expenses (Note 7)                       50,801    14,265      13,874
  Research and development expenses                                             7,921     1,929       2,633
                                                                            ---------  --------   ---------

                                                                              230,777    88,919      90,796
                                                                            ---------  --------   ---------

Operating Income                                                               14,915     2,962       2,262
Interest Income (includes $257 from related parties in fiscal                   1,930     1,829       1,714
1998; Note 3)
Interest Expense (includes $8,146 to related party in fiscal 1998;             (8,998)      (18)        (26)
Note 10)
Gain on Sale of Investments, Net (includes $53 and $469 on sale of                 11        53         208
                                                                            ---------  --------   ---------
  related-party investments in fiscal 1997 and 1996; Notes 2 and 7)

Income from Continuing Operations Before Income Taxes and Minority              7,858     4,826       4,158
  Interest
Provision for Income Taxes (Note 6)                                             4,082     2,223       1,772
Minority Interest Expense                                                         423       312         312
                                                                            ---------  --------   ---------

Income from Continuing Operations                                               3,353     2,291       2,074
Loss from Discontinued Operations (net of benefit for income taxes               (381)     (187)     (1,189)
  of $215, $105, and $669; Note 4)
Provision for Loss on Disposal of Discontinued Operations (net of                (636)        -           -
  benefit for income taxes of $357; Note 4)
                                                                            ---------  --------   ---------


Net Income                                                                  $   2,336  $  2,104   $     885
                                                                            =========  ========   =========

Earnings per Share from Continuing Operations (Note 13)
  Basic                                                                     $     .28  $    .19   $     .17
                                                                            =========  ========   =========

  Diluted                                                                   $     .28  $    .19   $     .16
                                                                            =========  ========   =========

Basic and Diluted Earnings per Share (Note 13)                              $     .20  $    .17   $     .07
                                                                            =========  ========   =========

Weighted Average Shares (Note 13)
  Basic                                                                        11,838    12,212      12,466
                                                                            =========  ========   =========

  Diluted                                                                      11,908    12,218      12,707
                                                                            =========  ========   =========






The accompanying notes are an integral part of these consolidated financial statements.

                                       2

Thermo Power Corporation                                                        1998 Financial Statements

                           Consolidated Balance Sheet
(In thousands)                                                                           Oct. 3,  Sept. 27,
                                                                                            1998       1997
-------------------------------------------------------------------------------------- ---------- ----------

Assets
Current Assets:
  Cash and cash equivalents (includes $11,459 and $17,994 under repurchase             $  22,240  $  19,347
    agreement with parent company)
  Available-for-sale investments, at quoted market value (amortized cost                   4,018      9,171
    of $4,017 and $9,129; Notes 2 and 7)
  Accounts receivable, less allowances of $10,299 and $757                                52,098     21,012
  Unbilled contract costs and fees                                                        10,718      4,856
  Inventories                                                                             43,984     19,884
  Prepaid income taxes (Note 6)                                                           11,205      3,118
  Net assets of discontinued operations (Note 4)                                           8,525          -
  Other current assets                                                                     2,421        219
  Due from parent company and affiliated companies                                           732          -
                                                                                       ---------  ---------

                                                                                         155,941     77,607
                                                                                       ---------  ---------

Rental Assets, at Cost, Net                                                               10,118     10,276
                                                                                       ---------  ---------

Property, Plant, and Equipment, at Cost, Net                                              24,871     10,591
                                                                                       ---------  ---------

Long-term Available-for-sale Investments, at Quoted Market Value                               -      2,200
  (amortized cost of $2,301 in fiscal 1997; Notes 2 and 3)

Other Assets                                                                                 282        236
                                                                                       ---------  ---------

Cost in Excess of Net Assets of Acquired Companies (Note 3)                              160,423      7,082
                                                                                       ---------  ---------

                                                                                       $ 351,635  $ 107,992
                                                                                       =========  =========


                                       3


Thermo Power Corporation                                                        1998 Financial Statements

                     Consolidated Balance Sheet (continued)
(In thousands except share amounts)                                                      Oct. 3,  Sept. 27,
                                                                                            1998       1997
-------------------------------------------------------------------------------------- ---------- ----------

Liabilities and Shareholders' Investment
Current Liabilities:
  Current maturities of long-term obligations (Note 10)                                $     396  $       -
  Accounts payable                                                                        30,899      9,622
  Accrued payroll and employee benefits                                                    7,885      3,133
  Billings in excess of contract costs and fees                                            8,517      1,353
  Accrued income taxes                                                                    10,048      1,620
  Accrued warranty costs                                                                   6,293      3,435
  Common stock of subsidiary subject to redemption ($18,450 redemption                    18,372          -
   value)
  Accrued acquisition expenses (Note 3)                                                   11,083         33
  Other accrued expenses (Note 4)                                                         26,686      3,207
  Due to parent company and affiliated companies                                               -        496
                                                                                       ---------  ---------

                                                                                         120,179     22,899
                                                                                       ---------  ---------

Deferred Income Taxes (Note 6)                                                             1,093        114
                                                                                       ---------  ---------

Long-term Obligations (Note 10)                                                          160,499        252
                                                                                       ---------  ---------

Commitments and Contingency (Notes 7 and 8)

Common Stock of Subsidiary Subject to Redemption ($18,450 redemption value)                    -     18,059
                                                                                       ---------  ---------

Shareholders' Investment (Notes 5 and 9):
  Common stock, $.10 par value, 30,000,000 shares authorized; 12,493,371                   1,249      1,249
    shares issued
  Capital in excess of par value                                                          55,401     55,283
  Retained earnings                                                                       16,147     13,811
  Treasury stock at cost, 663,208 and 578,124 shares                                      (4,600)    (3,636)
  Net unrealized gain (loss) on available-for-sale investments (Note 2)                        1        (39)
  Cumulative translation adjustment                                                        1,666          -
                                                                                       ---------  ---------

                                                                                          69,864     66,668
                                                                                       ---------  ---------

                                                                                       $ 351,635  $ 107,992
                                                                                       =========  =========











The accompanying notes are an integral part of these consolidated financial statements.


Thermo Power Corporation                                                        1998 Financial Statements

                      Consolidated Statement of Cash Flows
                                                                                     Year Ended
                                                                          ---------------------------------
(In thousands)                                                              Oct. 3,   Sept. 27,  Sept. 28,
                                                                               1998       1997        1996
------------------------------------------------------------------------- ---------- ----------- ----------

Operating Activities
  Net income                                                              $   2,336  $   2,104   $     885
  Adjustments to reconcile net income to income from continuing operations:
      Loss from discontinued operations (Note 4)                                381        187       1,189
      Provision for loss on disposal of discontinued operations (Note 4)        636          -           -
                                                                          ---------  ---------   ---------


  Income from continuing operations                                           3,353      2,291       2,074
  Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing
    operations:
      Depreciation and amortization                                          10,477      2,837       2,738
      Provision for losses on accounts receivable                               200        207         185
      Minority interest expense                                                 423        312         312
      Deferred income tax expense (benefit)                                    (371)      (403)        372
      Other noncash items                                                       112       (184)       (262)
      Changes in current accounts, excluding the effects of acquisitions, dispositions, and discontinued operations:
         Accounts receivable                                                  5,018     (2,600)       (498)
         Inventories                                                          1,008        695        (685)
         Unbilled contract costs and fees                                    (2,660)     2,254        (766)
         Other current assets                                                (1,466)        55         226
         Accounts payable                                                    (3,717)    (3,743)      2,512
         Other current liabilities                                           (8,778)     2,728          82
                                                                          ---------  ---------   ---------

           Net cash provided by continuing operations                         3,599      4,449       6,290
           Net cash provided by (used in) discontinued operations             5,662     (2,241)        920
                                                                          ---------  ---------   ---------


           Net cash provided by operating activities                          9,261      2,208       7,210
                                                                          ---------  ---------   ---------

Investing Activities
  Acquisitions, net of cash acquired (Note 3)                              (156,815)         -        (860)
  Proceeds from sale of acquired business to related party                   19,117          -           -
    (Note 3)
  Proceeds from sale of acquired business (Note 3)                            1,075          -           -
  Purchases of available-for-sale investments                                     -    (11,301)     (5,000)
  Proceeds from sale and maturities of available-for-sale investments         5,011      6,000       8,982
  Proceeds from sale of related-party investments (Notes 2 and 7)                 -        262         852
  Purchases of property, plant, and equipment                                (6,159)    (1,778)     (2,384)
  Proceeds from sale of property, plant, and equipment                        2,179          -           -
  Increase in rental assets                                                  (2,872)    (3,191)     (4,849)
  Proceeds from sale of rental assets                                         1,239      1,522       2,268
  Other                                                                           -         (2)        140
                                                                          ---------  ---------   ---------

           Net cash used in continuing operations                          (137,225)    (8,488)       (851)
           Net cash used in discontinued operations                            (144)      (630)       (329)
                                                                          ---------  ---------   ---------

           Net cash used in investing activities                          $(137,369) $  (9,118)  $  (1,180)
                                                                          ---------  ---------   ---------


                                       5

Thermo Power Corporation                                                        1998 Financial Statements

                             Consolidated Statement of Cash Flows (continued)
                                                                                     Year Ended
                                                                          ---------------------------------
(In thousands)                                                              Oct. 3,   Sept. 27,  Sept. 28,
                                                                               1998        1997       1996
------------------------------------------------------------------------- ---------- ----------- ----------

Financing Activities
  Issuance of long-term obligation to parent company (Note 10)            $ 160,000  $       -   $       -
  Decrease in short-term obligations (Note 10)                              (28,274)         -           -
  Purchases of Company common stock                                          (1,380)    (3,613)          -
  Net proceeds from issuance of Company common stock                            534         71         377
  Repayment of long-term obligations                                           (162)       (53)        (59)
                                                                          ---------- ---------   ---------

           Net cash provided by (used in) financing activities              130,718     (3,595)        318
             of continuing operations
                                                                          ---------  ---------   ---------

Exchange Rate Effect on Cash                                                    283           -          -
                                                                          ---------  ----------  ---------

Increase (Decrease) in Cash and Cash Equivalents                              2,893     (10,505)     6,348
Cash and Cash Equivalents at Beginning of Year                               19,347      29,852     23,504
                                                                          ---------  ----------  ---------

Cash and Cash Equivalents at End of Year                                  $  22,240  $   19,347  $  29,852
                                                                          =========  ==========  =========

Cash Paid For
  Interest                                                                $   8,370  $       18  $      26
  Income taxes                                                            $  (1,368) $      445  $     894

Noncash Activities
  Fair value of assets of acquired companies                              $ 298,141  $        -  $     860
  Cash paid for acquired companies                                         (172,412)          -       (860)
  Cash paid in prior year for acquired company                               (2,301)          -          -
                                                                          ---------  ----------  ---------

    Liabilities assumed of acquired companies                             $ 123,428  $        -  $       -
                                                                          =========  ==========  =========









The accompanying notes are an integral part of these consolidated financial statements.


Thermo Power Corporation                                                        1998 Financial Statements

               Consolidated Statement of Shareholders' Investment
                                                                                       Year Ended
                                                                               ---------------------------
(In thousands)                                                                 Oct. 3,  Sept. 27, Sept. 28,
                                                                                  1998      1997      1996
------------------------------------------------------------------------------ -------- ---------  --------

Common Stock, $.10 Par Value
  Balance at beginning of year                                                 $ 1,249  $  1,249   $ 1,248
  Issuance of stock under employees' and directors' stock plans                      -         -         1
                                                                               -------  --------   -------

  Balance at end of year                                                         1,249     1,249     1,249
                                                                               -------  --------   -------

Capital in Excess of Par Value
  Balance at beginning of year                                                  55,283    54,448    53,898
  Issuance of stock under employees' and directors' stock plans                    118        71        58
  Tax benefit related to employees' and directors' stock plans (Note 6)              -       764       492
                                                                               -------  --------   -------

  Balance at end of year                                                        55,401    55,283    54,448
                                                                               -------  --------   -------

Retained Earnings
  Balance at beginning of year                                                  13,811    11,707    10,822
  Net income                                                                     2,336     2,104       885
                                                                               -------  --------   -------

  Balance at end of year                                                        16,147    13,811    11,707
                                                                               -------  --------   -------

Treasury Stock
  Balance at beginning of year                                                  (3,636)      (23)     (341)
  Purchases of Company common stock                                             (1,380)   (3,613)        -
  Issuance of stock under employees' and directors' stock plans                    416         -       318
                                                                               -------  --------   -------

  Balance at end of year                                                        (4,600)   (3,636)      (23)
                                                                               -------  --------   -------

Net Unrealized Gain (Loss) on Available-for-sale Investments
  Balance at beginning of year                                                     (39)      (13)      198
  Change in net unrealized gain (loss) on available-for-sale                        40       (26)     (211)
   investments (Note 2)
                                                                               -------  --------   -------


  Balance at end of year                                                             1       (39)      (13)
                                                                               -------  --------   -------

Cumulative Translation Adjustment
  Balance at beginning of year                                                       -         -         -
  Translation adjustment                                                         1,666         -         -
                                                                               -------  --------   -------

  Balance at end of year                                                         1,666         -         -
                                                                               -------  --------   -------

Total Shareholders' Investment                                                 $69,864  $ 66,668   $67,368
                                                                               =======  ========   =======





The accompanying notes are an integral part of these consolidated financial statements.

Thermo Power Corporation                               1998 Financial Statements

                   Notes to Consolidated Financial Statements
1.    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
      Thermo Power Corporation (the Company) manufactures, markets, and services intelligent traffic-control systems and related products, industrial refrigeration equipment, and commercial cooling and cogeneration systems. The Company also conducts research and development on advanced power and pollution-control technologies, and offers propane-powered lighting products as well as lighting products for the automotive, sporting goods, and marine markets.

Relationship with Thermo Electron Corporation
      The Company was incorporated on June 6, 1985, as a wholly owned subsidiary of Thermo Electron Corporation. As of October 3, 1998, Thermo Electron owned 9,300,806 shares of the Company's common stock, representing 79% of such stock outstanding. On August 12, 1998, Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of this reorganization, Thermo Electron announced that the Company may be taken private and become a wholly owned subsidiary of Thermo Electron (Note 14).

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its 78%-owned privately held subsidiary, ThermoLyte Corporation. All material intercompany accounts and transactions have been eliminated.

Fiscal Year
      The Company has adopted a fiscal year ending the Saturday nearest September 30. References to fiscal 1998, 1997, and 1996 are for the fiscal years ended October 3, 1998, September 27, 1997, and September 28, 1996, respectively. Fiscal 1998 included 53 weeks; 1997 and 1996 each included 52 weeks.

Revenue Recognition
      The Company recognizes revenues upon shipment of its products or upon completion of services it renders, and recognizes rental revenues on a straight-line basis over the term of the rental contract. The Company provides a reserve for its estimate of warranty costs at the time of shipment. In addition, revenues and profits on substantially all contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method, including revenues from research and development contracts, were $83,773,000, $60,590,000, and $57,842,000 in fiscal
1998, 1997, and 1996, respectively. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. The Company's contracts generally provide for billing of customers upon the attainment of certain milestones specified in each contract. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees, and amounts billed in excess of revenues are classified as billings in excess of contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

Research and Development Arrangements
      The Company has research and development arrangements with the natural gas industry and various government agencies. Revenues in the accompanying statement of income include $4,220,000, $4,688,000, and $5,836,000 and cost of revenues include $3,874,000, $3,776,000, and $4,475,000 related to these arrangements in fiscal 1998, 1997, and 1996, respectively. The Company is required to pay royalties for any technologies developed or products commercialized under several of these arrangements. Selling, general, and administrative expenses in the accompanying statement of income include royalty expense related to these arrangements of $41,000, $65,000, and $71,000 in fiscal 1998, 1997, and 1996, respectively.

1.    Nature of Operations and Summary of Significant Accounting Policies
       (continued)

Stock-based Compensation Plans
      The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans (Note 5). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

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

Earnings per Share
      During the first quarter of fiscal 1998, the Company adopted SFAS No. 128, "Earnings per Share" (Note 13). As a result, all previously reported earnings per share have been restated; however, basic and diluted earnings per share equal the Company's previously reported earnings per share for the fiscal 1997 and 1996 periods. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share have been computed assuming the exercise of stock options and their related income tax effect.

Cash and Cash Equivalents
      At fiscal year-end 1998 and 1997, $11,459,000 and $17,994,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value. The Company's cash equivalents also include $8,270,000 of money market fund investments of the Company's foreign subsidiaries at October 3, 1998.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

(In thousands)                                                                              1998      1997
---------------------------------------------------------------------------------------- -------- ---------

Raw Materials and Supplies                                                               $21,549  $ 17,570
Work in Process                                                                           14,422     1,077
Finished Goods                                                                             8,013     1,237
                                                                                         -------  --------

                                                                                         $43,984  $ 19,884
                                                                                         =======  ========

Rental Assets
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation on rental assets over an estimated useful life of seven years.
Accumulated depreciation was $4,766,000 and $3,369,000 at fiscal year-end 1998 and 1997, respectively.

                                       9


1.      Nature of Operations and Summary of Significant Accounting Policies
        (continued)

Property, Plant, and Equipment
      The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 20 to 50 years; machinery and equipment, 2 to 12 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

(In thousands)                                                                              1998      1997
---------------------------------------------------------------------------------------- -------- ---------

Land                                                                                     $ 2,595  $    252
Buildings                                                                                  7,782     5,731
Machinery, Equipment, and Leasehold Improvements                                          24,056    13,654
                                                                                         -------  --------

                                                                                          34,433    19,637
Less:  Accumulated Depreciation and Amortization                                           9,562     9,046
                                                                                         -------  --------

                                                                                         $24,871  $ 10,591
                                                                                         =======  ========

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods of 15 to 40 years. Accumulated amortization was $4,586,000 and $710,000 at fiscal year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock of Subsidiary Subject to Redemption
      In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock, $.001 par value, and one redemption right, at $10.00 per unit, for net proceeds of $17,253,000. Holders of the common stock purchased in the offering have the option to require ThermoLyte to redeem in December 1998 or December 1999 any or all of their shares at $10.00 per share. The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted using the straight-line method over the period ending December 1998, which corresponds to the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income.

Foreign Currency
      All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year, in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses in fiscal 1998 are included in the accompanying statement of income and are not material. The Company had no foreign subsidiaries in fiscal 1997 and 1996.

1.    Nature of Operations and Summary of Significant Accounting Policies
       (continued)

Forward Contracts
      The Company uses short-term forward foreign exchange contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge certain firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. These contracts principally hedge transactions denominated in Dutch guilders. The purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. Gains and losses arising from forward foreign exchange contracts are recognized as offsets to gains and losses resulting from the transactions being hedged. The Company does not enter into speculative foreign currency agreements.

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

Presentation
      Certain amounts in fiscal 1997 and 1996 have been reclassified to conform to the presentation in the fiscal 1998 financial statements. In addition, the results of operations of the Company's Engine segment have been classified as discontinued operations as a result of the Company's decision to divest this business (Note 4).

2.    Available-for-sale Investments

      The Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded as a component of shareholders' investment titled "Net unrealized gain (loss) on available-for-sale investments."
      The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

(In thousands)                                                                        Gross          Gross
                                                         Market          Cost    Unrealized     Unrealized
                                                          Value         Basis         Gains         Losses
-------------------------------------------------- ------------- ------------- ------------- --------------

1998
Corporate Bonds                                         $ 4,002       $ 4,001       $     1       $     -
Other                                                        16            16             -             -
                                                        -------       -------       -------       -------

                                                        $ 4,018       $ 4,017       $     1       $     -
                                                        =======       =======       =======       =======

1997
Government-agency Securities                            $ 5,008       $ 4,982       $    26       $     -
Corporate Bonds                                           4,068         4,052            16             -
Other                                                     2,295         2,396             -          (101)
                                                        -------       -------       -------       -------

                                                        $11,371       $11,430       $    42       $  (101)
                                                        =======       =======       =======       =======

      Short-term available-for-sale investments in the accompanying fiscal 1998 balance sheet represent debt securities with contractual maturities of less than one year.
      The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses recorded in the accompanying statement of income. Gain on sale of investments, net, in the accompanying fiscal 1998 and 1997 statement of income resulted from gross realized gains relating to the sale of available-for-sale investments. Gain on sale of investments, net, in the accompanying fiscal 1996 statement of income resulted from gross realized gains of $469,000 and gross realized losses of $18,000 relating to the sale of available-for-sale investments, and a write-down of other investments of $243,000.
      In fiscal 1998, Peek plc ordinary shares acquired in fiscal 1997, purchased for $2,301,000, were reclassified from long-term available-for-sale investments and were included in the purchase price for Peek (Note 3).

3.    Acquisitions and Dispositions

      On November 6, 1997, the Company declared unconditional in all respects its cash tender offer for the outstanding ordinary shares of Peek. The aggregate cost to acquire all outstanding Peek ordinary shares, including related expenses, was $166,736,000. The purchase price includes $2,301,000 that was paid for shares acquired in fiscal 1997, classified as long-term available-for-sale investments in the accompanying fiscal 1997 balance sheet. The Company made final payments for the Peek ordinary shares outstanding in the second quarter of fiscal 1998. To finance the Peek acquisition, the Company borrowed $160,000,000 from Thermo Electron (Note 10). Peek develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world.
      Subsequent to Peek's acquisition by the Company, the Company sold its Measurement business to ONIX Systems Inc., a majority-owned subsidiary of Thermo Instrument Systems Inc., effective November 6, 1997, for $19,117,000 in cash. Thermo Instrument is a majority-owned subsidiary of Thermo Electron. The components of the sales price for the Measurement business consisted of the net tangible book value of the Measurement business, cost in excess of net assets of acquired company, and the estimated tax liability relating to the sale. The cost in excess of net assets of acquired company was determined based upon a percentage of the Company's total cost in excess of net assets of acquired company associated with its acquisition of Peek, based on the 1997 revenues of the Measurement business relative to Peek's total 1997 consolidated revenues. The Measurement business developed and marketed field measurement products. During fiscal 1998, the Company also sold the stock of Peek Fleetlogic B.V. for $1,075,000 in cash. The purchase price approximated the book value of the net assets of Fleetlogic and the Company recorded no gain or loss on the sale. As a result of the Company's planned divestiture of this business, its operating losses were recorded as a reduction of previously established accrued acquisition expenses.
      In addition, in March 1998, the Company acquired the assets, subject to certain liabilities, of Traffic Control Technology, Inc. for $1,299,000 in cash and, in July 1998, ThermoLyte acquired the outstanding stock of Optronics, Inc. for $6,662,000 in cash, including the repayment of $1,184,000 of debt. The Optronics acquisition is subject to a post-closing adjustment. Traffic Control Technology is a manufacturer of traffic control equipment and Optronics is a manufacturer of lighting products for the automotive, sporting goods, and marine markets.
      These acquisitions have been accounted for using the purchase method of accounting, and their results have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of the acquisitions exceeded the estimated fair value of the acquired net assets by $156,766,000, which is being amortized over periods of 15 to 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired, and for Optronics, is subject to adjustment upon finalization of the purchase price allocation. The Company has no information that indicates the final purchase price allocation will differ materially from the preliminary estimates.

      In the first quarter of fiscal 1996, the Company acquired the thermoelectric cooling module business of ThermoTrex Corporation, a majority-owned subsidiary of Thermo Electron, for $860,000, which was the net book value of the business acquired. Because the Company and the thermoelectric cooling module business were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling of interests. The results of the thermoelectric cooling module business were not material to the Company's results, and therefore the Company's historical financial information for periods prior to fiscal 1996 has not been restated. The results of the thermoelectric cooling module business have been included in the accompanying financial statements from the date of acquisition.
      Based on unaudited data, the following table presents selected financial information for the Company and Peek on a pro forma basis, assuming the companies had been combined since the beginning of fiscal 1997. The results of Peek exclude the results of businesses sold by Peek prior to its acquisition by the Company and Peek's Measurement business, which was sold to ONIX. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.

(In thousands except per share amounts)                                                     1998       1997
-------------------------------------------------------------------------------------- ---------- ----------

Revenues                                                                               $ 263,778  $ 286,533
Income (Loss) from Continuing Operations                                                   2,693    (20,441)
Net Income (Loss)                                                                          1,676    (20,628)
Basic and Diluted Earnings (Loss) per Share from Continuing Operations                       .23      (1.67)
Basic and Diluted Earnings (Loss) per Share                                                  .14      (1.69)

      The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Peek been made at the beginning of fiscal 1997.
      In connection with the acquisition of Peek, the Company has undertaken a restructuring of the acquired business. In accordance with Emerging Issues Task Force Pronouncement 95-3, the Company is in the process of completing a plan that primarily includes reductions in staffing levels, abandonment of excess facilities, and the sale or closure of certain businesses. All material components of the plan had been determined by October 3, 1998. In connection with these restructuring activities, as part of the cost of the acquisition, the Company established reserves totaling $21,481,000, primarily for acquired loss contracts at business locations being closed, severance, excess facilities, and operating losses at Fleetlogic, which was sold in fiscal 1998. During fiscal 1998, the Company expended $10,511,000 of the established reserves, which consisted principally of $4,690,000 of costs incurred to complete acquired loss contracts at businesses being closed, $3,934,000 of severance costs, and $521,000 of operating losses from Fleetlogic. At October 3, 1998, the remaining reserve for restructuring the Peek businesses was $10,970,000 and is primarily for estimated costs for the completion of acquired loss contracts at a business location which the Company intends to close, estimated losses on an acquired contract at a business location the Company has closed, and, to a lesser extent, ongoing payments for abandoned facilities and severance.

4.    Discontinued Operations

      In September 1998, the Company adopted a plan to divest its Engines segment, which consists of its Crusader Engines division. In accordance with the provisions of APB No. 30 concerning reporting the effect of disposal of a segment of a business, the Company has classified the fiscal 1998 results of operations of the Engines segment, and the results for all prior periods presented, as discontinued in the accompanying statement of income. Revenues from the Engines segment were $24,723,000, $30,801,000, and $29,265,000 in fiscal 1998, 1997, and 1996, respectively. In addition, the net assets of the Engines segment have been classified as net assets of discontinued operations in the accompanying fiscal 1998 balance sheet, and primarily consist of inventories, accounts receivable, and machinery and equipment, net of certain current liabilities, principally accounts payable. The net assets of the Engines segment at fiscal year-end 1997 totaled $14,043,000.

      In December 1998, the Company completed the sale of the industrial and marine engine product lines of its Crusader Engines division to two unrelated third parties. Such sale represents a complete divestiture of the Engines segment. The aggregate sales price for the two product lines consists of $6,393,000 in cash, the assumption of certain liabilities of the Crusader Engines division, and a receivable of $1,035,000. The receivable is due in December 1999 and is secured by an irrevocable letter of credit. The aggregate sales price is subject to certain post-closing adjustments as set forth in the respective agreements. In fiscal 1998, the Company provided $636,000, net of a tax benefit of $357,000, for the estimated loss on disposal of the Engines segment. This amount includes $448,000, net of a tax benefit of $252,000, for estimated losses from operations of the Engines segment through the expected date of disposition. The estimated loss on disposal of the Engines segment is included in other accrued expenses in the accompanying fiscal 1998 balance sheet.

5.    Employee Benefit Plans

Stock-based Compensation Plans

Stock Option Plans
      The Company has stock-based compensation plans for its key employees, directors, and others. The Company's equity incentive plan permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under these plans. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over periods ranging from one to ten years after the first anniversary of the grant date, depending on the term of the option, which may range from three to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan that provides for the grant of stock options in the Company and its majority-owned subsidiary to outside directors pursuant to a formula approved by the Company's shareholders. Options in the Company awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermo Electron.

      A summary of the Company's stock option information is as follows:

                                                       1998               1997                 1996
                                               ------------------  ------------------  -------------------
                                                         Weighted            Weighted             Weighted
                                                          Average             Average              Average
                                                         Exercise            Exercise             Exercise
                                                            Price               Price                Price
                                                Number              Number               Number
                                                    of                  of                   of
(Shares in thousands)                           Shares              Shares               Shares
---------------------------------------------- -------- ---------- -------- ---------- --------- ----------

Options Outstanding, Beginning of Year            1,283    $ 9.32    1,342     $ 9.35     1,406     $ 9.24
  Granted                                          550      11.30       68       8.07        12      13.07
  Exercised                                        (56)      8.40       (1)      5.45       (40)      6.76
  Forfeited                                       (223)     11.32     (126)      9.03       (36)      8.98
                                                  ----               -----                -----

Options Outstanding, End of Year                  1,554      9.77    1,283     $ 9.32     1,342     $ 9.35
                                                  =====    ======    =====     ======     =====     ======

Options Exercisable                               1,554      9.77    1,283     $ 9.32     1,342     $ 9.35
                                                  =====    ======    =====     ======     =====     ======

Options Available for Grant                        226                  49                   75
                                                  ====               =====                =====

      A summary of the status of the Company's stock options at October 3, 1998, is as follows:

                                                              Options Outstanding and Exercisable
                                                     ------------------------------------------------------
Range of Exercise Prices                                   Number            Weighted             Weighted
                                                               of             Average              Average
                                                           Shares           Remaining             Exercise
                                                   (In thousands)    Contractual Life                Price
---------------------------------------------- ------------------- ------------------- --------------------

$  6.40 - $  8.34                                             109         1.9 years                 $ 7.58
   8.35 -   10.27                                             930         5.9 years                   9.13
  10.28 -   12.21                                             508         6.4 years                  11.34
  12.22 -   14.15                                               7         3.2 years                  13.77
                                                             ----

$  6.40 - $14.15                                            1,554         5.8 years                $  9.77
                                                            =====

Employee Stock Purchase Program
      Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Beginning in November 1998, shares of the Company's and Thermo Electron's common stock can be purchased at 85% of the lower of the fair market value at the beginning or end of the period, and the shares purchased will be subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During fiscal 1998, 1997, and 1996, the Company issued 7,835 shares, 4,622 shares, and 18,012 shares, respectively, of its common stock under this program.

Pro Forma Stock-based Compensation Expense
      In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards after fiscal 1995 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

(In thousands except per share amounts)                                       1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Income from Continuing Operations:
  As reported                                                               $3,353      $2,291      $2,074
  Pro forma                                                                  2,900       2,085       1,904

Basic Earnings per Share from Continuing Operations:
  As reported                                                                  .28         .19         .17
  Pro forma                                                                    .24         .17         .15

Diluted Earnings per Share from Continuing Operations:
  As reported                                                                  .28         .19         .16
  Pro forma                                                                    .24         .17         .15

Net Income:
  As reported                                                               $2,336      $2,104      $  885
  Pro forma                                                                  1,866       1,883         708

Basic and Diluted Earnings per Share:
  As reported                                                                  .20         .17         .07
  Pro forma                                                                    .16         .15         .06

      Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years.
Compensation expense for options granted is reflected over the vesting period;
therefore, future pro forma compensation expense may be greater as additional options are granted.
      The weighted average fair value per share of options granted was $4.86, $3.45, and $4.83 in fiscal 1998, 1997, and 1996, respectively.
      The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                              1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Volatility                                                                     41%         43%         43%
Risk-free Interest Rate                                                       5.5%        6.0%        5.7%
Expected Life of Options                                                 4.8 years   4.2 years   3.3 years


5.    Employee Benefit Plans (continued)

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

401(k) Savings Plan
      The majority of the Company's domestic subsidiaries participate in Thermo
Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $979,000, $666,000, and $674,000 in fiscal 1998, 1997, and
1996, respectively.

Other Retirement Plans
      In addition, the majority of the Company's foreign subsidiaries offer defined contribution plans. Company contributions to these plans are based on formulas determined by the Company. For these plans, the Company contributed and charged to expense $1,094,000 in fiscal 1998. No such plans existed prior to fiscal 1998.

6.    Income Taxes

      The components of income from continuing operations before income taxes and minority interest are as follows:

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Domestic                                                                   $(2,695)    $ 4,826     $ 4,158
Foreign                                                                     10,553           -           -
                                                                           -------     -------     -------

                                                                           $ 7,858     $ 4,826     $ 4,158
                                                                           =======     =======     =======

      The components of the provision for income taxes for continuing operations are as follows:

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Currently Payable (Refundable):
  Federal                                                                   $ (404)     $2,159      $1,268
  Foreign                                                                    4,690           -           -
  State                                                                        167         467         132
                                                                            ------      ------      ------

                                                                             4,453       2,626       1,400
                                                                            ------      ------      ------

Deferred (Prepaid), Net:
  Federal                                                                     (312)       (316)        305
  Foreign                                                                        -           -           -
  State                                                                        (59)        (87)         67

                                                                            ------      ------      ------
                                                                              (371)       (403)        372
                                                                            ------      ------      ------

                                                                            $4,082      $2,223      $1,772
                                                                            ======      ======      ======



6.    Income Taxes (continued)

      The total provision (benefit) for income taxes included in the accompanying statement of income was as follows:

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Continuing Operations                                                       $4,082      $2,223      $1,772
Discontinued Operations                                                       (572)       (105)       (669)
                                                                            ------      ------      ------

                                                                            $3,510      $2,118      $1,103
                                                                            ======      ======      ======

      The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $764,000 and $492,000 of such benefits that have been allocated to capital in excess of par value in fiscal 1997 and 1996, respectively.
      The provision for income taxes from continuing operations in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income from continuing operations before income taxes and minority interest due to the following:

(In thousands)                                                                1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- -----------

Provision for Income Taxes at Statutory Rate                                $2,672      $1,641      $1,414
Increases (Decreases) Resulting from:
  State income taxes, net of federal benefit                                    71         251         131
  Amortization of cost in excess of net assets of acquired                   1,287          67          72
companies
  Foreign tax rate and tax law differential                                    (21)          -           -
  Losses not benefited                                                         194         258         214
  Other                                                                       (121)          6         (59)
                                                                            ------      ------      ------

                                                                            $4,082      $2,223      $1,772
                                                                            ======      ======      ======



      Prepaid and deferred income taxes in the accompanying balance sheet consist of the following:

(In thousands)                                                                            1998        1997
----------------------------------------------------------------------------------- ----------- -----------

Prepaid (Deferred) Income Taxes:
  Tax loss carryforwards                                                             $  34,137      $  444
  Reserves and accruals                                                                 11,659       2,449
  Inventory basis difference                                                             1,205         807
  Other                                                                                  5,588        (114)
                                                                                      --------      ------

                                                                                        52,589       3,586
  Less:  Valuation allowance                                                            42,477         582
                                                                                      --------      ------

                                                                                      $ 10,112      $3,004
                                                                                      ========      ======


6.    Income Taxes (continued)

      The valuation allowance primarily relates to uncertainty surrounding the realization of certain tax assets, including $85 million of foreign capital loss carryforwards and $8 million of federal and state operating loss carryforwards at October 3, 1998. The foreign capital loss carryforwards do not expire. The realization of the federal and state operating loss carryforwards is limited to the future income of certain subsidiaries, and expire from fiscal 1999 through 2013. Any future tax benefits realized on $41,473,000 of the valuation allowance will be used to reduce cost in excess of net assets of acquired companies. The increase in the valuation allowance in fiscal 1998 resulted primarily from preacquisition losses of Peek, acquired November 1997.
      A provision has not been made for U.S. or additional foreign taxes on $5.9 million of undistributed earnings of foreign subsidiaries that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep these amounts permanently reinvested overseas.

7.    Related-party Transactions

Corporate Services Agreement
      The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 0.8% of the Company's revenues. In calendar 1997 and 1996, the Company paid an amount equal to 1.0% of the Company's revenues. Prior to January 1996, the Company paid an annual fee equal to 1.2% of the Company's revenues. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $2,277,000, $1,210,000, and $1,262,000 in fiscal 1998,
1997, and 1996, respectively, including amounts charged relating to discontinued operations. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the
Thermo Electron Corporate Charter defines the relationships among Thermo
Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo
Electron charges the Company based upon costs attributable to the Company.

Long-term Obligations
      During fiscal 1998, the Company borrowed $160.0 million from Thermo
Electron to finance its acquisition of Peek (Note 10).

Revenues
      The Company sells products in the ordinary course of business to certain subsidiaries of Thermo Electron. Sales of such products to related parties totaled $66,000, $423,000, and $104,000 in fiscal 1998, 1997, and 1996, respectively.

Other Services
      The Company provides contract administration, data processing, and other services to certain companies affiliated with Thermo Electron. The Company is reimbursed for costs incurred based on actual usage. For these services, the Company was reimbursed $127,000, $105,000, and $167,000 in fiscal 1998, 1997, and 1996, respectively.


7.    Related-party Transactions (continued)

Leases
      The Company leases an office and laboratory facility from Thermo Electron under an agreement expiring in 2002. The accompanying statement of income includes expenses from this operating lease of $326,000 in fiscal 1998, and $170,000 in fiscal 1997 and 1996. The future minimum payments due under this operating lease as of October 3, 1998, are $326,000 per year through fiscal
2002. Total future minimum lease payments are $1,304,000.
      During fiscal 1998, the Company sublet office and manufacturing space in the United Kingdom to ONIX Systems pursuant to an arrangement whereby the Company charges ONIX Systems its allocated share of occupancy expenses. ONIX
Systems has indicated its intention to relocate its operations to a new facility during fiscal 1999. Pursuant to this arrangement, the Company recorded $166,000 in fiscal 1998 as a reduction in selling, general, and administrative expenses.

Repurchase Agreement
      The Company invests excess cash in a repurchase agreement with Thermo
Electron as discussed in Note 1.

Other Transactions
      In May 1997, the Company sold 420,000 shares of common stock of The
Randers Group Incorporated to Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron, for proceeds of $262,000, resulting in a gain of $53,000.
     In February 1996, the Company sold $365,000 principal amount of 6.5% subordinated convertible debentures to an unrelated party for net proceeds of $490,000, resulting in a gain of $125,000. The debentures were issued by Thermo
TerraTech.
      In December 1995, the Company sold 10,969 shares of Thermo Electron common stock to an unrelated party for net proceeds of $362,000, resulting in a gain of $344,000.

8.    Commitments and Contingency

Commitments
      In addition to the lease described in Note 7, the Company leases equipment and manufacturing, service, and office facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $4,208,000, $1,219,000, and $1,166,000 in fiscal 1998, 1997, and 1996, respectively. Future minimum payments due under noncancellable operating leases as of October 3, 1998, are $2,102,000 in fiscal 1999; $1,777,000 in fiscal 2000;
$1,257,000 in fiscal 2001; $1,027,000 in fiscal 2002; $1,020,000 in fiscal 2003;
and $2,568,000 in fiscal 2004 and thereafter. Total future minimum lease payments are $9,751,000. Future minimum rental income to be received under noncancellable operating leases as of October 3, 1998, is $392,000 in fiscal
1999.

Contingency
      In 1994, a former employee of a divested subsidiary of Peek brought a wrongful discharge claim against Peek. The claim, which alleges $2.5 million plus punitive damages, was dismissed on summary judgment in 1996. An appeal is currently pending. The Company intends to vigorously defend this matter. In the opinion of management, the ultimate liability for such matter will not be material to the Company's financial position, but an unfavorable outcome could materially affect the Company's results of operations or cash flows for a particular quarter or annual period.

9.    Common Stock

      At October 3, 1998, the Company had reserved 1,928,775 unissued shares of its common stock for possible issuance under stock-based compensation plans.



10.   Short- and Long-term Obligations

Short-term Obligations
      As of October 3, 1998, the Company's foreign subsidiaries had unused lines of credit totaling approximately $12.0 million. Borrowings under the lines of credit generally bear interest at variable rates and are payable on demand.
      During fiscal 1998, the Company repaid $28,407,000 of short-term obligations assumed in connection with the Peek acquisition.

Long-term Obligations
      To finance the acquisition of Peek, the Company borrowed $160,000,000 from Thermo Electron pursuant to a promissory note due November 1999, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, which was 5.73% at October 3, 1998.
      The Company assumed a $250,000 mortgage loan in connection with its acquisition of Optronics. The loan bears interest at a fixed rate of 6% and matures in fiscal 2007. In addition, at October 3, 1998, long-term obligations include a $222,000 mortgage loan which matures in fiscal 2001. The interest rate on this loan is 75% of the prime rate, which was 6.38% at fiscal year-end 1998 and 1997. These obligations are secured by property with a net book value of $4,969,000.
      The annual requirements for long-term obligations are as follows:

(In thousands)
------------------------------------------------------------------------------------- ---------- ----------

1999                                                                                              $     70
2000                                                                                               160,073
2001                                                                                                   154
2002                                                                                                    25
2003                                                                                                    25
Thereafter                                                                                             125
                                                                                                  --------

                                                                                                  $160,472
                                                                                                  ========

      In addition, in connection with its acquisition of Peek, the Company assumed capital lease obligations. The carrying amount of the property leased is $0.5 million, which is included in property, plant, and equipment in the accompanying balance sheet.
      The future minimum lease payments under the lease obligation are as follows:

(In thousands)
------------------------------------------------------------------------------------- ---------- ----------
1999                                                                                                $  332
2000                                                                                                    65
2001                                                                                                    42
2002                                                                                                    30
                                                                                                    ------

                                                                                                       469
Less:  Amount Representing Interest                                                                     46
                                                                                                    ------

Present Value of Minimum Lease Payments                                                                423
Less:  Current Portion                                                                                 326
                                                                                                    ------

Long-term Capital Lease Obligation                                                                  $   97
                                                                                                    ======

      See Note 11 for information pertaining to the fair value of the Company's long-term obligations.

11.   Fair Value of Financial Instruments

      The Company's financial instruments consist primarily of cash and cash equivalents, available-for-sale investments, accounts receivable, current maturities of long-term obligations, accounts payable, common stock of subsidiary subject to redemption, due to/from parent company and affiliated companies, long-term obligations, and forward foreign exchange contracts. The carrying amounts of these financial instruments, with the exception of available-for-sale investments, long-term obligations, and forward foreign exchange contracts, approximate fair value due to their short-term nature.
      Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.
      The carrying amounts of the Company's long-term obligations, which approximate fair value, were $160,499,000 and $252,000 at fiscal year-end 1998 and 1997, respectively. The fair value of the Company's long-term obligations was determined based on borrowing rates available to the Company at the respective year-ends.
      The Company had forward foreign exchange contracts of $942,000 outstanding at October 3, 1998. The fair value of such contracts was approximately $9,000, which represents the amount the Company would pay upon termination of the contract, taking into account the change in foreign exchange rates.

12.   Business Segment and Geographical Information, and Concentrations of Risk

      The Company's continuing operations are divided into three segments.
Through the Company's Peek subsidiary, acquired November 1997, the Traffic
Control segment develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world. The Industrial Refrigeration Systems segment develops, manufactures, markets, services, and rents industrial refrigeration and commercial cooling equipment. The Cooling and Cogeneration Systems segment develops, manufactures, markets, and services gas cooling and cogeneration systems, conducts research and development on advanced power and pollution-control technologies, is developing and commercializing a family of propane-powered lighting products, and offers automotive, sporting goods, and marine lighting products.
      The results of operations of the Engines segment have been classified as discontinued operations as a result of the Company's decision to divest this business (Note 4).


12.   Business Segment and Geographical Information, and Concentrations of Risk
       (continued)

      Information for fiscal 1998, 1997, and 1996, with respect to the Company's business segments, is shown in the following table.

(In thousands)                                                                1998      1997        1996
------------------------------------------------------------------------ ---------- ----------- ---------

Business Segment Information
Revenues:
  Traffic Control                                                         $ 152,368   $      -   $       -
  Industrial Refrigeration Systems                                           76,160     74,843      73,312
  Cooling and Cogeneration Systems                                           17,678     17,819      20,477
  Intersegment sales elimination (a)                                           (514)      (781)       (731)
                                                                          ---------   --------   ---------

                                                                          $ 245,692   $ 91,881   $  93,058
                                                                          =========   ========   =========

Income from Continuing Operations Before Income Taxes and Minority
  Interest:
  Traffic Control                                                         $  11,635   $     -    $       -
  Industrial Refrigeration Systems                                            6,782     5,331        4,403
  Cooling and Cogeneration Systems                                             (269)     (647)         122
  Corporate (b)                                                              (3,233)   (1,722)      (2,263)
                                                                          ---------   --------   ---------

  Total operating income                                                     14,915      2,962       2,262
  Interest and other income (expense), net                                   (7,057)     1,864       1,896
                                                                          ---------   --------   ---------

                                                                          $   7,858   $  4,826   $   4,158
                                                                          =========   ========   =========

Identifiable Assets:
  Traffic Control                                                         $ 261,671   $      -   $       -
  Industrial Refrigeration Systems                                           51,895     52,157      52,707
  Cooling and Cogeneration Systems                                           21,254     22,178      22,953
  Corporate (c)                                                               8,290     17,129      21,134
  Discontinued operations (d)                                                 8,525     16,528      13,917
                                                                          ---------   --------   ---------

                                                                          $ 351,635   $107,992   $ 110,711
                                                                          =========   ========   =========

Depreciation and Amortization:
  Traffic Control                                                         $   6,949   $      -   $       -
  Industrial Refrigeration Systems                                            3,111      2,606       2,501
  Cooling and Cogeneration Systems                                              341        198         214
  Corporate                                                                      76         33          23
                                                                          ---------   --------   ---------

                                                                          $  10,477   $  2,837   $   2,738
                                                                          =========   ========   =========

Capital Expenditures:
  Traffic Control                                                          $   4,204  $      -   $       -
  Industrial Refrigeration Systems                                             3,974     4,558       6,959
  Cooling and Cogeneration Systems                                               559       382         240
  Corporate                                                                      294        29          34
                                                                           ---------  --------   ---------

                                                                           $   9,031  $  4,969   $   7,233
                                                                           =========  ========   =========

12. Business Segment and Geographical Information, and Concentrations of Risk (continued)

(In thousands)                                                                   1998      1997        1996
--------------------------------------------------------------------------- ---------- ---------- ---------

Geographical Information
Revenues:
  United States                                                             $ 137,250  $ 91,881   $  93,058
  The Netherlands                                                              42,468         -           -
  United Kingdom                                                               40,024         -           -
  Other Europe                                                                 31,364         -           -
  Other                                                                         1,677         -           -
  Transfers among geographic areas (a)                                         (7,091)        -          -
                                                                            ---------  --------   ---------

                                                                            $ 245,692  $ 91,881   $  93,058
                                                                            =========  ========   =========

Income from Continuing Operations Before Income Taxes and Minority
  Interest:
  United States                                                             $   6,959  $  4,684   $   4,525
  The Netherlands                                                               9,292         -           -
  United Kingdom                                                               (1,201)        -           -
  Other Europe                                                                  3,172         -           -
  Other                                                                           (74)        -           -
  Corporate (b)                                                                (3,233)   (1,722)     (2,263)
                                                                            ---------  --------   ---------

  Total operating income                                                       14,915     2,962       2,262
  Interest and other income (expense), net                                     (7,057)    1,864       1,896
                                                                            ---------  --------   ---------

                                                                            $   7,858  $  4,826   $   4,158
                                                                            =========  ========   =========

Identifiable Assets:
  United States                                                             $ 139,148  $ 74,335   $  75,660
  The Netherlands                                                              68,623         -           -
  United Kingdom                                                               75,102         -           -
  Other Europe                                                                 47,995         -           -
  Other                                                                         3,952         -           -
  Corporate (c)                                                                 8,290    17,129      21,134
  Discontinued operations (d)                                                   8,525    16,528      13,917
                                                                            ---------  --------   ---------

                                                                            $ 351,635  $107,992   $ 110,711
                                                                            =========  ========   =========

Export Revenues Included in United States Revenue Above (e):
  Asia                                                                      $  10,626  $ 16,430   $   7,821
  Other                                                                         8,183     4,271       6,054
                                                                            ---------  --------   ---------

                                                                            $  18,809  $ 20,701   $  13,875
                                                                            =========  ========   =========

(a) Intersegment sales and transfers among geographic areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(b) Primarily corporate general and administrative expenses.
(c) Primarily cash, cash equivalents, and available-for-sale investments.
(d) Net of liabilities at October 3, 1998.
(e) In general, export revenues are denominated in U.S. dollars.

12.   Business Segment and Geographical Information, and Concentrations of Risk
       (continued)

      Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic
Control segment and represented 39% of its revenues in fiscal 1998. A decrease in sales to governmental entities could have an adverse effect on the Company's business and future results of operations.

13.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                         1998       1997       1996
--------------------------------------------------------------------------  ---------- ---------- ----------

Income from Continuing Operations                                            $ 3,353    $ 2,291    $ 2,074
Loss from Discontinued Operations                                               (381)      (187)    (1,189)
Provision for Loss on Disposal of Discontinued Operations                       (636)         -          -
                                                                             -------    -------    -------

Net Income                                                                   $ 2,336    $ 2,104    $   885
                                                                             -------    -------    -------

Basic
Weighted Average Shares                                                       11,838     12,212     12,466
                                                                             -------    -------    -------

Basic Earnings (Loss) per Share:
  Continuing operations                                                      $   .28    $   .19    $   .17
  Discontinued operations                                                       (.08)      (.02)      (.10)
                                                                             -------    -------    -------

                                                                             $   .20    $   .17    $   .07
                                                                             =======    =======    =======

Diluted
Weighted Average Shares                                                       11,838     12,212     12,466
Effect of Stock Options                                                           70          6        241
                                                                             -------    -------    -------

Weighted Average Shares, as Adjusted                                          11,908     12,218     12,707
                                                                             -------    -------    -------

Diluted Earnings (Loss) per Share:
  Continuing operations                                                      $   .28    $   .19    $   .16
  Discontinued operations                                                       (.08)      (.02)      (.09)
                                                                             -------    -------    -------

                                                                             $   .20    $   .17    $   .07
                                                                             =======    =======    =======

      The computation of diluted earnings per share excludes the effect of assuming the exercise of certain stock options because the effect would be antidilutive. As of October 3, 1998, there were 1,336,499 such options outstanding, with exercise prices ranging from $8.92 to $14.15 per share.

14.   Proposed Reorganization

      On August 12, 1998, Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of this reorganization, Thermo Electron announced that the Company may be taken private and become a wholly owned subsidiary of Thermo Electron. It is currently contemplated that the Company's shareholders would receive cash in exchange for their shares of common stock of the Company. The completion of this transaction is subject to numerous conditions, including the establishment of the price; the approval of the Board of Directors of Thermo Electron; the negotiation and execution of a definitive purchase and sale or merger agreement; the receipt of a fairness opinion from an investment banking firm that the transaction is fair to the Company's shareholders (other than Thermo Electron) from a financial point of view; the approval of the Company's Board of Directors, including its independent directors; and clearance by the Securities and Exchange Commission of any necessary documents regarding the proposed transaction.

15.   Unaudited Quarterly Information

(In thousands except per share amounts)

1998                                                            First (a)     Second      Third  Fourth (b)
--------------------------------------------------------------- ---------- ---------- ---------- -----------

Revenues                                                          $58,696    $62,005    $58,345  $ $ 66,646
Gross Profit                                                       17,913     16,231     19,020      20,473
Income (Loss) from Continuing Operations                            1,280     (1,134)     1,350       1,857
Net Income (Loss)                                                   1,055     (1,288)     1,391       1,178
Basic and Diluted Earnings (Loss) per Share from                      .11      (.10)        .11         .16
  Continuing Operations
Basic and Diluted Earnings (Loss) per Share                           .09      (.11)        .12         .10

1997                                                                First     Second      Third      Fourth
--------------------------------------------------------------- ---------- ---------- ---------- -----------

Revenues                                                          $23,547    $21,322    $24,919    $ 22,093
Gross Profit                                                        4,092      4,673      4,976       5,415
Income from Continuing Operations                                     325        388        633         945
Net Income                                                              4        375        716       1,009
Basic and Diluted Earnings per Share from Continuing                  .03        .03        .05         .08
  Operations
Basic and Diluted Earnings per Share                                    -        .03        .06         .08

(a) Reflects the November 1997 acquisition of Peek plc and borrowings to finance such acquisition. (b) Reflects provision for loss on disposal of discontinued operations, net of tax, of $636,000.

16.   Subsequent Event

      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 179,085 shares at a weighted average exercise price of $11.08 elected to participate in this exchange and, as a result, received options to purchase 89,543 shares of Company common stock at $8.09 per share. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date.

                    Report of Independent Public Accountants
To the Shareholders and Board of Directors of Thermo Power Corporation:

      We have audited the accompanying consolidated balance sheet of Thermo Power Corporation (a Massachusetts corporation and 79%-owned subsidiary of Thermo Electron Corporation) and subsidiaries as of October 3, 1998, and September 27, 1997, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended October 3, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Power Corporation and subsidiaries as of October 3, 1998, and September 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 3, 1998, in conformity with generally accepted accounting principles.



                                                            Arthur Andersen LLP



Boston, Massachusetts November 9, 1998 (except with respect to certain matters discussed in Notes 4 and 16, as to which the date is December 18, 1998)

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

Overview

      The Company's continuing operations are divided into three segments:
Traffic Control, Industrial Refrigeration Systems, and Cooling and Cogeneration Systems. Through the Company's Peek subsidiary, acquired November 1997, the Traffic Control segment develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world. Peek offers a wide range of products, including hardware, such as vehicle detectors, counters, classifiers, traffic signals and controllers, video cameras, and variable message signs, as well as traffic management systems that integrate these products to ease roadway congestion, improve safety, and collect data. Traffic management systems include variable message systems to advise drivers of accidents and other roadway hazards, traffic signal-timing systems that adapt continuously to changing conditions to minimize delays, parking guidance systems, and public transportation-management systems that give buses priority at intersections. The Company also offers high-resolution video equipment to aid police officers in capturing the information necessary to charge individuals with motor vehicle violations such as speeding and red light violations.
      Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic Control segment and represented 39% of its revenues in fiscal 1998. A decrease in sales to governmental entities could have an adverse effect on the Company's business and future results of operations.
      The quarterly revenues and income of the Traffic Control segment fluctuate significantly based on funding patterns of governmental entities and seasonality. As a result of these factors, Peek has historically experienced higher sales and income in the first and third fiscal quarters and lower sales and income in the second and fourth fiscal quarters. Additionally, a portion of the Traffic Control segment's revenues result from the sale of large systems, the timing of which can lead to variability in the Company's quarterly revenues and income.
      In fiscal 1998, approximately 44% of the Company's revenues originated outside the U.S., principally in Europe, and approximately 8% of the Company's revenues were exports from the U.S. Foreign divisions and subsidiaries principally sell in their local currencies and generally seek to charge their customers in the same currency as their operating costs. However, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. The Company seeks to reduce its exposure to currency fluctuations through the use of forward contracts. Since the operations of the Traffic Control segment are conducted principally in Europe, the Company's operating results could be adversely affected by capital spending levels and economic conditions in Europe. In addition, the Company's results of operations could be adversely affected by possible costs related to the Euro currency's introduction beginning January 1, 1999.
      Through the Company's FES division, the Industrial Refrigeration Systems segment supplies standard and custom-designed industrial refrigeration systems used primarily by the food-processing, chemical, petrochemical, and pharmaceutical industries. NuTemp, Inc. is a supplier of rental cooling and industrial refrigeration equipment. The Company also offers custom-made and remanufactured equipment for sale. NuTemp's industrial refrigeration equipment is used primarily in the food-processing, chemical, petrochemical, and pharmaceutical industries, and its commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors. The demand for NuTemp's equipment is highest in the summer months and can be adversely affected by cool summer weather.

      The Cooling and Cogeneration Systems segment consists of the Company's Tecogen division and the Company's ThermoLyte Corporation subsidiary. Tecogen develops, markets, and services preassembled cooling and cogeneration systems fueled principally by natural gas for sale to a wide range of commercial, institutional, industrial, and multi-unit residential users. Certain large-capacity cooling systems are manufactured for Tecogen by FES. Tecogen also conducts research and development on natural gas-engine technology, applications of thermal energy, and pollution-control technologies. ThermoLyte is developing and commercializing various propane-powered lighting products. In July 1998, ThermoLyte acquired the outstanding stock of Optronics, Inc. Optronics makes over 400 lighting and associated products, including tail-lights and turn-signal lights for trailers, portable lights for fishing and hunting, and docking lights, and serves the automotive, sporting goods, and marine markets.

Results of Operations

Fiscal 1998 Compared With Fiscal 1997
      Total revenues increased to $245.7 million in fiscal 1998 from $91.9 million in fiscal 1997, primarily due to the acquisition of Peek in November 1997, which contributed $152.4 million of revenues in fiscal 1998. Industrial Refrigeration Systems segment revenues increased to $76.2 million in fiscal 1998 from $74.8 million in fiscal 1997, primarily due to increased demand at FES. Cooling and Cogeneration Systems segment revenues were relatively unchanged at $17.7 million in fiscal 1998 and $17.8 million in fiscal 1997. A decrease in revenues from gas-fueled cooling systems was substantially offset by the inclusion of $2.3 million of revenues from Optronics, acquired in July 1998.
      Peek's backlog decreased to $50.7 million at October 3, 1998, from $64.4 million at the date of acquisition, excluding backlog of businesses sold and divested. The $13.7 million decrease in backlog occurred principally in the Netherlands and United Kingdom, and was primarily due to a decrease in orders from foreign governmental entities as a result of a reduction in funding allocated by those entities to traffic control projects. The decrease in backlog at Peek was substantially offset by an aggregate increase in backlog at the Company's other businesses totaling $12.2 million.
      The gross profit margin increased to 30% in fiscal 1998 from 21% in fiscal 1997, primarily due to a 34% gross profit margin at Peek. The gross profit margin for the Industrial Refrigeration Systems segment increased to 23% in fiscal 1998 from 21% in fiscal 1997, primarily due to manufacturing efficiencies and lower warranty expenses at FES, and an increase in higher-margin rental revenues at NuTemp. The gross profit margin for the Cooling and Cogeneration Systems segment increased to 21% in fiscal 1998 from 19% in fiscal 1997, primarily due to the inclusion of higher-margin revenues at Optronics.
      Selling, general, and administrative expenses as a percentage of revenues increased to 21% in fiscal 1998 from 16% in fiscal 1997, principally due to amortization expense related to the excess cost over acquired net assets of Peek and relatively higher selling, general, and administrative expenses as a percentage of revenues at Peek. Research and development expenses increased to $7.9 million in fiscal 1998 from $1.9 million in fiscal 1997, due to the inclusion of $6.4 million of research and development expenses at Peek.
      Interest income increased to $1.9 million in fiscal 1998 from $1.8 million in fiscal 1997, principally due to an increase in average invested balances. Interest expense increased by $9.0 million in fiscal 1998 due to borrowings from Thermo Electron to finance the acquisition of Peek (Note 10) and the inclusion of $0.8 million of interest expense at Peek.
      The effective tax rate increased to 52% in fiscal 1998 from 46% in fiscal 1997. The effective tax rate for fiscal 1998 exceeded the statutory federal income tax rate primarily due to the impact of nondeductible amortization of cost in excess of net assets of acquired companies on the Company's pretax income. The effective tax rate for fiscal 1997 exceeded the statutory federal income tax rate primarily due to an increase in the valuation allowance for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary, and the impact of state income taxes. The effective tax rate increased from fiscal 1997 to fiscal 1998 principally due to the relative impact of nondeductible amortization of cost in excess of net assets of acquired companies relating to the Peek acquisition.

      Minority interest expense increased to $0.4 million in fiscal 1998 from $0.3 million in fiscal 1997 due to minority interest expense on Peek's earnings relating to Peek shares tendered after November 6, 1997, through January 16, 1998. As of January 16, 1998, the Company had acquired all of the Peek outstanding ordinary shares.
      The results of operations of the Engines segment have been classified as discontinued operations as a result of the Company's decision to divest this business (Note 4). The loss from discontinued operations was $0.4 million in fiscal 1998 and $0.2 million in fiscal 1997. In addition, in fiscal 1998, the Company provided $0.6 million, net of tax, for the estimated loss on disposal of discontinued operations, which includes a provision for estimated losses from operations through the expected date of disposition. The Company completed the divestiture of the Engines segment in December 1998 in the form of a sale of the assets of the segment's two product lines.

Fiscal 1997 Compared With Fiscal 1996
      Total revenues were $91.9 million in fiscal 1997 and $93.1 million in fiscal 1996. Industrial Refrigeration Systems segment revenues increased to $74.8 million in fiscal 1997 from $73.3 million in fiscal 1996, primarily due to greater demand for custom-designed industrial refrigeration packages and product services at FES and, to a lesser extent, increased demand for rental equipment at NuTemp. These improvements were offset in part by a decrease in demand for standard industrial refrigeration packages at FES. Cooling and Cogeneration Systems segment revenues were $17.8 million in fiscal 1997, compared with $20.5 million in fiscal 1996. Decreased revenues from sponsored research and development, gas-fueled cooling systems, and thermoelectric devices were offset in part by increased service revenues in fiscal 1997.
      The gross profit margin increased to 21% in fiscal 1997 from 20% in fiscal 1996. The gross profit margin for the Industrial Refrigeration Systems segment increased to 21% in fiscal 1997 from 20% in fiscal 1996, primarily due to higher margins at FES, resulting from lower warranty expenses, manufacturing efficiencies, and a decrease in the cost of a major component, and higher margins at NuTemp resulting from increased revenues. FES experienced a cost increase for a major component in fiscal 1996, for which the Company had begun receiving deliveries from an additional supplier at a lower cost. The gross profit margin for the Cooling and Cogeneration Systems segment decreased to 19% in fiscal 1997 from 22% in fiscal 1996, primarily due to lower revenues and higher warranty expenses for gas-fueled cooling systems.
      Selling, general, and administrative expenses as a percentage of revenues increased to 16% in fiscal 1997 from 15% in fiscal 1996, primarily due to an increase in marketing expenses associated with the introduction of the Company's propane-powered lighting products. Research and development expenses decreased to $1.9 million in fiscal 1997 from $2.6 million in fiscal 1996, primarily due to lower spending on natural gas-engine products and propane-powered lighting products, primarily due to the completion of a phase of development efforts for these products.
      Net gain on sale of investments in fiscal 1996 primarily represents a gain of $344,000 relating to the sale of the Company's remaining investment in Thermo Electron common stock and a gain of $125,000 relating to the sale of the Company's remaining investment in subordinated convertible debentures issued by Thermo TerraTech, a majority-owned subsidiary of Thermo Electron (Note 7). These gains were largely offset by a write-down of other investments.
      The effective tax rate increased to 46% in fiscal 1997 from 43% in fiscal 1996. These rates exceeded the statutory federal income tax rate primarily due to the impact of an increase, in both periods, in the valuation allowance for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary, and the impact of state income taxes. The effective tax rate increased in fiscal 1997 from fiscal 1996 primarily due to the larger impact of the increase in the valuation allowance on ThermoLyte tax assets relative to income for continuing operations.
      The loss from discontinued operations decreased to $0.2 million in fiscal 1997 from $1.2 million in fiscal 1996, principally as a result of increased revenues from lift-truck and TecoDrive(R) engine sales and margin improvement as a result of a reduction in warranty expenses and lower overhead expenses, resulting primarily from the consolidation of facilities.

Liquidity and Capital Resources

      Consolidated working capital was $35.8 million at October 3, 1998, compared with $54.7 million at September 27, 1997. Included in working capital are cash, cash equivalents, and available-for-sale investments of $26.3 million at October 3, 1998, compared with $28.5 million at September 27, 1997. Of the $26.3 million balance at October 3, 1998, $7.1 million was held by ThermoLyte, and the remainder was held by the Company and its wholly owned subsidiaries. At October 3, 1998, $8.3 million of the Company's cash and cash equivalents was held by its foreign subsidiaries. While this cash can be used outside of the United States, repatriation of this cash into the United States would be subject to a United States tax. Additionally, working capital at October 3, 1998, was reduced by common stock of subsidiary subject to redemption of $18.4 million, which represents ThermoLyte's common stock and is redeemable at the option of the holder in December 1998 or December 1999, for a total redemption value of $18.5 million.
      During fiscal 1998, $9.3 million of cash was provided by operating activities, which consisted of $3.6 million provided by continuing operations and $5.7 million provided by discontinued operations. Cash provided by continuing operations was reduced by a decrease in accounts payable of $3.7 million, principally at Peek due to the timing of payments, and a decrease in other current liabilities of $8.8 million, principally at Peek due to a reduction in accrued acquisition expenses (Note 3). Cash flow provided by continuing operations was improved by a decrease in accounts receivable of $5.0 million, primarily due to a decrease at Peek, as well as the timing of billings on percentage-of-completion contracts. In addition, $5.7 million of cash was provided by discontinued operations principally as a result of efforts to reduce working capital at that business.
      During fiscal 1998, the primary investing activities, excluding available-for-sale investments activity, included acquisitions for $156.8 million in cash, net of cash acquired, and dispositions for $20.2 million in cash (Note 3). The Company also expended $9.0 million for purchases of property, plant, and equipment and rental assets, and received $3.4 million in proceeds from the sale of property, plant, and equipment and rental assets. In fiscal 1999, the Company expects to make capital expenditures for the purchase of property, plant, and equipment and rental assets of approximately $9 million.
      In December 1998, the Company completed the sale of its industrial and marine engine product lines of its Crusader Engines division, classified as discontinued operations in the accompanying financial statements, for $6.4 million in cash, the assumption of certain liabilities, and a receivable of $1.0 million (Note 4). The receivable is due in December 1999 and is secured by an irrevocable letter of credit. The aggregate sales price is subject to certain post-closing adjustments. In addition, in December 1998, the Company acquired the assets, subject to certain liabilities, of Linne Trafiksystem AB, a subsidiary of LinneData, for approximately $1.6 million in cash. The purchase price is subject to a post-closing adjustment. Linne Trafiksystem is located in Sweden and develops specialized public transportation systems.
      The Company's financing activities, all of which related to continuing operations, provided $130.7 million of cash in fiscal 1998. The Company borrowed $160.0 million from Thermo Electron to finance the acquisition of Peek and used $28.3 million to fund a decrease in short-term borrowings (Note 10). In addition, the Company expended $1.4 million of cash to purchase its common stock pursuant to an authorization by its Board of Directors. At October 3, 1998, the Company has no remaining authorizations to purchase Company common stock.
      The Company's $160.0 million promissory note to Thermo Electron is due in November 1999. Thermo Electron has indicated that it intends to refinance the promissory note, on its maturity date, with the net proceeds from its October 1998 offering of 7.625% Notes due 2008, and other available cash. The new promissory note from the Company to Thermo Electron would be due in 2008 and bear interest at a rate of 7.625%. In addition, ThermoLyte's common stock is subject to redemption at the option of the holder in December 1998 or December 1999, for a total redemption value of $18.5 million. The Company's Board of Directors has authorized additional borrowings of up to $10 million from Thermo Electron to fund working capital requirements. The Company believes its existing resources, together with the funding expected from Thermo Electron as described above, are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

Market Risk

      The Company is exposed to market risk from changes in foreign currency exchange rates and interest rates which could affect its future results of operations and financial condition. The Company manages its exposure to these risks through its regular operating and financing activities. Additionally, the Company uses short-term forward contracts to manage certain exposures to foreign currencies. The Company enters into forward foreign exchange contracts to hedge firm purchase and sale commitments denominated in currencies other than its subsidiaries' local currencies. The Company does not engage in extensive foreign currency hedging activities; however, the purpose of the Company's foreign currency hedging activities is to protect the Company's local currency cash flows related to these commitments from fluctuations in foreign exchange rates. The Company's forward foreign exchange contracts principally hedge transactions denominated in Dutch guilders. Gains and losses arising from forward contracts are recognized as offsets to gains and losses resulting from the transactions being hedged.
The Company does not enter into speculative foreign currency agreements.

Foreign Currency Exchange Rates
      The fair value of forward foreign exchange contracts is sensitive to changes in foreign currency exchange rates. The fair value of forward foreign exchange contracts is the estimated amount that the Company would pay or receive upon termination of the contract, taking into account the change in foreign exchange rates. A 10% depreciation in fiscal year-end 1998 foreign currency exchange rates related to the Company's contracts would result in an increase in the unrealized loss on forward foreign exchange contracts of $0.1 million. Since the Company uses forward foreign exchange contracts as hedges of firm purchase and sale commitments, the unrealized gain or loss on forward foreign currency exchange contracts resulting from changes in foreign currency exchange rates would be offset by a corresponding change in the fair value of the hedged item.
      The Company generally views its investment in foreign subsidiaries with a functional currency other than the Company's reporting currency as long-term. The Company's investment in foreign subsidiaries is sensitive to fluctuations in foreign currency exchange rates. The functional currencies of the Company's foreign subsidiaries are principally denominated in British pounds sterling, Dutch guilders, Swiss francs, Norwegian kroner, Danish kroner, and Finnish markkaa. The effect of a change in foreign exchange rates on the Company's net investment in foreign subsidiaries is recorded as a separate component of shareholders' investment. A 10% depreciation in 1998 functional currencies, relative to the U.S. dollar, would result in a $7.1 million reduction of shareholders' investment.

Interest Rates
      The Company's cash and cash equivalents and certain long-term obligations are sensitive to changes in interest rates. Interest rate changes would result in a change in interest income and expense due to the difference between the current interest rates on these financial instruments and the variable rate that these financial instruments may adjust to in the future. A 10% increase in fiscal year-end 1998 interest rates would result in a negative impact of $0.5 million on the Company's net income.

Year 2000

      The Company continues to assess the potential impact of the year 2000 on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading internal business systems and facilities; (ii) testing and developing necessary upgrades for the Company's current products and certain discontinued products; (iii) contacting key suppliers, vendors, and customers to determine their year 2000 compliance status; and (iv) developing a contingency plan.

The Company's State of Readiness
      The Company has tested and evaluated its critical information-technology systems for year 2000 compliance, including its significant computer systems, software applications, and related equipment. The Company is currently in the process of upgrading or replacing its noncompliant systems. The Company expects that all of its material information-technology systems will be year 2000 compliant by the end of 1999. The Company is also evaluating the potential year 2000 impact on its facilities, including its buildings and utility systems. Any problems that are identified will be prioritized and remediated based on their assigned priority. The Company will continue periodic testing of its critical internal business systems and facilities in an effort to minimize operating disruptions due to year 2000 issues.
      The Company believes that all of the material products that it currently sells are year 2000 compliant. However, as many of the Company's products are complex, interact with third-party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. The Company believes that certain of its older products, which it no longer manufactures or sells, may not be year 2000 compliant. The Company is continuing to test and evaluate such products and may offer upgrades or alternative products where reasonably practicable.
      The Company is in the process of identifying and contacting suppliers, vendors, and customers that are believed to be significant to the Company's business operations in order to assess their year 2000 readiness. As part of this effort, the Company has developed and is distributing questionnaires relating to year 2000 compliance to its significant suppliers, vendors, and customers. The Company intends to follow-up and monitor the year 2000 compliant progress of significant suppliers, vendors, and customers that indicate that they are not year 2000 compliant or that do not respond to the Company's questionnaires.

Contingency Plan
      The Company intends to develop a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems. This plan may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products and significant suppliers, vendors, and customers, it will modify and adjust its contingency plan as may be required.

Estimated Costs to Address the Company's Year 2000 Issues
      The Company had incurred expenses related to year 2000 issues of approximately $1.2 million as of October 3, 1998, and the total cost of year 2000 remediation is expected to be approximately $2.3 million. Of the costs incurred as of October 3, 1998, approximately $0.6 million was spent on testing and upgrading internal business systems and facilities and approximately $0.6 million was spent on evaluating and upgrading products. The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

Risks of the Company's Year 2000 Issues
      While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers, vendors, or customers experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition.

                           Forward-looking Statements
      In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

      Reliance on Sales to Governmental Entities. Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic Control segment and represented 39% of its revenues in fiscal 1998. The Company continues to focus its marketing of its Traffic Control segment's products and services on various governmental entities, including the U.S. Federal Highway Administration and comparable overseas agencies, regional counties of governments, state and city traffic engineers, public transit authorities, public toll operators, law enforcement agencies, and tunnel and bridge authorities. Any decrease in purchases by these government bodies, including, without limitation, decreases as the result of a shift in priorities or overall budgeting limitations, could have an adverse effect on the Company's business, financial condition, and results of operations. Peek's backlog decreased $13.7 million from the date of acquisition to October 3, 1998. The decrease in backlog occurred principally in the Netherlands and United Kingdom, and was primarily due to a decrease in orders from foreign governmental entities as a result of a reduction in funding allocated by those entities to traffic control projects. Sales of the Company's Traffic Control segment's products and services in the United States are largely dependent on federal funding of transportation projects, such as appropriations and allocations to states under the Transportation Equity Act for the 21st Century. Contracts with governmental entities often permit the purchaser to cancel the agreement at any time. Cancellation of a significant contract could also result in a material adverse effect on the Company's business and future results of operations.

      Customized Contracts. A significant portion of the Company's contracts for traffic control systems require the development and integration of customized products for a fixed fee. Due to the complexity of the Company's traffic control systems, the Company may experience delays from time to time in developing, manufacturing, and installing such systems. In addition, the Company may incur substantial unanticipated costs that cannot be passed on to the customer. The Company's inability to deliver customized systems in a timely manner and within budget could result in a material adverse affect on the Company' business, financial condition, and results of operations.

      Competition. The market for traffic products and services is extremely competitive, and the Company expects that competition will continue to increase. The Company believes that the principal competitive factors in the traffic industry are price, functionality, reliability, service and support, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the pricing policies of its competitors and suppliers, the timing and quality of products introduced by the Company and others, the Company's ability to maintain a strong reputation in the traffic industry, and industry and general economic trends. In the traffic market, the Company currently competes with companies with greater financial resources and name recognition. The introduction by one of these competitors or a new competitor of a technologically superior product would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors.
      The Company encounters and expects to continue to encounter intense competition for the sale of its cooling and cogeneration products. The Company's products are subject to competition from absorption air conditioning systems and electric motor-driven vapor compressor systems, as well as other natural gas-fueled engine-driven cooling systems. Although the Company has a proprietary position with respect to certain features of its products, the core technologies relating to its cooling and cogeneration products are mature and available to other companies. A number of companies, including companies with greater financial resources than those of the Company, offer products that compete with those offered by the Company, and there can be no assurance that other companies will not develop competitive products. In addition, electric utility pricing programs provide competition for the Company's cooling and cogeneration products.

      The Company's sale of industrial refrigeration systems is subject to intense competition. The industrial refrigeration market is mature, highly fragmented, and extremely dependent on close customer contacts. There can be no assurance that the Company will be able to continue to successfully compete in the worldwide industrial refrigeration market, which is characterized by strong local manufacturers.

      Transition of Product Focus; Dependence on New Products. From its inception through November 1997, the Company derived a substantial majority of its revenues from development and commercialization of power generation, refrigeration and cooling, engine, and related products. While power generation and refrigeration and cooling products are expected to continue to generate a significant amount of the Company's revenues for the foreseeable future, a substantial portion of the Company's revenues are now derived from the sale of electronics and associated hardware and software for the traffic industry, as well as from providing integration services for such electronics, hardware, and software, through the Company's Peek subsidiary. A substantial portion of the Company's efforts, particularly its product development and marketing efforts, is now focused on the traffic market. Prior to the Peek acquisition, the Company had no prior experience in the traffic industry, and there can be no assurance that the Company will be able to successfully market and sell Peek's products and services. The Company's future success will depend significantly on its ability to develop, introduce, and integrate new products in the traffic market and to continue to improve the performance, features, and reliability of Peek's current products. In order for Peek to achieve the level of profitability desired by the Company, the Company must successfully reduce Peek's expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. Any failure or inability of the Company's traffic products to perform substantially as anticipated or to achieve market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations.

      Risks Associated with International Operations. The Company intends to continue to expand its presence in international markets. In fiscal 1998, approximately 44% of the Company's revenues originated outside the U.S., principally in Europe, and approximately 8% of the Company's revenues were exports from the U.S. International revenues are subject to a number of risks, including the following: fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; U.S. export licenses, if required, may be difficult to obtain; the protection of intellectual property in foreign countries may be more difficult to enforce; and the Company may incur costs related to the Euro currency's introduction beginning January 1, 1999. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business, financial condition, and results of operations.
      The Company has recently made an effort to expand its traffic control business in Asia. However, Asia is currently experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign currency exchange and interests rates, and unstable stock markets. In fiscal 1998, the Company discontinued certain operations located in Asia. The economic crisis in Asia may adversely affect the Company's ability to expand its Traffic Control business.

      Ability to Manage Change. In November 1997, the Company acquired Peek plc, a public company in the United Kingdom, which currently has more than 1,100 employees located principally in Europe and the United States, and had revenues in fiscal 1998, from the date of its acquisition, of $152.4 million. This acquisition has resulted in new and increased responsibilities for the Company's administrative, operational, development, and financial personnel. In order to manage the Company's changing business, Peek's management and other employees must be assimilated into the Company's existing operations. There can be no assurance that the Company will be successful in retaining Peek's key employees and integrating them into the Company. The Company's success depends to a significant extent on the ability of its officers and key employees to operate effectively, both independently and as a group, and this ability may be impeded by the Company's rapid geographic expansion, potential disruption of the Company's business, and diversion of management's attention from other business concerns due to the Peek acquisition. In addition, there can be no assurance that the Company's systems, procedures, and controls will be adequate to support the significant expansion of the Company's operations. Any failure of the Company's management to manage change effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

      Significant Quarterly Fluctuations in Operating Results. The quarterly revenues and income of the Company's Traffic Control segment fluctuate significantly based on funding patterns of governmental entities as well as seasonality. As a result of these factors, Peek has historically experienced higher sales and income in the first and third fiscal quarters and lower sales and net income in the second and fourth fiscal quarters. A portion of the Traffic Control segment's revenues result from the sale of large systems, the timing of which can lead to variability in the Company's quarterly revenues and income. In addition, the demand for the Company's NuTemp subsidiary's equipment is typically highest in the summer period and can be adversely affected by cool summer weather.

      Dependence of Markets on Government Regulation. The Public Utility Regulatory Policies Act of 1978 (PURPA) and state laws and regulations implementing PURPA prohibit discrimination by electric utilities against cogeneration providers and require utilities to purchase co-generated electricity under certain conditions. Under these regulations, certain classes of facilities are exempt from the provisions of the Public Utility Holding Company Act, as well as many state laws and regulations regarding the setting of electricity rates and the financial and organizational regulation of electric utilities, and certain provisions of the Federal Power Act. Because the Company's current customers typically do not sell power to electric utilities, the Company does not rely to a significant extent on the provisions of PURPA that require utilities to purchase electricity from cogeneration providers. However, recent bills in Congress have proposed amendments to, and in some cases, the repeal of, certain of these laws or regulations. Any such amendment or repeal could have a material adverse effect on the Company's cogeneration business.

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

      Potential Impact of Year 2000 on Processing of Date-sensitive Information. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers, vendors, or customers experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition.


                         Selected Financial Information
(In thousands except per share amounts)              1998 (a)       1997        1996   1995 (b)       1994
--------------------------------------------------- ---------- ---------- ----------- ---------- ----------

Statement of Income Data
Revenues                                             $245,692    $91,881   $  93,058    $79,113   $ 69,833
Income from Continuing Operations                       3,353      2,291       2,074      4,447      3,199
Net Income                                              2,336      2,104         885      4,188      3,248
Earnings per Share from Continuing Operations:
  Basic                                                   .28        .19        .17         .36        .26
  Diluted                                                 .28        .19        .16         .35        .26
Earnings per Share:
  Basic                                                   .20        .17        .07         .34        .26
  Diluted                                                 .20        .17        .07         .33        .26

Balance Sheet Data
Working Capital (c)                                  $ 35,762    $54,708   $  57,719    $60,140   $ 43,143
Total Assets                                          351,635    107,922     110,711    108,417     82,621
Long-term Obligations                                 160,499        252         305        364        344
Common Stock of Subsidiary Subject to Redemption            -     18,059      17,747     17,435          -
Shareholders' Investment                               69,864     66,668      67,368     65,825     60,475

(a) Reflects the November 1997 acquisition of Peek plc and borrowings to finance such acquisition. (b) Reflects the net proceeds from the private placement of shares of ThermoLyte Corporation in March
    1995.
(c) In fiscal 1998, includes common stock of subsidiary subject to redemption, redeemable in December 1998 or December 1999.

Common Stock Market Information
      The Company's common stock is traded on the American Stock Exchange under the symbol THP. The following table sets forth the high and low sale prices of the Company's common stock for fiscal 1998 and 1997, as reported in the consolidated transaction reporting system.

                                                                          1998                   1997
                                                                 -------------------     ------------
Quarter                                                              High        Low       High         Low
--------------------------------------------------------------- ---------- ---------- ---------- -----------

First                                                            $10 1/4    $  7 1/4    $11 1/4     $ 7 3/4
Second                                                            12 1/8       8 1/2      9 1/4       6 1/8
Third                                                             11 9/16     10 1/4      7           5 1/2
Fourth                                                            11 1/4       7 5/8      9 7/8       5 5/8

      As of October 30, 1998, the Company had 392 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on October 30, 1998, was $7 1/2 per share.

Shareholder Services
      Shareholders of Thermo Power Corporation who desire information about the Company are invited to contact the Investor Relations Department, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046,
(781) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Distribution of printed quarterly reports is limited to the second quarter only. All material is available from Thermo Electron's Internet site (http://www.thermo.com/subsid/thp1.html).

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended October 3, 1998, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046.

Annual Meeting
     The annual meeting of shareholders will be held on Wednesday, March 10, 1999, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts.