Form 10-K/A, Exhibit 13
period 1998-10-03
THERMO POWER CORP
filed 1999-09-22
CIK 813895

Exhibit 13

















                            Thermo Power Corporation

                        Consolidated Financial Statements

                                Fiscal Year 1998


Thermo Power Corporation                                                       1998 Financial Statements

                        Consolidated Statement of Income

                                                                                      Year Ended
                                                                             -----------------------------
(In thousands except per share amounts)                                       Oct. 3, Sept. 27,   Sept. 28,
                                                                                 1998      1997        1996
--------------------------------------------------------------------------- ---------- ---------  ----------

Revenues (Notes 7 and 12)                                                   $ 245,692  $ 91,881   $  93,058
                                                                            ---------  --------   ---------

Costs and Operating Expenses:
 Cost of revenues                                                             172,055    72,725      74,289
 Selling, general, and administrative expenses (Note 7)                        50,801    14,265      13,874
 Research and development expenses                                              7,921     1,929       2,633
                                                                            ---------  --------   ---------

                                                                              230,777    88,919      90,796
                                                                            ---------  --------   ---------

Operating Income                                                               14,915     2,962       2,262
Interest Income (includes $257 from related parties in fiscal                   1,930     1,829       1,714
  1998; Note 3)
Interest Expense (includes $8,146 to related party in fiscal 1998;             (8,998)      (18)        (26)
  Note 10)
Gain on Sale of Investments, Net (includes $53 and $469 on sale of                 11        53         208
 related-party investments in fiscal 1997 and 1996; Notes 2 and 7)
                                                                            ---------  --------   ---------

Income from Continuing Operations Before Income Taxes and Minority              7,858     4,826       4,158
 Interest
Provision for Income Taxes (Note 6)                                             4,082     2,223       1,772
Minority Interest Expense                                                         423       312         312
                                                                            ---------  --------   ---------

Income from Continuing Operations                                               3,353     2,291       2,074
Loss from Discontinued Operations (net of benefit for income taxes               (381)     (187)     (1,189)
 of $215, $105, and $669; Note 4)
Provision for Loss on Disposal of Discontinued Operations (net of                (636)        -           -
 benefit for income taxes of $357; Note 4)
                                                                            ---------  --------   ---------

Net Income                                                                  $   2,336  $  2,104   $     885
                                                                            =========  ========   =========

Earnings per Share from Continuing Operations (Note 13)
 Basic                                                                      $     .28  $    .19   $     .17
                                                                            =========  ========   =========

 Diluted                                                                    $     .28  $    .19   $     .16
                                                                            =========  ========   =========

Basic and Diluted Earnings per Share (Note 13)                              $     .20  $    .17   $     .07
                                                                            =========  ========   =========

Weighted Average Shares (Note 13)
 Basic                                                                         11,838    12,212      12,466
                                                                            =========  ========   =========

 Diluted                                                                       11,908    12,218      12,707
                                                                            =========  ========   =========






The accompanying notes are an integral part of these consolidated financial statements.


Thermo Power Corporation                                                        1998 Financial Statements

                           Consolidated Balance Sheet
(In thousands)                                                                           Oct. 3,  Sept. 27,
                                                                                            1998       1997
-------------------------------------------------------------------------------------- ---------- ---------

Assets
Current Assets:
 Cash and cash equivalents (includes $11,459 and $17,994 under repurchase              $  22,240  $  19,347
   agreement with parent company; Note 15)
 Available-for-sale investments, at quoted market value (amortized cost of                 4,018      9,171
   $4,017 and $9,129; Notes 2 and 7)
 Accounts receivable, less allowances of $10,299 and $757                                 52,098     21,012
 Unbilled contract costs and fees                                                         10,718      4,856
 Inventories                                                                              43,984     19,884
 Prepaid income taxes (Note 6)                                                            11,205      3,118
 Net assets of discontinued operations (Note 4)                                            8,525          -
 Other current assets                                                                      2,421        219
 Due from parent company and affiliated companies                                            732          -
                                                                                       ---------  ---------

                                                                                         155,941     77,607
                                                                                       ---------  ---------

Rental Assets, at Cost, Net                                                               10,118     10,276
                                                                                       ---------  ---------

Property, Plant, and Equipment, at Cost, Net                                              24,871     10,591
                                                                                       ---------  ---------

Long-term Available-for-sale Investments, at Quoted Market Value                               -      2,200
 (amortized cost of $2,301 in fiscal 1997; Notes 2 and 3)
                                                                                       ---------  ---------

Other Assets                                                                               4,976        236
                                                                                       ---------  ---------

Cost in Excess of Net Assets of Acquired Companies (Note 3)                              155,729      7,082
                                                                                       ---------  ---------

                                                                                       $ 351,635  $ 107,992
                                                                                       =========  =========


Thermo Power Corporation                                                        1998 Financial Statements

                     Consolidated Balance Sheet (continued)
   (In thousands except share amounts)                                                   Oct. 3,  Sept. 27,
                                                                                            1998       1997
   ----------------------------------------------------------------------------------- ---------- ---------

   Liabilities and Shareholders' Investment
   Current Liabilities:
    Current maturities of long-term obligations (Note 10)                              $     396  $       -
    Accounts payable                                                                      30,899      9,622
    Accrued payroll and employee benefits                                                  7,885      3,133
    Billings in excess of contract costs and fees                                          8,517      1,353
    Accrued income taxes                                                                  10,048      1,620
    Accrued warranty costs                                                                 6,293      3,435
    Common stock of subsidiary subject to redemption ($18,450 redemption                  18,372          -
      value)
    Accrued costs for acquired contracts (Note 3)                                          8,906          -
    Accrued acquisition expenses (Note 3)                                                  2,086         33
    Other accrued expenses (Note 4)                                                       26,777      3,207
    Due to parent company and affiliated companies                                             -        496
                                                                                       ---------  ---------

                                                                                         120,179     22,899
                                                                                       ---------  ---------

   Deferred Income Taxes (Note 6)                                                          1,093        114
                                                                                       ---------  ---------

   Long-term Obligations (Note 10)                                                       160,499        252
                                                                                       ---------  ---------

   Commitments (Notes 7 and 8)

   Common Stock of Subsidiary Subject to Redemption ($18,450 redemption value)                 -     18,059
                                                                                       ---------  ---------


   Shareholders' Investment (Notes 5 and 9):
    Common stock, $.10 par value, 30,000,000 shares authorized; 12,493,371                 1,249      1,249
      shares issued
    Capital in excess of par value                                                        55,401     55,283
    Retained earnings                                                                     16,147     13,811
    Treasury stock at cost, 663,208 and 578,124 shares                                    (4,600)    (3,636)
    Net unrealized gain (loss) on available-for-sale investments (Note 2)                      1        (39)
    Cumulative translation adjustment                                                      1,666          -
                                                                                       ---------  ---------

                                                                                          69,864     66,668
                                                                                       ---------  ---------

                                                                                       $ 351,635  $ 107,992
                                                                                       =========  =========










The accompanying notes are an integral part of these consolidated financial statements.



Thermo Power Corporation                                                        1998 Financial Statements

                      Consolidated Statement of Cash Flows
                                                                                     Year Ended
                                                                           -------------------------------
(In thousands)                                                              Oct. 3,  Sept. 27,   Sept. 28,
                                                                               1998       1997        1996
------------------------------------------------------------------------- ---------- ----------- ---------

Operating Activities
 Net income                                                               $   2,336  $   2,104   $     885
 Adjustments to reconcile net income to income from continuing operations:
     Loss from discontinued operations (Note 4)                                 381        187       1,189
     Provision for loss on disposal of discontinued operations (Note 4)         636          -           -
                                                                          ---------  ---------   ---------

 Income from continuing operations                                            3,353      2,291       2,074
 Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing
   operations:
     Depreciation and amortization                                           10,477      2,837       2,738
     Provision for losses on accounts receivable                                200        207         185
     Minority interest expense                                                  423        312         312
     Deferred income tax expense (benefit)                                     (371)      (403)        372
     Other noncash items                                                        112       (184)       (262)
     Changes in current accounts, excluding the effects of acquisitions, dispositions, and discontinued operations:
        Accounts receivable                                                   5,018     (2,600)       (498)
        Inventories                                                           1,008        695        (685)
        Unbilled contract costs and fees                                     (2,660)     2,254        (766)
        Other current assets                                                 (1,466)        55         226
        Accounts payable                                                     (3,717)    (3,743)      2,512
        Other current liabilities                                            (8,778)     2,728          82
                                                                          ---------  ---------   ---------

          Net cash provided by continuing operations                          3,599      4,449       6,290
          Net cash provided by (used in) discontinued operations              5,662     (2,241)        920
                                                                          ---------  ---------   ---------

          Net cash provided by operating activities                           9,261      2,208       7,210
                                                                          ---------  ---------   ---------

Investing Activities
 Acquisitions, net of cash acquired (Note 3)                               (156,815)         -        (860)
 Proceeds from sale of acquired business to related party (Note 3)           19,117          -           -
 Proceeds from sale of acquired business (Note 3)                             1,075          -           -
 Purchases of available-for-sale investments                                      -    (11,301)     (5,000)
 Proceeds from sale and maturities of available-for-sale investments          5,011      6,000       8,982
 Proceeds from sale of related-party investments (Notes 2 and 7)                  -        262         852
 Purchases of property, plant, and equipment                                 (6,159)    (1,778)     (2,384)
 Proceeds from sale of property, plant, and equipment                         2,179          -           -
 Increase in rental assets                                                   (2,872)    (3,191)     (4,849)
 Proceeds from sale of rental assets                                          1,239      1,522       2,268
 Other                                                                            -         (2)        140
                                                                          ---------  ---------   ---------

          Net cash used in continuing operations                           (137,225)    (8,488)       (851)
          Net cash used in discontinued operations                             (144)      (630)       (329)
                                                                          ---------  ---------   ---------

          Net cash used in investing activities                           $(137,369) $  (9,118)  $  (1,180)
                                                                          ---------  ---------   ---------


Thermo Power Corporation                                                        1998 Financial Statements

                Consolidated Statement of Cash Flows (continued)
                                                                                    Year Ended
                                                                          --------------------------------
(In thousands)                                                              Oct. 3,  Sept. 27,   Sept. 28,
                                                                               1998       1997        1996
------------------------------------------------------------------------- ---------- ----------- ---------

Financing Activities
 Issuance of long-term obligation to parent company (Note 10)             $ 160,000  $       -   $       -
 Decrease in short-term obligations (Note 10)                               (28,274)         -           -
 Purchases of Company common stock                                           (1,380)    (3,613)          -
 Net proceeds from issuance of Company common stock                             534         71         377
 Repayment of long-term obligations                                            (162)       (53)        (59)
                                                                          ---------- ---------   ---------

          Net cash provided by (used in) financing activities               130,718     (3,595)        318
            of continuing operations
                                                                          ---------  ---------   ---------

Exchange Rate Effect on Cash                                                    283           -          -
                                                                          ---------  ----------  ---------

Increase (Decrease) in Cash and Cash Equivalents                              2,893     (10,505)     6,348
Cash and Cash Equivalents at Beginning of Year                               19,347      29,852     23,504
                                                                          ---------  ----------  ---------

Cash and Cash Equivalents at End of Year                                  $  22,240  $   19,347  $  29,852
                                                                          =========  ==========  =========

Cash Paid For
 Interest                                                                 $   8,370  $       18  $      26
 Income taxes                                                             $  (1,368) $      445  $     894

Noncash Activities
 Fair value of assets of acquired companies                               $ 298,141  $        -  $     860
 Cash paid for acquired companies                                          (172,412)          -       (860)
 Cash paid in prior year for acquired company                                (2,301)          -          -
                                                                          ---------  ----------  ---------

   Liabilities assumed of acquired companies                              $ 123,428  $        -  $       -
                                                                          =========  ==========  =========


















The accompanying notes are an integral part of these consolidated financial statements.



Thermo Power Corporation                                                        1998 Financial Statements

               Consolidated Statement of Shareholders' Investment
                                                                                       Year Ended
                                                                               ---------------------------
(In thousands)                                                                 Oct. 3, Sept. 27, Sept. 28,
                                                                                  1998      1997      1996
---------------------------------------------------------------------------- ---------- --------- --------

Common Stock, $.10 Par Value
 Balance at beginning of year                                                 $  1,249  $  1,249  $  1,248
 Issuance of stock under employees' and directors' stock plans                       -         -         1
                                                                              --------  --------  --------

 Balance at end of year                                                          1,249     1,249     1,249
                                                                              --------  --------  --------

Capital in Excess of Par Value
 Balance at beginning of year                                                   55,283    54,448    53,898
 Issuance of stock under employees' and directors' stock plans                     118        71        58
 Tax benefit related to employees' and directors' stock plans (Note 6)               -       764       492
                                                                              --------  --------  --------

 Balance at end of year                                                         55,401    55,283    54,448
                                                                              --------  --------  --------

Retained Earnings
 Balance at beginning of year                                                   13,811    11,707    10,822
 Net income                                                                      2,336     2,104       885
                                                                              --------  --------  --------

 Balance at end of year                                                         16,147    13,811    11,707
                                                                              --------  --------  --------

Treasury Stock
 Balance at beginning of year                                                   (3,636)      (23)     (341)
 Purchases of Company common stock                                              (1,380)   (3,613)        -
 Issuance of stock under employees' and directors' stock plans                     416         -       318
                                                                              --------  --------  --------

 Balance at end of year                                                         (4,600)   (3,636)      (23)
                                                                              --------  --------  --------

Net Unrealized Gain (Loss) on Available-for-sale Investments
 Balance at beginning of year                                                      (39)      (13)      198
 Change in net unrealized gain (loss) on available-for-sale investments             40       (26)     (211)
  (Note 2)
                                                                              --------  --------  --------

 Balance at end of year                                                              1       (39)      (13)
                                                                              --------  --------  --------

Cumulative Translation Adjustment
 Balance at beginning of year                                                        -         -         -
 Translation adjustment                                                          1,666         -         -
                                                                              --------  --------  --------

 Balance at end of year                                                          1,666         -         -
                                                                              --------  --------  --------

Total Shareholders' Investment                                                $ 69,864  $ 66,668  $ 67,368
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

Relationship with Thermo Electron Corporation
      The Company was incorporated on June 6, 1985, as a wholly owned subsidiary of Thermo Electron Corporation. As of October 3, 1998, Thermo Electron owned
9,300,806 shares of the Company's common stock, representing 79% of such stock outstanding. On August 12, 1998, Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Company. As part of this reorganization, Thermo Electron announced that the Company may be taken private and become a wholly owned subsidiary of Thermo
Electron (Note 15).

Principles of Consolidation
      The accompanying financial statements include the accounts of the Company, its wholly owned subsidiaries, and its 78%-owned privately held subsidiary, ThermoLyte Corporation (Note 15). All material intercompany accounts and transactions have been eliminated.

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

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

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

Cash and Cash Equivalents
      At fiscal year-end 1998 and 1997, $11,459,000 and $17,994,000, respectively, of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day
Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter (Note 15). Cash equivalents are carried at cost, which approximates market value. The Company's cash equivalents also include $8,270,000 of money market fund investments of the Company's foreign subsidiaries at October 3, 1998.

Inventories
      Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead.
The components of inventories are as follows:

(In thousands)                                                                              1998     1997
---------------------------------------------------------------------------------------- -------- --------

Raw Materials and Supplies                                                               $21,549  $ 17,570
Work in Process                                                                           14,422     1,077
Finished Goods                                                                             8,013     1,237
                                                                                         -------  --------

                                                                                         $43,984  $ 19,884
                                                                                         =======  ========


1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

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

(In thousands)                                                                              1998     1997
---------------------------------------------------------------------------------------- -------- --------

Land                                                                                     $ 2,595  $    252
Buildings                                                                                  7,782     5,731
Machinery, Equipment, and Leasehold Improvements                                          24,056    13,654
                                                                                         -------  --------

                                                                                          34,433    19,637
Less:  Accumulated Depreciation and Amortization                                           9,562     9,046
                                                                                         -------  --------

                                                                                         $24,871  $ 10,591
                                                                                         =======  ========

Other Assets
      Other assets in the accompanying fiscal 1998 balance sheet consists primarily of acquired technology and other intangibles, including the cost of acquired patents, that are being amortized over their estimated useful lives, primarily 15 years. Accumulated amortization was $314,000 at fiscal year-end
1998.

Cost in Excess of Net Assets of Acquired Companies
      The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods of 25 to 40 years.
Accumulated amortization was $4,280,000 and $710,000 at fiscal year-end 1998 and 1997, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

Common Stock of Subsidiary Subject to Redemption
      In March 1995, ThermoLyte sold 1,845,000 units, each unit consisting of one share of ThermoLyte common stock, $.001 par value, and one redemption right, at $10.00 per unit, for net proceeds of $17,253,000. Holders of the common stock purchased in the offering have the option to require ThermoLyte to redeem in December 1998 or December 1999 any or all of their shares at $10.00 per share
(Note 15). The redemption rights are guaranteed on a subordinated basis by Thermo Electron. The Company has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee. The difference between the redemption value and the original carrying amount of common stock of subsidiary subject to redemption is accreted using the straight-line method over the period ending December 1998, which corresponds to the first redemption period. The accretion is charged to minority interest expense in the accompanying statement of income.

1.    Nature of Operations and Summary of Significant Accounting Policies (continued)

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



2.    Available-for-sale Investments (continued)

      The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type are as follows:

(In thousands)                                                                        Gross         Gross
                                                         Market          Cost    Unrealized    Unrealized
                                                          Value         Basis         Gains        Losses
-------------------------------------------------- ------------- ------------- ------------- -------------

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

3.    Acquisitions and Dispositions

      On November 6, 1997, the Company declared unconditional in all respects its cash tender offer for the outstanding ordinary shares of Peek. The aggregate cost to acquire all outstanding Peek ordinary shares, including related expenses, was $166,736,000. The purchase price includes $2,301,000 that was paid for shares acquired in fiscal 1997, classified as long-term available-for-sale investments in the accompanying fiscal 1997 balance sheet. The Company made final payments for the Peek ordinary shares outstanding in the second quarter of fiscal 1998. To finance the Peek acquisition, the Company borrowed $160,000,000 from Thermo Electron (Notes 10 and 15). The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $147,884,000, which is being amortized over 40 years. Peek develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world.
      Subsequent to Peek's acquisition by the Company, the Company sold its Measurement business to ONIX Systems Inc., a majority-owned subsidiary of Thermo
Instrument Systems Inc., effective November 6, 1997, for $19,117,000 in cash.
Thermo Instrument is a majority-owned subsidiary of Thermo Electron. The components of the sales price for the Measurement business consisted of the net tangible book value of the Measurement business, cost in excess of net assets of acquired company, and the estimated tax liability relating to the sale. The cost in excess of net assets of acquired company was determined based upon a percentage of the Company's total cost in excess of net

3.    Acquisitions and Dispositions (continued)

assets of acquired company associated with its acquisition of Peek, based on the 1997 revenues of the Measurement business relative to Peek's total 1997 consolidated revenues. The Measurement business developed and marketed field measurement products. During fiscal 1998, the Company also sold the stock of Peek Fleetlogic B.V. for $1,075,000 in cash. The purchase price approximated the book value of the net assets of Fleetlogic and the Company recorded no gain or loss on the sale. As a result of the Company's planned divestiture of this business, its operating losses were recorded as a reduction of previously established accrued acquisition expenses.
      In addition, in March 1998, the Company acquired the assets, subject to certain liabilities, of Traffic Control Technology, Inc. for $1,299,000 in cash and, in July 1998, ThermoLyte acquired the outstanding stock of Optronics, Inc.
for $6,662,000 in cash, including the repayment of $1,184,000 of debt. The
Optronics acquisition is subject to a post-closing adjustment. The cost of Traffic Control Technology exceeded the estimated fair value of the acquired net assets by $750,000 and the cost of Optronics exceeded the estimated fair value of the acquired net assets by $3,132,000. These amounts are being amortized over 25 years. Traffic Control Technology is a manufacturer of traffic control equipment and Optronics is a manufacturer of lighting products for the automotive, sporting goods, and marine markets.
      These acquisitions have been accounted for using the purchase method of accounting, and their results have been included in the accompanying financial statements from their respective dates of acquisition. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired, and for Optronics, is subject to adjustment upon finalization of the purchase price allocation. The Company has no information that indicates the final purchase price allocation will differ materially from the preliminary estimates.
      In the first quarter of fiscal 1996, the Company acquired the thermoelectric cooling module business of ThermoTrex Corporation, a majority-owned subsidiary of Thermo Electron, for $860,000, which was the net book value of the business acquired. Because the Company and the thermoelectric cooling module business were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling of interests.
The results of the thermoelectric cooling module business have been included in the accompanying financial statements from the date of acquisition.
      Based on unaudited data, the following table presents selected financial information for the Company and Peek on a pro forma basis, assuming the companies had been combined since the beginning of fiscal 1997. The results of Peek exclude the results of businesses sold by Peek prior to its acquisition by the Company and Peek's Measurement business, which was sold to ONIX. The effect of the acquisitions not included in the pro forma data was not material to the Company's results of operations.

(In thousands except per share amounts)                                                     1998       1997
-------------------------------------------------------------------------------------- ---------- ---------

Revenues                                                                               $ 263,778  $ 286,533
Income (Loss) from Continuing Operations                                                   2,693    (20,441)
Net Income (Loss)                                                                          1,676    (20,628)
Basic and Diluted Earnings (Loss) per Share from Continuing Operations                       .23      (1.67)
Basic and Diluted Earnings (Loss) per Share                                                  .14      (1.69)

      The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of Peek been made at the beginning of fiscal 1997.

3.    Acquisitions and Dispositions (continued)

      Following the acquisition of Peek, the Company undertook a broad restructuring of Peek's business. This included severance of 87 employees at Peek, including closure of its former corporate headquarters in London and termination of most of the staff there. In addition, the Company decided to sell or close several businesses. Peek's Fleetlogic BV subsidiary, a Netherlands-based developer, manufacturer, and distributor of "in vehicle" traffic information systems was sold in August 1998. Signal Control Corporation, an Oregon-based manufacturer of an earlier generation traffic controller was closed in December 1998. In addition, Peek's operations in Hong Kong were closed in August 1998 and operations in Thailand were scaled back to complete outstanding contracts. The Company has abandoned leased facilities in Oregon, Florida, London, and Hong Kong as a result of decisions to exit certain operations of Peek.
      During fiscal 1998, the Company expended $3.9 million for severance and $1.4 million of lease costs for abandoned facilities, principally in connection with the actions described above. The lease costs paid in fiscal 1998 primarily related to Peek's former London headquarters. At October 3, 1998, the Company had accrued additional costs which will require future outlays of cash of $0.6 million for severance which will be paid in fiscal 1999. In addition, the Company had accrued $1.4 million for abandoned facilities, principally for an Oregon facility that requires payments through 2006, in the event that the Company's efforts to sublease or buyout the arrangement prove unsuccessful. The severance and lease costs were accounted for in accordance with Emerging Issues
Task Force Pronouncement (EITF) 95-3 and are detailed in the table that follows.
The Company finalized its plan for restructuring Peek in fiscal 1998 and all substantive actions were completed in early fiscal 1999.
      In addition, the Company acquired certain loss contracts as a result of the Peek acquisition. The loss contracts relate principally to work in Hong Kong and Signal Control Corporation, which were exited in calendar 1998, and in Thailand. The Company is currently in the process of completing contracts in Thailand assumed at the date of acquisition. The timing of completion is dependent on the completion of certain aspects of Thailand's infrastructure performed by third parties and ongoing negotiations with the customer. In connection with these contracts, in the allocation of purchase price for the Peek acquisition, the Company recorded $13.6 million of liability as a cost of the acquisition. This amount includes $8.0 million for liability assumed at acquisition for liquidated damages and performance bond obligations related to these contracts. The balance of the costs, $5.6 million, represents estimated losses to complete contracts outstanding at the date of acquisition, of which $4.1 million had been accrued by Peek prior to its acquisition. During fiscal
1998, the Company made cash expenditures of $4.7 million associated with these contracts and expects future expenditures of $8.9 million, primarily through the first half of fiscal 2000.



3.    Acquisitions and Dispositions (continued)

      A summary of the changes in accrued acquisition expenses follows:

                                                   Abandonment
                                                     of Excess
(In thousands)                                      Facilities     Severance          Other          Total
--------------------------------- -------------- -------------- ------------- -------------- --------------

Balance at September 30, 1995                         $    458       $     -       $    222       $    680
 Usage                                                       -             -           (109)          (109)
 Decrease due to finalization                              (52)            -              -            (52)
   of restructuring plans,
   recorded as a decrease in
   cost in excess of net
   assets of acquired
   companies
                                                      --------       -------       --------       --------

Balance at September 28, 1996                              406             -            113            519
 Usage                                                       -             -             (7)            (7)
 Decrease due to finalization                             (406)            -            (73)          (479)
   of restructuring plans,
   recorded as a decrease in
   cost in excess of net
   assets of acquired
   companies
                                                      --------       -------       --------       --------

Balance at September 27, 1997                                -             -             33             33
 Reserves established                                    2,791         4,573              -          7,364
 Usage                                                  (1,366)       (3,934)           (11)        (5,311)
                                                      --------       -------       --------       --------

Balance at October 3, 1998                            $  1,425       $   639       $     22       $  2,086
                                                      ========       =======       ========       ========

4.    Discontinued Operations

      In September 1998, the Company adopted a plan to divest its Engines segment, which consists of its Crusader Engines division. In accordance with the provisions of APB No. 30 concerning reporting the effect of disposal of a segment of a business, the Company has classified the fiscal 1998 results of operations of the Engines segment, and the results for all prior periods presented, as discontinued in the accompanying statement of income. Revenues from the Engines segment were $24,723,000, $30,801,000, and $29,265,000 in fiscal 1998, 1997, and 1996, respectively. In addition, the net assets of the Engines segment have been classified as net assets of discontinued operations in the accompanying fiscal 1998 balance sheet, and primarily consist of inventories, accounts receivable, and machinery and equipment, net of certain current liabilities, principally accounts payable. The net assets of the Engines segment at fiscal year-end 1997 totaled $14,043,000.
      In December 1998, the Company completed the sale of the industrial and marine engine product lines of its Crusader Engines division to two unrelated third parties. Such sale represents a complete divestiture of the Engines segment. The aggregate sales price for the two product lines consists of $6,393,000 in cash, the assumption of certain liabilities of the Crusader
Engines division, and a receivable of $1,035,000. The receivable is due in December 1999 and is secured by an irrevocable letter of credit. The Company retained liability for certain warranty obligations of this business. The
Company does not expect that this obligation or other costs associated with winding down this business will materially affect its results of operations or cash flows.

4.    Discontinued Operations (continued)

      In fiscal 1998, the Company provided $636,000, net of a tax benefit of $357,000, for the estimated loss on disposal of discontinued operations. This amount includes $448,000, net of a tax benefit of $252,000, for estimated losses from operations of discontinued operations through the expected date of disposition. During the first nine months of fiscal 1999, the unaudited activity recorded to the reserve was as follows: the reserve was increased by a pretax gain on the sale of the net assets of the industrial and marine engine product lines of $508,000 and was reduced by pretax operating losses of discontinued operations of $645,000. The unaudited remaining reserve on July 3, 1999, was $896,000, primarily representing continuing warranty obligations and a reserve for estimated losses from operations as the Company winds down this business, following its divestiture. The tax effect on these items was recorded as an adjustment to accrued income taxes. The reserve for estimated losses on disposal of the Engines segment is included in other accrued expenses in the accompanying and fiscal 1998 balance sheets.
      The Engines segment had unaudited revenues through the date of disposition and an unaudited net loss for the first nine months of fiscal 1999 of $2,695,000 and $413,000, respectively. The net loss of the Engines segment for the first nine months of 1999 was recorded as a reduction of previously established reserves as discussed above. The unaudited revenues and net loss from the Engines segment for the first nine months of fiscal 1998 were $17,993,000 and $338,000, respectively.

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


      A summary of the Company's stock option information is as follows:

                                                       1998               1997                 1996
                                               ------------------  ------------------  -----------------
                                                         Weighted            Weighted            Weighted
                                                          Average             Average             Average
                                                         Exercise            Exercise            Exercise
                                                            Price               Price               Price
                                                Number              Number               Number
                                                    of                  of                   of
(Shares in thousands)                           Shares              Shares               Shares
---------------------------------------------- -------- ---------- -------- ---------- --------- ---------

Options Outstanding, Beginning of Year           1,283     $ 9.32    1,342     $ 9.35     1,406     $9.24
 Granted                                           550      11.30       68       8.07        12     13.07
 Exercised                                         (56)      8.40       (1)      5.45       (40)     6.76
 Forfeited                                        (223)     11.32     (126)      9.03       (36)     8.98
                                                  ----               -----                -----

Options Outstanding, End of Year                  1,554      9.77    1,283     $ 9.32     1,342     $9.35
                                                  =====    ======    =====     ======     =====     =====

Options Exercisable                               1,554      9.77    1,283     $ 9.32     1,342     $9.35
                                                  =====    ======    =====     ======     =====     =====

Options Available for Grant                        226                  49                   75
                                                  ====               =====                =====

      A summary of the status of the Company's stock options at October 3, 1998, is as follows:

                                                             Options Outstanding and Exercisable
                                                     -----------------------------------------------------
Range of Exercise Prices                                   Number            Weighted            Weighted
                                                               of             Average             Average
                                                           Shares           Remaining            Exercise
                                                   (In thousands)    Contractual Life               Price
---------------------------------------------- ------------------- ------------------- -------------------

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


5.    Employee Benefit Plans (continued)

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

(In thousands except per share amounts)                                       1998        1997        1996
----------------------------------------------------------------------- ----------- ----------- ----------

Income from Continuing Operations:
 As reported                                                                $3,353      $2,291      $2,074
 Pro forma                                                                   2,900       2,085       1,904

Basic Earnings per Share from Continuing Operations:
 As reported                                                                   .28         .19         .17
 Pro forma                                                                     .24         .17         .15

Diluted Earnings per Share from Continuing Operations:
 As reported                                                                   .28         .19         .16
 Pro forma                                                                     .24         .17         .15

Net Income:
 As reported                                                                $2,336      $2,104      $  885
 Pro forma                                                                   1,866       1,883         708

Basic and Diluted Earnings per Share:
 As reported                                                                   .20         .17         .07
 Pro forma                                                                     .16         .15         .06

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

                                                                              1998        1997       1996
----------------------------------------------------------------------- ----------- ----------- ----------

Volatility                                                                     41%         43%         43%
Risk-free Interest Rate                                                       5.5%        6.0%        5.7%
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

6.    Income Taxes

      The components of income from continuing operations before income taxes and minority interest are as follows:

(In thousands)                                                                1998        1997       1996
----------------------------------------------------------------------- ----------- ----------- ----------

Domestic                                                                   $(2,695)    $ 4,826     $ 4,158
Foreign                                                                     10,553           -           -
                                                                           -------     -------     -------

                                                                           $ 7,858     $ 4,826     $ 4,158
                                                                           =======     =======     =======

      The components of the provision for income taxes for continuing operations are as follows:

(In thousands)                                                                1998        1997       1996
----------------------------------------------------------------------- ----------- ----------- ----------

Currently Payable (Refundable):
 Federal                                                                   $  (404)    $ 2,159     $ 1,268
 Foreign                                                                     4,690           -           -
 State                                                                         167         467         132
                                                                           -------     -------     -------

                                                                             4,453       2,626       1,400
                                                                           -------     -------     -------

Deferred (Prepaid), Net:
 Federal                                                                      (312)       (316)        305
 Foreign                                                                         -           -           -
 State                                                                         (59)        (87)         67
                                                                           -------     -------     -------

                                                                              (371)       (403)        372
                                                                           -------     -------     -------

                                                                           $ 4,082     $ 2,223     $ 1,772
                                                                           =======     =======     =======


6.    Income Taxes (continued)

      The total provision (benefit) for income taxes included in the accompanying statement of income was as follows:

(In thousands)                                                                1998        1997       1996
----------------------------------------------------------------------- ----------- ----------- ----------

Continuing Operations                                                      $ 4,082     $ 2,223     $ 1,772
Discontinued Operations                                                       (572)       (105)       (669)
                                                                           -------     -------     -------

                                                                           $ 3,510     $ 2,118     $ 1,103
                                                                           =======     =======     =======

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

(In thousands)                                                                1998        1997       1996
----------------------------------------------------------------------- ----------- ----------- ----------

Provision for Income Taxes at Statutory Rate                               $ 2,672     $ 1,641     $ 1,414
Increases (Decreases) Resulting from:
 State income taxes, net of federal benefit                                     71         251         131
 Amortization of cost in excess of net assets of acquired                    1,287          67          72
companies
 Foreign tax rate and tax law differential                                     (21)          -           -
 Losses not benefited                                                          194         258         214
 Other                                                                        (121)          6         (59)
                                                                           -------     -------     -------

                                                                           $ 4,082     $ 2,223     $ 1,772
                                                                           =======     =======     =======

      Prepaid and deferred income taxes in the accompanying balance sheet consist of the following:

(In thousands)                                                                            1998        1997
----------------------------------------------------------------------------------- ----------- ----------

Prepaid (Deferred) Income Taxes:
 Tax loss carryforwards                                                                $34,137     $   444
 Reserves and accruals                                                                  11,659       2,449
 Inventory basis difference                                                              1,205         807
 Other                                                                                   5,588        (114)
                                                                                       -------     -------

                                                                                        52,589       3,586
 Less:  Valuation allowance                                                             42,477         582
                                                                                       -------     -------

                                                                                       $10,112     $ 3,004
                                                                                       =======     =======


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


7.    Related-party Transactions (continued)

Leases
      The Company leases an office and laboratory facility from Thermo Electron under an agreement expiring in 2002. The accompanying statement of income includes expenses from this operating lease of $326,000 in fiscal 1998, and $170,000 in fiscal 1997 and 1996. The future minimum payments due under this operating lease as of October 3, 1998, are $326,000 per year through fiscal
2002. Total future minimum lease payments are $1,304,000.
      During fiscal 1998, the Company sublet office and manufacturing space in the United Kingdom to ONIX pursuant to an arrangement whereby the Company charges ONIX its allocated share of occupancy expenses. Pursuant to this arrangement, the Company recorded $166,000 in fiscal 1998 as a reduction in selling, general, and administrative expenses.

Repurchase Agreement
      The Company invests excess cash in a repurchase agreement with Thermo
Electron as discussed in Note 1.

Other Transactions
      In May 1997, the Company sold 420,000 shares of common stock of The
Randers Killam Group Inc. to Thermo TerraTech Inc., a majority-owned subsidiary of Thermo Electron, for proceeds of $262,000, resulting in a gain of $53,000.
     In February 1996, the Company sold $365,000 principal amount of 6.5% subordinated convertible debentures to an unrelated party for net proceeds of $490,000, resulting in a gain of $125,000. The debentures were issued by Thermo
TerraTech.
     In December 1995, the Company sold 10,969 shares of Thermo Electron common stock to an unrelated party for net proceeds of $362,000, resulting in a gain of $344,000.

8.    Commitments

Commitments
      In addition to the lease described in Note 7, the Company leases equipment and manufacturing, service, and office facilities under various operating leases. The accompanying statement of income includes expenses from operating leases of $4,107,000, $1,219,000, and $1,166,000 in fiscal 1998, 1997, and 1996, respectively. Future minimum payments due under noncancellable operating leases as of October 3, 1998, are $2,102,000 in fiscal 1999; $1,777,000 in fiscal 2000;
$1,257,000 in fiscal 2001; $1,027,000 in fiscal 2002; $1,020,000 in fiscal 2003;
and $2,568,000 in fiscal 2004 and thereafter. Total future minimum lease payments are $9,751,000. Future minimum rental income to be received under noncancellable operating leases as of October 3, 1998, is $392,000 in fiscal
1999.

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

10.   Short- and Long-term Obligations (continued)

Long-term Obligations
      To finance the acquisition of Peek, the Company borrowed $160,000,000 from Thermo Electron pursuant to a promissory note due November 1999, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, which was 5.73% at October 3, 1998 (Note 15).
      The Company assumed a $250,000 mortgage loan in connection with its acquisition of Optronics. The loan bears interest at a fixed rate of 6% and matures in fiscal 2007. In addition, at October 3, 1998, long-term obligations include a $222,000 mortgage loan which matures in fiscal 2001. The interest rate on this loan is 75% of the prime rate, which was 6.38% at fiscal year-end 1998 and 1997. These obligations are secured by property with a net book value of $4,969,000.
      The annual requirements for long-term obligations are as follows:

(In thousands)
-------------------------------------------------------------------------------------- ---------- ---------

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
                                                                                                   --------

                                                                                                   $160,472
                                                                                                   ========

      In addition, in connection with its acquisition of Peek, the Company assumed capital lease obligations. The carrying amount of the property leased is $0.5 million, which is included in property, plant, and equipment in the accompanying balance sheet.
      The future minimum lease payments under the lease obligation are as follows:

(In thousands)
-------------------------------------------------------------------------------------- ---------- ---------

1999                                                                                               $    332
2000                                                                                                     65
2001                                                                                                     42
2002                                                                                                     30
                                                                                                   --------

                                                                                                        469

Less:  Amount Representing Interest                                                                      46
                                                                                                   --------

Present Value of Minimum Lease Payments                                                                 423
Less:  Current Portion                                                                                  326
                                                                                                   --------

Long-term Capital Lease Obligation                                                                 $     97
                                                                                                   ========

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




12.   Business Segment and Geographical Information, and Concentrations of Risk (continued)

      Information for fiscal 1998, 1997, and 1996, with respect to the Company's business segments, is shown in the following table.

(In thousands)                                                                   1998      1997        1996
--------------------------------------------------------------------------- ---------- --------- -----------

Business Segment Information
Revenues:
 Traffic Control                                                            $ 152,368  $      -   $       -
 Industrial Refrigeration Systems                                              76,160    74,843      73,312
 Cooling and Cogeneration Systems                                              17,678    17,819      20,477
 Intersegment sales elimination (a)                                              (514)     (781)       (731)
                                                                            ---------  --------   ---------

                                                                            $ 245,692  $ 91,881   $  93,058
                                                                            =========  ========   =========

Income from Continuing Operations Before Income Taxes and Minority
Interest:
 Traffic Control                                                            $  11,635  $      -   $       -
 Industrial Refrigeration Systems                                               6,782     5,331       4,403
 Cooling and Cogeneration Systems                                                (269)     (647)        122
 Corporate (b)                                                                 (3,233)   (1,722)     (2,263)
                                                                            ---------  --------   ---------

 Total operating income                                                        14,915     2,962       2,262
 Interest and other income (expense), net                                      (7,057)    1,864       1,896
                                                                            ---------  --------   ---------

                                                                            $   7,858  $  4,826   $   4,158
                                                                            =========  ========   =========

Identifiable Assets:
 Traffic Control                                                            $ 261,671  $      -   $       -
 Industrial Refrigeration Systems                                              51,895    52,157      52,707
 Cooling and Cogeneration Systems                                              21,254    22,178      22,953
 Corporate (c)                                                                  8,290    17,129      21,134
 Discontinued operations (d)                                                    8,525    16,528      13,917
                                                                            ---------  --------   ---------

                                                                            $ 351,635  $107,992   $ 110,711
                                                                            =========  ========   =========

Depreciation and Amortization:
 Traffic Control                                                            $   6,949  $      -   $       -
 Industrial Refrigeration Systems                                               3,111     2,606       2,501
 Cooling and Cogeneration Systems                                                 341       198         214
 Corporate                                                                         76        33          23
                                                                            ---------  --------   ---------

                                                                            $  10,477  $  2,837   $   2,738
                                                                            =========  ========   =========

Capital Expenditures:
 Traffic Control                                                            $   4,204  $      -   $       -
 Industrial Refrigeration Systems                                               3,974     4,558       6,959
 Cooling and Cogeneration Systems                                                 559       382         240
 Corporate                                                                        294        29          34
                                                                            ---------  --------   ---------

                                                                            $   9,031  $  4,969   $   7,233
                                                                            =========  ========   =========


12.   Business Segment and Geographical Information, and Concentrations of Risk (continued)

(In thousands)                                                                   1998      1997        1996
--------------------------------------------------------------------------- ---------- ---------  ----------

Geographical Information
Revenues:
 United States                                                              $ 137,250  $ 91,881   $  93,058
 The Netherlands                                                               42,468         -           -
 United Kingdom                                                                40,024         -           -
 Other Europe                                                                  31,364         -           -
 Other                                                                          1,677         -           -
 Transfers among geographic areas (a)                                          (7,091)        -           -
                                                                            ---------  --------   ---------

                                                                            $ 245,692  $ 91,881   $  93,058
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

12.   Business Segment and Geographical Information, and Concentrations of Risk (continued)

      Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic
Control segment and represented 39% of its revenues in fiscal 1998. In addition, a significant portion of the Traffic Control segment's revenues are generated by sales to distributors whose customers are governmental entities. A decrease in sales to governmental entities could have an adverse effect on the Company's business and future results of operations.

13.   Earnings per Share

      Basic and diluted earnings per share were calculated as follows:

(In thousands except per share amounts)                                         1998       1997       1996
-------------------------------------------------------------------------- ---------- ----------  ---------

Income from Continuing Operations                                            $ 3,353    $ 2,291    $ 2,074
Loss from Discontinued Operations                                               (381)      (187)    (1,189)
Provision for Loss on Disposal of Discontinued Operations                       (636)         -          -
                                                                             -------    -------    -------

Net Income                                                                   $ 2,336    $ 2,104    $   885
                                                                             -------    -------    -------

Basic
Weighted Average Shares                                                       11,838     12,212     12,466
                                                                             -------    -------    -------

Basic Earnings (Loss) per Share:
 Continuing operations                                                       $   .28    $   .19    $   .17
 Discontinued operations                                                        (.08)      (.02)      (.10)
                                                                             -------    -------    -------
                                                                             $   .20    $   .17    $   .07
                                                                             =======    =======    =======

Diluted
Weighted Average Shares                                                       11,838     12,212     12,466
Effect of Stock Options                                                           70          6        241
                                                                             -------    -------    -------

Weighted Average Shares, as Adjusted                                          11,908     12,218     12,707
                                                                             -------    -------    -------

Diluted Earnings (Loss) per Share:
 Continuing operations                                                       $   .28    $   .19    $   .16
 Discontinued operations                                                        (.08)      (.02)      (.09)
                                                                             -------    -------    -------
                                                                             $   .20    $   .17    $   .07
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


14.   Unaudited Quarterly Information

(In thousands except per share amounts)

1998                                                            First (a)     Second      Third  Fourth (b)
--------------------------------------------------------------- ---------- ---------- ---------- ----------

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

1997                                                                First     Second      Third     Fourth
--------------------------------------------------------------- ---------- ---------- ---------- ----------

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

15.   Subsequent Events

Proposed Merger
      On May 5, 1999, the Company entered into a definitive agreement and plan of merger with Thermo Electron, under which Thermo Electron would acquire all of the outstanding shares of Company common stock held by minority shareholders.
The Board of Directors of the Company unanimously approved the merger agreement based on a recommendation by a special committee of the Board of Directors, consisting solely of outside directors of the Company. Under the terms of the merger agreement, the Company would become a wholly owned subsidiary of Thermo
Electron. Each issued and outstanding share of Company common stock not already owned by Thermo Electron would be converted into the right to receive $12.00 in cash. Following the merger, the Company's common stock would cease to be publicly traded. The completion of this merger is subject to, among other things, shareholder approval of the merger agreement. Thermo Electron intends to vote all of its shares of common stock of the Company in favor of approval of the merger agreement and, therefore, approval of the merger agreement is assured. This merger is expected to be completed by the beginning of the fourth quarter of calendar 1999.

Option Exchange
      In November 1998, the Company's employees, excluding its officers and directors, were offered the opportunity to exchange previously granted options to purchase shares of Company common stock for an amount of options equal to half of the number of options previously held, exercisable at a price equal to the fair market value at the time of the exchange offer. Holders of options to acquire 179,085 shares at a weighted average exercise price of $11.08 elected to

15.   Subsequent Events (continued)

participate in this exchange and, as a result, received options to purchase
89,543 shares of Company common stock at $8.09 per share. The other terms of the new options are the same as the exchanged options except that the holders may not sell shares purchased pursuant to such new options for six months from the exchange date.

Redemption of ThermoLyte Common Stock
      In December 1998, holders of 1,707,000 shares of ThermoLyte common stock redeemed their shares for $10.00 per share in cash or an aggregate of $17,070,000. Subsequent to such redemption, 138,000 redeemable shares of ThermoLyte common stock remained outstanding and are redeemable in December 1999 at $10.00 per share. The Company's ownership of ThermoLyte increased to 98% as a result of such redemption.

Promissory Note Refinancing
      The Company's $160.0 million promissory note to Thermo Electron is due in November 1999. In February 1999, Thermo Electron issued a commitment letter to the Company pursuant to which Thermo Electron has agreed to refinance the promissory note at the option of the Company, on its maturity date, with the net proceeds from its October 1998 offering of 7.625% Notes due 2008, and other available cash. In accordance with the commitment letter, the new promissory note from the Company to Thermo Electron would be due in 2008 and bear interest at a rate of 7.625%.

Restructuring Actions
      During the third quarter of fiscal 1999, the Company undertook certain restructuring actions, which included a decision by the Cooling and Cogeneration
Systems segment to divest its ThermoLyte Corporation subsidiary, as well as a decision by the Traffic Control segment to outsource certain manufacturing and warranty functions and reduce staffing levels, and a decision by the Industrial
Refrigeration Systems segment to reduce staffing levels. In addition, the Traffic Control segment wrote down certain assets at Peek's sales and service subsidiaries located in Malaysia and Croatia that have become impaired due to business conditions in those regions. In connection with these actions, the Company recorded restructuring and related costs of $12,633,000, including
$8,913,000 of restructuring costs, inventory provisions of $2,988,000, costs for outsourcing certain warranty repairs of $483,000, and a provision for uncollectible accounts receivable of $249,000. Of the restructuring and related costs of $12,633,000, $7,916,000, $4,662,000, and $55,000 were recorded by the
Traffic Control, Cooling and Cogeneration Systems, and Industrial Refrigeration
Systems segments, respectively. Restructuring costs include $4,079,000 for the write-off of cost in excess of net assets of acquired companies, of which $2,911,000 was to reduce the carrying value of ThermoLyte to the estimated proceeds from its sale and $1,168,000 was to reduce the carrying value of Peek's subsidiaries located in Malaysia and Croatia due to projected undiscounted cash flows from their operations being insufficient to recover the Company's investment. In addition, restructuring costs include $2,040,000 of severance costs for approximately 63 employees across all functions; $1,550,000 for the write-down of certain fixed assets, principally at operations being exited; and $1,244,000 for lease costs at facilities being abandoned. Provisions for severance and leases were accounted for in accordance with EITF 94-3. Inventory provisions represent a write-down of inventories to estimated salvage value and consist of $1,826,000 for raw materials for product lines being outsourced, $1,042,000 for a discontinued product line, and $120,000 for inventories at Malaysia and Croatia. Unaudited revenues and operating losses for ThermoLyte, excluding restructuring and related costs, were $9,822,000 and $103,000, respectively, for the first nine months of fiscal 1999, and $3,065,000 and $1,361,000, respectively, for fiscal 1998. The Company is actively seeking a buyer for ThermoLyte's principal operations and expects to complete a transaction in the next twelve months, although there can be no assurance that this will occur.

15.   Subsequent Events (continued)

      During the second quarter of fiscal 1999, the Company recorded restructuring costs of $701,000 related to actions taken at its Peek subsidiary.
The restructuring costs, which were accounted for in accordance with EITF 94-3, consisted of $389,000 related to severance costs for approximately 70 employees across all functions, $222,000 for lease costs at facilities being abandoned in connection with the consolidation of facilities, and an asset write-down of $90,000 related to the consolidation of such facilities.
      The Company expects to incur additional restructuring costs totaling approximately $2.5 million, principally at the Traffic Control segment, through December 1999 for costs that will be recorded when incurred, such as additional severance and fees associated with outsourcing certain product lines. Completion of the Company's restructuring plans is expected to occur by December 1999. As of July 3, 1999, the Company had terminated 49 employees of the 133 employees for whom severance had been provided in the first nine months of fiscal 1999. A summary of the changes in accrued restructuring costs is as follows:

                                                                    Severance   Abandonment
                                                                                  of Excess
(In thousands)                                                                   Facilities         Total
--------------------------------------------------------------- -------------- ------------- -------------
                                                                               (Unaudited)

Balance at October 3, 1998                                             $    -         $   -         $    -
 Provision charged to expense                                           2,430         1,465          3,895
 Usage                                                                   (246)          (28)          (274)
 Currency translation                                                     (58)          (38)           (96)
                                                                       ------         -----         ------

Balance at July 3, 1999                                                $2,126         $1,399        $3,525
                                                                       ======         ======        ======

Cash Management Arrangement
      Effective June 1, 1999, the Company and Thermo Electron commenced use of a new domestic cash management arrangement (Note 1). Under the new arrangement, amounts advanced to Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. The
Company will report amounts invested in this arrangement as "advance to affiliate" in its balance sheet beginning in the third quarter of fiscal 1999.
      In addition, under the new domestic cash management arrangement, amounts borrowed from Thermo Electron by the Company for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 150 basis points, set at the beginning of each month. The Company will report amounts borrowed under this arrangement as "notes payable and current maturities of long-term obligations" in its balance sheet beginning in the third quarter of fiscal 1999.

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



                                                            Arthur Andersen LLP



Boston, Massachusetts November 9, 1998 (except with respect to certain matters discussed in Notes 4 and 15, as to which the date is July 3, 1999)


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

Overview

      The Company's continuing operations are divided into three segments:
Traffic Control, Industrial Refrigeration Systems, and Cooling and Cogeneration
Systems. Through the Company's Peek subsidiary, acquired November 1997, the
Traffic Control segment develops, manufactures, markets, installs, and services equipment to monitor and regulate traffic flow in cities and towns around the world. Peek offers a wide range of products, including hardware, such as vehicle detectors, counters, classifiers, traffic signals and controllers, video cameras, and variable message signs, as well as traffic management systems that integrate these products to ease roadway congestion, improve safety, and collect data. Traffic management systems include variable message systems to advise drivers of accidents and other roadway hazards, traffic signal-timing systems that adapt continuously to changing conditions to minimize delays, parking guidance systems, and public transportation-management systems that give buses priority at intersections. The Company also offers high-resolution video equipment to aid police officers in capturing the information necessary to charge individuals with motor vehicle violations such as speeding and red light violations.
      Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic
Control segment and represented 39% of its revenues in fiscal 1998. In addition, a significant portion of the Traffic Control segment's revenues are generated by sales to distributors whose customers are governmental entities. A decrease in sales to governmental entities could have an adverse effect on the Company's business and future results of operations.
      The quarterly revenues and income of the Traffic Control segment fluctuate significantly based on funding patterns of governmental entities and seasonality. As a result of these factors, Peek has historically experienced higher sales and income in the first and third fiscal quarters and lower sales and income in the second and fourth fiscal quarters. Additionally, a portion of the Traffic Control segment's revenues result from the sale of large systems, the timing of which can lead to variability in the Company's quarterly revenues and income.
      In fiscal 1998, approximately 44% of the Company's revenues originated outside the U.S., principally in Europe, and approximately 8% of the Company's revenues were exports from the U.S. Foreign divisions and subsidiaries principally sell in their local currencies and generally seek to charge their customers in the same currency as their operating costs. However, the Company's financial performance and competitive position can be affected by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies. The Company seeks to reduce its exposure to currency fluctuations through the use of forward contracts. Since the operations of the Traffic Control segment are conducted principally in Europe, the Company's operating results could be adversely affected by capital spending levels and economic conditions in Europe. In addition, on January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies, and adopted the Euro as their new common currency. As of that date, the Euro traded on currency exchanges although the legacy currencies will remain legal tender in the participating countries through 2001. Based on its current assessment, the Company does not expect that the transition to the Euro will materially affect its results of operations or cash flows.

Overview (continued)

      Through the Company's FES division, the Industrial Refrigeration Systems segment supplies standard and custom-designed industrial refrigeration systems used primarily by the food-processing, chemical, petrochemical, and pharmaceutical industries. NuTemp, Inc. is a supplier of rental cooling and industrial refrigeration equipment. The Company also offers custom-made and remanufactured equipment for sale. NuTemp's industrial refrigeration equipment is used primarily in the food-processing, chemical, petrochemical, and pharmaceutical industries, and its commercial cooling equipment is used primarily in institutions and commercial buildings, as well as by service contractors. The demand for NuTemp's equipment is highest in the summer months and can be adversely affected by cool summer weather.
      The Cooling and Cogeneration Systems segment consists of the Company's
Tecogen division and the Company's ThermoLyte Corporation subsidiary. Tecogen develops, markets, and services preassembled cooling and cogeneration systems fueled principally by natural gas for sale to a wide range of commercial, institutional, industrial, and multi-unit residential users. Certain large-capacity cooling systems are manufactured for Tecogen by FES. Tecogen also conducts research and development on natural gas-engine technology, applications of thermal energy, and pollution-control technologies. ThermoLyte is developing and commercializing various propane-powered lighting products. In July 1998, ThermoLyte acquired the outstanding stock of Optronics, Inc. Optronics makes over 400 lighting and associated products, including tail-lights and turn-signal lights for trailers, portable lights for fishing and hunting, and docking lights, and serves the automotive, sporting goods, and marine markets. In connection with restructuring actions commenced during the third quarter of fiscal 1999, the Company had decided to divest its ThermoLyte subsidiary (Note
15). Unaudited revenues and operating losses for ThermoLyte, excluding restructuring and related costs, were $9.8 million and $0.1 million, respectively, for the first nine months of fiscal 1999, and $3.1 million and $1.4 million, respectively, for fiscal 1998.

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

Fiscal 1998 Compared With Fiscal 1997 (continued)
      Selling, general, and administrative expenses as a percentage of revenues increased to 21% in fiscal 1998 from 16% in fiscal 1997, principally due to amortization expense related to the excess cost over acquired net assets of Peek and relatively higher selling, general, and administrative expenses as a percentage of revenues at Peek. Research and development expenses increased to $7.9 million in fiscal 1998 from $1.9 million in fiscal 1997, due to the inclusion of $6.4 million of research and development expenses at Peek.
      Interest income increased to $1.9 million in fiscal 1998 from $1.8 million in fiscal 1997, principally due to an increase in average invested balances.
Interest expense increased by $9.0 million in fiscal 1998 due to borrowings from Thermo Electron to finance the acquisition of Peek (Note 10) and the inclusion of $0.8 million of interest expense at Peek.
      The effective tax rate increased to 52% in fiscal 1998 from 46% in fiscal
1997. The effective tax rate for fiscal 1998 exceeded the statutory federal income tax rate primarily due to the impact of nondeductible amortization of cost in excess of net assets of acquired companies on the Company's pretax income. The effective tax rate for fiscal 1997 exceeded the statutory federal income tax rate primarily due to an increase in the valuation allowance for net operating loss carryforwards and other tax assets of the Company's ThermoLyte subsidiary, and the impact of state income taxes. The effective tax rate increased from fiscal 1997 to fiscal 1998 principally due to the relative impact of nondeductible amortization of cost in excess of net assets of acquired companies relating to the Peek acquisition.
      Minority interest expense increased to $0.4 million in fiscal 1998 from $0.3 million in fiscal 1997 due to minority interest expense on Peek's earnings relating to Peek shares tendered after November 6, 1997, through January 16, 1998. As of January 16, 1998, the Company had acquired all of the Peek outstanding ordinary shares.
      In accordance with the provisions of Accounting Principles Board Opinion
No. 30 concerning reporting the effect of disposal of a segment of a business, the results of operations of the Engines segment have been classified as discontinued operations as a result of the Company's decision to divest this business (Note 4). The loss from discontinued operations was $0.4 million in fiscal 1998 and $0.2 million in fiscal 1997. In addition, in fiscal 1998, the Company provided $0.6 million, net of tax, for the estimated loss on disposal of discontinued operations, which includes a provision for estimated losses from operations through the expected date of disposition. The Company retained liability for certain warranty obligations of this business. The Company does not expect that this obligation or other costs associated with winding down this business will materially affect its results of operations or cash flows. The
Company completed the divestiture of the Engines segment in December 1998 in the form of a sale of the assets of the segment's two product lines.

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

Fiscal 1997 Compared With Fiscal 1996 (continued)
      Selling, general, and administrative expenses as a percentage of revenues increased to 16% in fiscal 1997 from 15% in fiscal 1996, primarily due to an increase in marketing expenses associated with the introduction of the Company's propane-powered lighting products. Research and development expenses decreased to $1.9 million in fiscal 1997 from $2.6 million in fiscal 1996, primarily due to lower spending on natural gas-engine products and propane-powered lighting products, primarily due to the completion of a phase of development efforts for these products.
      Net gain on sale of investments in fiscal 1996 primarily represents a gain of $344,000 relating to the sale of the Company's remaining investment in Thermo
Electron common stock and a gain of $125,000 relating to the sale of the Company's remaining investment in subordinated convertible debentures issued by Thermo TerraTech, a majority-owned subsidiary of Thermo Electron (Note 7). These gains were largely offset by a write-down of other investments.
      The effective tax rate increased to 46% in fiscal 1997 from 43% in fiscal
1996. These rates exceeded the statutory federal income tax rate primarily due to the impact of an increase, in both periods, in the valuation allowance for net operating loss carryforwards and other tax assets of the Company's
ThermoLyte subsidiary, and the impact of state income taxes. The effective tax rate increased in fiscal 1997 from fiscal 1996 primarily due to the larger impact of the increase in the valuation allowance on ThermoLyte tax assets relative to income for continuing operations.
      The loss from discontinued operations decreased to $0.2 million in fiscal
1997 from $1.2 million in fiscal 1996, principally as a result of increased revenues from lift-truck and TecoDrive(R) engine sales and margin improvement as a result of a reduction in warranty expenses and lower overhead expenses, resulting primarily from the consolidation of facilities.

Liquidity and Capital Resources

      Consolidated working capital was $35.8 million at October 3, 1998, compared with $54.7 million at September 27, 1997. Included in working capital are cash, cash equivalents, and available-for-sale investments of $26.3 million at October 3, 1998, compared with $28.5 million at September 27, 1997. Of the
$26.3 million balance at October 3, 1998, $7.1 million was held by ThermoLyte, and the remainder was held by the Company and its wholly owned subsidiaries. At
October 3, 1998, $8.3 million of the Company's cash and cash equivalents was held by its foreign subsidiaries. While this cash can be used outside of the United States, repatriation of this cash into the United States would be subject to a United States tax. Additionally, working capital at October 3, 1998, was reduced by common stock of subsidiary subject to redemption of $18.4 million, which represents ThermoLyte's common stock and is redeemable at the option of the holder in December 1998 or December 1999, for a total redemption value of $18.5 million. In December 1998, holders of 1,707,000 shares of ThermoLyte common stock redeemed their shares for $10.00 per share in cash, for an aggregate price of $17,070,000 (Note 15).
      During fiscal 1998, $9.3 million of cash was provided by operating activities, which consisted of $3.6 million provided by continuing operations and $5.7 million provided by discontinued operations. Cash provided by continuing operations was reduced by a decrease in accounts payable of $3.7 million, principally at Peek due to the timing of payments, and a decrease in other current liabilities of $8.8 million, principally at Peek due to a reduction in accrued costs for acquired contracts and accrued acquisition expenses (Note 3). Cash flow provided by continuing operations was improved by a decrease in accounts receivable of $5.0 million, primarily due to a decrease at Peek, as well as the timing of billings on percentage-of-completion contracts.
In addition, $5.7 million of cash was provided by discontinued operations principally as a result of efforts to reduce working capital at that business.
      During fiscal 1998, the primary investing activities, excluding available-for-sale investments activity, included acquisitions for $156.8 million in cash, net of cash acquired, and dispositions for $20.2 million in cash (Note 3). The Company also expended $9.0 million for purchases of property, plant, and equipment and rental assets, and received $3.4 million in proceeds from the sale of property, plant, and equipment and rental assets. In fiscal
1999, the Company expects to make capital expenditures for the purchase of property, plant, and equipment and rental assets of

Liquidity and Capital Resources (continued)

approximately $9 million. In addition, in connection with certain restructuring actions undertaken during fiscal 1999, the Company expects to incur cash expenditures of approximately $3.6 million during the remainder of fiscal 1999 and $3.1 million during fiscal 2000.
      In December 1998, the Company completed the sale of its industrial and marine engine product lines of its Crusader Engines division, classified as discontinued operations in the accompanying financial statements, for $6.4 million in cash, the assumption of certain liabilities, and a receivable of $1.0 million (Note 4). The receivable is due in December 1999 and is secured by an irrevocable letter of credit. The aggregate sales price is subject to certain post-closing adjustments. In addition, in December 1998, the Company acquired the assets, subject to certain liabilities, of Linne Trafiksystem AB, a subsidiary of LinneData, for approximately $1.6 million in cash. The purchase price is subject to a post-closing adjustment. Linne Trafiksystem is located in Sweden and develops specialized public transportation systems.
      The Company's financing activities, all of which related to continuing operations, provided $130.7 million of cash in fiscal 1998. The Company borrowed
$160.0 million from Thermo Electron to finance the acquisition of Peek and used
$28.3 million to fund a decrease in short-term borrowings (Note 10). In addition, the Company expended $1.4 million of cash to purchase its common stock pursuant to an authorization by its Board of Directors. At October 3, 1998, the Company has no remaining authorizations to purchase Company common stock.
      Following the acquisition of Peek, the Company undertook a broad restructuring of Peek's business. This included severance of 87 employees at Peek, including closure of its former corporate headquarters in London and termination of most of the staff there. In addition, the Company decided to sell or close several businesses. Peek's Fleetlogic BV subsidiary, a Netherlands-based developer, manufacturer, and distributor of "in vehicle" traffic information systems was sold in August 1998. Signal Control Corporation, an Oregon-based manufacturer of an earlier generation traffic controller was closed in December 1998. In addition, Peek's operations in Hong Kong were closed in August 1998 and operations in Thailand were scaled back to complete outstanding contracts. The Company has abandoned leased facilities in Oregon, Florida, London, and Hong Kong as a result of decisions to exit certain operations of Peek.
      During fiscal 1998, the Company expended $3.9 million for severance and $1.4 million of lease costs for abandoned facilities, principally in connection with the actions described above. The lease costs paid in fiscal 1998 primarily related to Peek's former London headquarters. At October 3, 1998, the Company had accrued additional costs which will require future outlays of cash of $0.6 million for severance which will be paid in fiscal 1999. In addition, the Company had accrued $1.4 million for abandoned facilities, principally for an Oregon facility that requires payments through 2006, in the event that the Company's efforts to sublease or buyout the arrangement prove unsuccessful. The
Company finalized its plan for restructuring Peek in fiscal 1998 and all substantive actions were completed in early fiscal 1999. The accounting for this restructuring was in accordance with Emerging Issues Task Force Pronouncement
95-3.
      In addition, the Company acquired certain loss contracts as a result of the Peek acquisition. The loss contracts relate principally to work in Hong Kong and Signal Control Corporation, which were exited in calendar 1998, and Thailand. The Company is currently in the process of completing contracts in Thailand assumed at the date of acquisition. The timing of completion is dependent on the completion of certain aspects of Thailand's infrastructure performed by third parties and ongoing negotiations with the customer. In connection with these contracts, in the allocation of purchase price for the Peek acquisition, the Company recorded $13.6 million of liability as a cost of the acquisition. This amount includes $8.0 million for liability assumed at acquisition for liquidated damages and performance bond obligations related to these contracts. The balance of the costs, $5.6 million, represents estimated losses to complete contracts outstanding at the date of acquisition, of which $4.1 million had been accrued by Peek prior to its acquisition. During fiscal
1998, the Company made cash expenditures of $4.7 million associated with these contracts and expects future expenditures of $8.9 million, primarily through the first half of fiscal 2000.

Liquidity and Capital Resources (continued)

      The Company's $160.0 million promissory note to Thermo Electron is due in November 1999. Subsequent to fiscal year-end 1998, Thermo Electron issued a commitment letter to the Company pursuant to which Thermo Electron has agreed to refinance the promissory note at the option of the Company, on its maturity date, with the net proceeds from its October 1998 offering of 7.625% Notes due
2008, and other available cash (Note 15). In accordance with the commitment letter, the new promissory note from the Company to Thermo Electron would be due in 2008 and bear interest at a rate of 7.625%. The Company's Board of Directors has authorized additional borrowings of up to $10 million from Thermo Electron to fund working capital requirements. The Company believes its existing resources, together with the funding expected from Thermo Electron as described above, are sufficient to meet the capital requirements of its existing operations for the foreseeable future.

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

Market Risk (continued)

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

Year 2000

      The following constitutes a "Year 2000 Readiness Disclosure" under Year
2000 Information and Readiness Disclosure Act. The Company continues to assess the potential impact of the year 2000 date recognition issue on the Company's internal business systems, products, and operations. The Company's year 2000 initiatives include (i) testing and upgrading significant information technology systems and facilities; (ii) testing and developing upgrades, if necessary, for the Company's current products and certain discontinued products; (iii) assessing the year 2000 readiness of its key suppliers and vendors to determine their year 2000 compliance status; and (iv) developing a contingency plan.

The Company's State of Readiness
      The Company has implemented a compliance program to ensure that its critical information technology systems and non-information technology systems will be ready for the year 2000. The first phase of the program, testing and evaluating the Company's critical information technology systems and non-information technology systems for year 2000 compliance, has largely been completed. During phase one, the Company tested and evaluated its significant computer systems, software applications, and related equipment for year 2000 compliance. The Company also evaluated the potential year 2000 impact on its critical non-information technology systems, which efforts included testing the year 2000 readiness of its manufacturing, utility, and telecommunications systems at its critical facilities. The Company is currently in phase two of its program, during which any material noncompliant information technology systems or non-information technology systems that were identified during phase one are prioritized and remediated. Based on its evaluations, the Company does not believe it is required to make any material upgrades to its critical non-information technology systems. The Company is currently upgrading or replacing its material noncompliant information technology systems, and this process was approximately 80% complete as of July 3, 1999. The Company expects that all of its material information technology systems and critical non-information technology systems will be year 2000 compliant by October 1999.
      The Company has also implemented a compliance program to test and evaluate the year 2000 readiness of the material products that it currently manufactures and sells. The Company believes that all of such material products are year 2000 compliant. However, as many of the Company's products are complex, interact with or incorporate third-party products, and operate on computer systems that are not under the Company's control, there can be no assurance that the Company has identified all of the year 2000 problems with its current products. The Company believes that certain of its older products, which it no longer manufactures or sells, may not be year 2000 compliant. The Company is continuing to test and evaluate such products. The Company is focusing its efforts on products that are still under warranty, early in their expected life, and/or may pose a safety risk. The Company is offering upgrades and/or identifying potential solutions where reasonably practicable.
      The Company also identified and assessed the year 2000 readiness of key suppliers and vendors that are believed to be significant to the Company's business operations. As part of this effort, the Company developed and distributed questionnaires relating to year 2000 compliance to its significant suppliers and vendors. To date, no significant supplier or vendor has indicated that it believes its business operations will be materially disrupted by the year 2000 issue. The Company has substantially completed the majority of its assessment of third-party risk.

Year 2000 (continued)

Contingency Plan
      The Company is developing a contingency plan that will allow its primary business operations to continue despite disruptions due to year 2000 problems.
This plan may include identifying and securing other suppliers, increasing inventories, and modifying production facilities and schedules. As the Company continues to evaluate the year 2000 readiness of its business systems and facilities, products, and significant suppliers and vendors, it will modify and adjust its contingency plan as may be required. The Company expects to complete its contingency plan by October 1999.

Estimated Costs to Address the Company's Year 2000 Issues
      The Company had incurred expenses to third parties (external costs) related to year 2000 issues of approximately $1.4 million as of July 3, 1999, and the total external costs of year 2000 remediation are expected to be approximately $1.9 million. Of the external costs incurred as of July 3, 1999, approximately $0.7 million had been spent on testing and upgrading information technology systems, which represents approximately 25% of the Company's total information technology budget. In addition, as of July 3, 1999, $0.6 million had spent on testing and upgrading products and $0.1 million had been spent to test and upgrade facilities. Year 2000 costs were funded from working capital. All internal costs and related external costs, other than capital additions, related to year 2000 remediation have been and will continue to be expensed as incurred.
      The Company does not track the internal costs incurred for its year 2000 compliance project. Such costs are principally the related payroll costs for its information systems group.

Reasonably Likely Worst Case Scenario
      At this point in time, the Company is not able to determine the most reasonably likely worst case scenario to result from the year 2000 issue. One possible worst case scenario would be that certain of the Company's material suppliers or vendors experience business disruptions due to the year 2000 issue and would be unable to provide materials and services to the Company on time.
The Company's operations could be delayed or temporarily shut down, and it could be unable to meet its obligations to customers in a timely fashion. The
Company's business, operations, and financial condition could be adversely affected in amounts that cannot be reasonably estimated at this time. If the Company believes that any of its key suppliers or vendors may not be year 2000 compliant, it will seek to identify and secure other suppliers or vendors as part of its contingency plan.

Risks of the Company's Year 2000 Issues
      While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays.
Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. If any countries in which the Company operates experience significant year 2000 disruption, the Company could also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.



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

      Reliance on Sales to Governmental Entities. Sales to governmental entities accounted for 26% of the Company's total revenues in fiscal 1998, of which 92% related to sales to foreign governmental entities. Sales to governmental entities related principally to the Traffic Control segment and represented 39% of its revenues in fiscal 1998. In addition, a significant portion of the Company's revenues in the Traffic Control segment are generated by sales to distributors whose customers are governmental entities. The Company continues to focus its marketing of its Traffic Control segment's products and services on various governmental entities, including the U.S. Federal Highway Administration and comparable overseas agencies, regional counties of governments, state and city traffic engineers, public transit authorities, public toll operators, law enforcement agencies, and tunnel and bridge authorities. Any decrease in purchases by these government bodies, including, without limitation, decreases as the result of a shift in priorities or overall budgeting limitations, could have an adverse effect on the Company's business, financial condition, and results of operations. Sales of the Company's Traffic Control segment's products and services in the United States are largely dependent on federal funding of transportation projects, such as appropriations and allocations to states under the Transportation Equity Act for the 21st Century. Contracts with governmental entities often permit the purchaser to cancel the agreement at any time.
Cancellation of a significant contract could also result in a material adverse effect on the Company's business and future results of operations.

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

      Competition. The market for traffic products and services is extremely competitive, and the Company expects that competition will continue to increase.
The Company believes that the principal competitive factors in the traffic industry are price, functionality, reliability, service and support, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the pricing policies of its competitors and suppliers, the timing and quality of products introduced by the Company and others, the Company's ability to maintain a strong reputation in the traffic industry, and industry and general economic trends. In the traffic market, the Company currently competes with companies with greater financial resources and name recognition. The introduction by one of these competitors or a new competitor of a technologically superior product would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors.
      The Company encounters and expects to continue to encounter intense competition for the sale of its cooling and cogeneration products. The Company's products are subject to competition from absorption air conditioning systems and electric motor-driven vapor compressor systems, as well as other natural gas-fueled, engine-driven cooling systems. Although the Company has a proprietary position with respect to certain features of its products, the core technologies relating to its cooling and cogeneration products are mature and available to other companies. A number of companies, including companies with greater financial resources than those of the Company, offer products that compete with those offered by the Company, and there can be no assurance that other companies will not develop competitive products. In addition, electric utility pricing programs provide competition for the Company's cooling and cogeneration products.

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

      Dependence on New Products. A substantial portion of the Company's revenues are derived from the sale of electronics and associated hardware and software for the traffic industry, as well as from providing integration services for such electronics, hardware, and software, through the Company's
Peek subsidiary. A substantial portion of the Company's efforts, particularly its product development and marketing efforts, is now focused on the traffic market. Prior to the Peek acquisition, the Company had no prior experience in the traffic industry, and there can be no assurance that the Company will be able to successfully market and sell Peek's products and services. The Company's future success will depend significantly on its ability to develop, introduce, and integrate new products in the traffic market and to continue to improve the performance, features, and reliability of Peek's current products. In order for Peek to achieve the level of profitability desired by the Company, the Company must successfully reduce Peek's expenses and improve market penetration. No assurance can be given that the Company will be successful in this regard. Any failure or inability of the Company's traffic products to perform substantially as anticipated or to achieve market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations.

      Risks Associated with International Operations. The Company intends to continue to expand its presence in international markets. In fiscal 1998, approximately 44% of the Company's revenues originated outside the United
States, principally in Europe, and approximately 8% of the Company's revenues were exports from the United States International revenues are subject to a number of risks, including the following: fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency;
agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; United States export licenses, if required, may be difficult to obtain; the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business, financial condition and results of operations. In addition, on January
1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies, and adopted the Euro as their new common currency. As of that date, the Euro traded on currency exchanges although the legacy currencies will remain legal tender in the participating countries through 2001. Based on its current assessment, the Company does not expect that the transition to the Euro will materially affect its results of operations or cash flows.
      The Company had planned to expand its traffic control business in Asia.
However, Asia is currently experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign currency exchange and interests rates, and unstable stock markets. In fiscal 1998, the Company discontinued certain operations located in Asia. The economic crisis in Asia may adversely affect the Company's ability to expand its Traffic Control business.

      Ability to Manage Change. In November 1997, the Company acquired Peek, a public company in the United Kingdom, which had, as of July 3, 1999, approximately 1,000 employees located principally in Europe and the United
States, and had revenues in fiscal 1998, from the date of its acquisition, and in the first nine months of fiscal 1999, of $152.4 million and $119.6 million, respectively. This acquisition has resulted in new and increased responsibilities for the Company's administrative, operational, development, and financial personnel. In order to manage the Company's changing business, Peek's management and other employees must be assimilated into the Company's existing operations. There can be no assurance that the Company will be successful in retaining Peek's key employees and integrating them into the Company. The
Company's success depends to a significant extent on the ability of its officers and key employees to operate effectively, both independently and as a group, and this ability may be impeded by the Company's rapid geographic expansion, potential disruption of the Company's business, and diversion of management's attention from other business concerns due to the Peek acquisition. In addition, there can be no assurance that the Company's systems, procedures, and controls will be adequate to support the significant expansion of the Company's operations. Any failure of the Company's management to manage change effectively could have a material adverse effect on the Company's business, financial condition, and results of operations.

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

      Risks Associated with Protection, Defense and Use of Intellectual
Property, and Ownership of Technology Rights. The Company holds several patents relating to various aspects of its products. Proprietary rights relating to the Company's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will be issued from any pending or future patent applications owned by or licensed to the Company or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology and, in the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how.
Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.
      In addition, a significant percentage of the Company's research and development is sponsored by third parties. Sponsors of these programs generally own the rights to technology that is developed as a result of the Company's work under the programs. These rights could limit the Company's ability to commercialize any technological breakthroughs made in the course of such work.

      Potential Impact of Year 2000 on Processing of Date-sensitive Information.
While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays.
Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. As discussed above, if any of the Company's material suppliers or vendors experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. If any countries in which the Company operates experience significant year 2000 disruption, the Company could also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. In addition, if any year 2000 issues are identified, there can be no assurance that the Company will be able to retain qualified personnel to remedy such issues. Any unexpected costs or delays arising from the year 2000 issue could have a material adverse impact on the Company's business, operations, and financial condition in amounts that cannot be reasonably estimated at this time.

      Risks Associated with Cash Management Arrangement with the Parent Company.
Effective June 1, 1999, the Company began participating in a cash management arrangement with its parent company, Thermo Electron. Under this cash management arrangement, the Company lends its excess cash to Thermo Electron on an unsecured basis. The Company has the contractual right to withdraw its funds invested in the cash management arrangement upon 30 days' prior notice. Thermo
Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under the cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The funds are held on an unsecured basis and therefore are subject to the credit risk of Thermo Electron.
The Company's ability to receive its cash upon notice of withdrawal could be adversely affected if participants in the cash management arrangement demand withdrawal of their funds in an aggregate amount in excess of the 50% reserve required to be maintained by Thermo Electron. In the event of a bankruptcy of Thermo Electron, the Company would be treated as an unsecured creditor and its rights to receive funds from the bankruptcy estate would be subordinated to secured creditors and would be treated on a pari passu basis with all other unsecured creditors. Further, all cash withdrawn by the Company from the cash management arrangement within one year before the bankruptcy would be subject to rescission. The inability of Thermo Electron to return the Company's cash on a timely basis or at all could have a material adverse effect on the Company's results of operations and financial position.


                         Selected Financial Information

(In thousands except per share amounts)              1998 (a)       1997        1996   1995 (b)      1994
--------------------------------------------------- ---------- ---------- ----------- ---------- ---------

Statement of Income Data
Revenues                                             $245,692   $ 91,881   $  93,058   $ 79,113   $ 69,833
Income from Continuing Operations                       3,353      2,291       2,074      4,447      3,199
Net Income                                              2,336      2,104         885      4,188      3,248
Earnings per Share from Continuing Operations:
 Basic                                                    .28        .19        .17         .36        .26
 Diluted                                                  .28        .19        .16         .35        .26
Earnings per Share:
 Basic                                                    .20        .17        .07         .34        .26
 Diluted                                                  .20        .17        .07         .33        .26

Balance Sheet Data
Working Capital (c)                                  $ 35,762   $ 54,708   $  57,719   $ 60,140   $ 43,143
Total Assets                                          351,635    107,922     110,711    108,417     82,621
Long-term Obligations                                 160,499        252         305        364        344
Common Stock of Subsidiary Subject to Redemption            -     18,059      17,747     17,435          -
Shareholders' Investment                               69,864     66,668      67,368     65,825     60,475

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

                                                                          1998                        1997
                                                                 -------------------     -----------------
Quarter                                                              High        Low       High        Low
--------------------------------------------------------------- ---------- ---------- ---------- ----------

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

Form 10-K Report
      A copy of the Annual Report on Form 10-K for the fiscal year ended October
3, 1998, as amended, as filed with the Securities and Exchange Commission, may be obtained at no charge by writing to the Investor Relations Department, Thermo
Power Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts
02454-9046.

Annual Meeting
      The annual meeting of shareholders was held on Wednesday, March 10, 1999, at 10:00 a.m. at Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts.